                                   SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant    X
                          ---
Filed by a Party other than the Registrant
                                             ---

Check the appropriate box:

     Preliminary Proxy Statement
---

     Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
---

 X   Definitive Proxy Statement
---

     Definitive Additional Materials
---

     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
---
                         WISCONSIN ENERGY CORPORATION
               (Name of Registrant as Specified In Its Charter)

      (Name of Person(s) Filing Proxy Statement,if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

 X   No fee required
---

     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
---
     (1)  Title of each class of securities to which transaction applies:

          --------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          --------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined.)

          --------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          --------------------------------------------------------------------

     (5)  Total fee paid:

          --------------------------------------------------------------------

      Fee paid previously with preliminary materials.
 ---

 --- Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


      (1)  Amount Previously Paid:

           -----------------------------------------------------------

      (2)  Form, Schedule or Registration Statement No.:

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      (3)  Filing Party:

           -----------------------------------------------------------

      (4)  Date Filed:

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



Wisconsin Energy Corporation
231 West Michigan
P.O. Box 2949
Milwaukee, WI  53201


March 14, 1997

Dear Wisconsin Energy Corporation Stockholder:

You are cordially invited to attend the 1997 Annual Meeting of Stockholders on Wednesday, April 30, 1997, at 9:30 a.m. at the Grand Milwaukee Hotel, 4747 South Howell Avenue, in Milwaukee, WI. The hotel is located across the street from General Mitchell International Airport. Free parking will be available.

The meeting gives us an opportunity to vote on the proposals described in the accompanying Notice and Proxy Statement. A report on the business and affairs of Wisconsin Energy and our expectations for the future, including our progress toward the merger with Northern States Power Company, will also be discussed.

The proxy card attached below lists all the matters that require your vote. Please sign and promptly return this card in the postage-paid envelope provided so that it will be received by April 15, 1997. You may cancel your proxy before the meeting and vote in person if you wish. The proxy card also provides a separate box for you to indicate if you plan to attend the Annual Meeting. Place a mark in this box ONLY if you plan on attending the meeting.

We have taken a new approach to the distribution of the Summary Annual Report this year. In the past we have received complaints from individual stockholders who get multiple copies of the Summary Annual Report, or who question the cost of sending it out to all stockholders. This year we decided to give you the choice. If you would like to receive a copy of the Summary Annual Report, simply check the appropriate box found below. We will mail out your copy, via 3rd class mail, in late spring. Because of the importance of the "Letter from the Chairman," which provides an overview of our business operations, we have included a copy of the letter in this package. Full financial statements are included in the appendix to the enclosed proxy statement.

If you have more than one proxy card and are making a request for the Summary Annual Report or for an admission ticket for the Annual Meeting, please mark your request on only one card to avoid duplicate mailings.

I appreciate your continued interest in Wisconsin Energy and hope to see you at the meeting. If you have any questions about the Annual Meeting or any other matter, please call our toll-free Stockholder Hotline at 1-800-558-9663.

Sincerely,

Ann Marie Brady
Corporate Secretary

                          PLEASE DETACH PROXY CARD HERE
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
          Please mark your
  [X]     votes as in this
          example.

 ---------------------------------------------------------------
 The Board of Directors recommends a vote FOR Proposals 1 and 2.
 ---------------------------------------------------------------

 1.  Elect John F. Bergstrom
     and Geneva B.
     Johnson as
     Directors:

        FOR        WITHHELD
        ALL        FROM ALL

       [  ]          [  ]

 --------------------------------------------------------
 For, except vote withheld from the above nominee:

 2.  Approve Appointment of Auditors

       FOR     AGAINST    ABSTAIN
       [  ]     [  ]       [  ]

WHERE NO VOTING INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED
BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Please sign exactly as name(s) appears hereon. Joint owners should each sign personally. When signing as executor, administrator, corporation officer, attorney, agent, trustee, guardian or in other representative capacity, please state your full title as such.



Signature:________________________________________ Date: _________________

Signature:________________________________________ Date:__________________
                   (If Held Jointly)

 I PLAN TO ATTEND MEETING

 If you check this box to the right
 an admission card will be sent to you.    [  ]

 I would like to receive a
 Summary Annual Report                     [  ]

 I have made comments on this card
 or an attachment                          [  ]

Your comments are welcome:
 ...............................................
 ...............................................
 ...............................................
 ...............................................
 ...............................................

                         WISCONSIN ENERGY CORPORATION

         PROXY/VOTING INSTRUCTIONS FOR ANNUAL MEETING OF STOCKHOLDERS

                                 April 30, 1997

------------------------------------------------------------------------------


     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE
ANNUAL MEETING OF STOCKHOLDERS ON April 30, 1997.  Your shares of stock will be voted as you specify below.  IF NO CHOICE IS SPECIFIED, YOUR
PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2.                                 P
                                                                             R
     By signing this PROXY, you revoke all prior proxies and appoint         O
Richard A. Abdoo and Ann Marie Brady, or either of them, as proxies, with    X
the power to appoint substitutes, to vote your shares on the matters         Y
shown below and on any other matters which may come before the Annual
Meeting of Stockholders and all adjournments of the Meeting.

     1.  Elect John F. Bergstrom and Geneva B. Johnson as Directors;

     2. Ratify appointment of PRICE WATERHOUSE LLP as Independent Public Accountant;

all as described in the Notice and Proxy Statement relating to the Annual Meeting, receipt of which is hereby acknowledged.

If you hold shares in Wisconsin Energy Corporation's Stock Plus Investment Plan or Wisconsin Electric Power Company's Management or Represented Employee Savings Plans, this Proxy constitutes voting instructions for any shares so held by the undersigned.

SEE REVERSE SIDE. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, JUST SIGN AND DATE ON THE REVERSE
SIDE; YOU NEED NOT MARK ANY VOTING BOXES.


                                                                  SEE REVERSE
                                                                     SIDE

                               TABLE OF CONTENTS



                                                                          Page
Notice of Annual Meeting
Proxy Statement
      Proposal 1: Election of Directors                                     1
      Proposal 2: Approval of Appointment of
                  Independent Public Accountant                             2
      Other Matters                                                         3
      Voting of Shares                                                      3
      Corporate Governance                                                  4
      Corporate Governance Guidelines                                       4
           Evaluation of the Chief Executive Officer                        7
           Self-Evaluation of the Board                                     8
           Committees of the Board of Directors                             8
           Meetings of the Board and its Committees                         9
           Compensation of the Board of Directors                           9
           Overview of Executive Officers' Compensation                    10
      Compensation Committee Report on Executive Compensation              10
      Executive Officers' Compensation                                     14
      Retirement Plans                                                     17
      Stock Ownership of Directors, Nominees and Executive Officers        19
      Performance Graph                                                    20
      1998 Annual Meeting                                                  21
      Availability of Form 10-K                                            22

Appendix A:  Annual Financial Statements and Review of Operations
      Selected Financial and Operating Data                               A-1
      Management's Discussion and Analysis of Financial Condition and
            Results of Operations                                         A-2
      Financial Statements
            Consolidated Income Statement                                 A-29
            Consolidated Balance Sheet                                    A-30
            Consolidated Statement of Cash Flows                          A-32
            Consolidated Capitalization Statement                         A-33
            Consolidated Common Stock Equity Statement                    A-34
            Notes to Financial Statements                                 A-35
            Report of Independent Accountants                             A-54
      Market For Common Equity and Related Stockholder Matters            A-55
      Business of the Company                                             A-56
      Directors and Officers                                              A-57

                                    NOTICE
                                      OF
                        ANNUAL MEETING OF STOCKHOLDERS



March 14, 1997

To the Stockholders of Wisconsin Energy Corporation:

This year, the Wisconsin Energy Corporation Annual Meeting of Stockholders will be held in the morning at a new location as follows:

                           Wednesday, April 30, 1997

                            9:30 a.m., Central Time
                             Grand Milwaukee Hotel
                           4747 South Howell Avenue
                          Milwaukee, Wisconsin  53207

In view of the early start of the meeting, instead of our usual fare and entertainment after the meeting, light refreshments will be served before the meeting.

At the meeting, stockholders will be asked to:

* elect two directors for terms expiring at the 2000 Annual Meeting of Stockholders,

* approve the appointment of Price Waterhouse LLP as independent public accountant for 1997, and

*    consider any other matters which may properly come before the meeting.

Stockholders of record at the close of business on February 26, 1997 will be entitled to vote at the meeting.

By Order of the Board of Directors

/s/Ann Marie Brady
------------------
Ann Marie Brady
Corporate Secretary

                                PROXY STATEMENT

This proxy statement is being furnished to stockholders beginning on or about March 14, 1997 in connection with the solicitation of proxies by the Wisconsin Energy Corporation ("WEC", "Corporation" or "Company") Board of Directors to be used at the Annual Meeting of Stockholders on April 30, 1997 at the Grand Milwaukee Hotel, 4747 South Howell Avenue, Milwaukee, Wisconsin, and at all adjournments of the meeting, for the purposes listed in the preceding Notice of Annual Meeting of Stockholders.


                      PROPOSAL 1:  ELECTION OF DIRECTORS

The WEC Bylaws provide that the directors be divided into three classes, as nearly equal in size as possible. The term of one class expires each year. The terms of Directors John F. Bergstrom and Geneva B. Johnson expire at the 1997 Annual Meeting.

JOHN F. BERGSTROM and GENEVA B. JOHNSON have been nominated by the Board to serve for terms expiring at the 2000 Annual Meeting of Stockholders or until they are reelected or until their successors are duly elected and qualified. Each nominee has consented to being nominated and to serve if elected. If any nominee becomes unable to serve for any reason, which event is not anticipated, the proxies will be voted for a substitute nominee as may be selected by the WEC Board upon the recommendation of the Nominating and Board Affairs Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR DIRECTOR NOMINEES JOHN F. BERGSTROM AND GENEVA B. JOHNSON.

Biographical data regarding each nominee and director is shown below. Ages are as of December 31, 1996.


NOMINEES FOR TERMS EXPIRING IN YEAR 2000

JOHN F. BERGSTROM. Age 50. Chairman and Chief Executive Officer of Bergstrom Corporation since January 1997; President and Chief Executive Officer of Bergstrom Corporation from 1974 to 1996. Bergstrom Corporation owns and operates numerous automobile dealerships, three hotels and an automotive leasing company. Director of WEC since 1987. Director of Wisconsin Electric Power Company ("Wisconsin Electric" or "WE"), WEC's principal subsidiary, since 1985. Director of Bergstrom Corporation, First National Bank-Fox Valley, Kimberly-Clark Corporation, Midwest Express Holdings, Inc., Universal Foods Corporation, Driver's Mart Worldwide, Inc. and The Green Bay Packers, Inc.


GENEVA B. JOHNSON. Age 67. Corporate Director. Former President and Chief Executive Officer of Family Service America, an organization representing private agencies in the United States and Canada that provide human service programs, from 1983 to 1994. Director of WEC and Wisconsin Electric since 1988. Director of Firstar Bank Milwaukee, N.A.

DIRECTORS CONTINUING IN OFFICE -- TERMS EXPIRING IN YEAR 1998

ROBERT A. CORNOG. Age 56. Chairman of the Board, President and Chief Executive Officer of Snap-on Incorporated since 1991. Snap-on Incorporated is a developer, manufacturer and distributor of professional hand and power tools, diagnostic and shop equipment, and tool storage products. Director of WEC since 1993. Director of Wisconsin Electric since 1994. Director of Snap-on Incorporated and Johnson Controls, Inc.


RICHARD R. GRIGG. Age 48. Vice President of WEC and President and Chief Operating Officer of Wisconsin Electric since January 1995; Chief Nuclear Officer of Wisconsin Electric since December 1996. President and Chief Operating Officer of Wisconsin Natural Gas Company ("Wisconsin Natural" or "WN") during 1995. Wisconsin Natural was WEC's gas utility subsidiary; WN merged into Wisconsin Electric effective January 1, 1996. Group Executive and Vice President of Wisconsin Electric from June to December 1994. Vice President of Wisconsin Electric from 1990 to 1994. Director of WEC since 1995. Director of Wisconsin Electric since 1994. Director of Wisconsin Natural during 1995.


FREDERICK P. STRATTON, JR. Age 57. Chairman and Chief Executive Officer of Briggs & Stratton Corporation, a manufacturer of small gasoline engines, since 1986. Director of WEC since 1987. Director of Wisconsin Electric since 1986. Director of Briggs & Stratton Corporation, Banc One Corporation, Midwest Express Holdings, Inc. and Weyco Group, Inc.


DIRECTORS CONTINUING IN OFFICE -- TERMS EXPIRING IN YEAR 1999

RICHARD A. ABDOO. Age 52. Chairman of the Board, President and Chief Executive Officer of WEC since 1991. Chairman of the Board and Chief Executive Officer of Wisconsin Electric since 1990. Director of WEC since 1988. Director of Wisconsin Electric since 1989. Chairman of the Board and Chief Executive Officer of Wisconsin Natural from 1990 to 1995. Director of Wisconsin Natural from 1989 to 1995. Director of Marshall & Ilsley Corporation, Sundstrand Corporation and United Wisconsin Services, Inc.


JOHN F. AHEARNE. Age 62. Director of the Sigma Xi Center for Sigma Xi, The Scientific Research Society, an organization that provides grants to graduate students and conducts national meetings on major scientific issues, since 1989. Adjunct Scholar of Resources for the Future, an economic research, non-profit institute, since 1993. Lecturer, Duke University, since 1995. Vice President and Senior Fellow of Resources for the Future from 1984 to 1993. Commissioner of the United States Nuclear Regulatory Commission from 1978 to 1983, serving as its Chairman from 1979 to 1981. Member, National Academy of Engineering. Director of WEC and Wisconsin Electric since 1994.


  PROPOSAL 2:  APPROVAL OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANT

The Board of Directors has appointed the firm of PRICE WATERHOUSE LLP ("PW") as independent public accountant to audit the books, records and accounts of WEC and its subsidiaries with respect to their operations for the year 1997 and recommends that the stockholders approve such appointment.

PW has acted as independent public accountant for WEC or its predecessors continuously since 1932. Representatives of the firm will attend the Annual Meeting to make any statement they may consider appropriate and to respond to questions that may be directed to them.

If (i) the foregoing proposal is not approved by the stockholders, or (ii) PW shall become incapable of accepting or continuing the appointment, or (iii) the employment of PW is otherwise discontinued, the Audit Committee will recommend and the Board of Directors will appoint another independent public accountant.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT PUBLIC ACCOUNTANT.


                                 OTHER MATTERS

The Board of Directors is not aware of any other matters that may properly come before the meeting. The WEC Bylaws set forth the requirements that must be followed should a stockholder wish to propose any floor nominations for director or floor proposals at annual or special meetings of stockholders. In the case of annual meetings, the Bylaws state, among other things, that notice and certain other documentation must be provided to WEC at least 70 days and not more than 100 days before the scheduled date of the annual meeting. If any other matters do properly come before the meeting, it is the intention of the persons named as the proxies in the accompanying form of proxy to vote the proxy in accordance with their best judgment on such matters.


                               VOTING OF SHARES

STOCKHOLDERS OF RECORD. Common stockholders of record at the close of business on February 26, 1997 are entitled to vote on matters to be presented at the Annual Meeting. On that date, there were 111,905,008 shares of WEC common stock outstanding. Each outstanding share is entitled to one vote upon each matter presented. A majority of the votes entitled to be cast by the shares entitled to vote, represented in person or by proxy, shall constitute a quorum. A list of stockholders of record entitled to vote at the meeting will be available for inspection by stockholders at WEC's principal business office at 231 West Michigan Street, Milwaukee, Wisconsin, prior to the meeting. The list will also be available on the day of the meeting at the Grand Milwaukee Hotel.
Stockholders whose shares are held in the name of a broker, bank or other holder of record are invited to attend the meeting, but may not vote at the meeting unless they have first obtained a proxy, executed in the stockholder's favor, from the holder of record.

Form of Proxy. Stockholders may vote in person or by properly executed proxy. By completing and returning the form of proxy, the stockholder authorizes Richard A. Abdoo and Ann Marie Brady to vote all of the stockholder's shares on the stockholder's behalf. All completed proxy forms returned will be voted as the stockholders direct. If no direction is given, the proxies will be voted FOR director nominees John F. Bergstrom and Geneva B. Johnson and FOR the proposal to approve the appointment of Price Waterhouse LLP as WEC's independent public accountant. A proxy may be revoked by voting in person at the meeting, by written notice to WEC's Corporate Secretary, or by delivery of a later-dated proxy, in each case prior to the closing of the polls for voting at the Annual Meeting. Attendance at the meeting will not in itself constitute revocation of a proxy.

If a stockholder is a participant in WEC's Stock Plus Investment Plan ("Stock Plus") or owns shares through investments in the WEC Common Stock Fund of Wisconsin Electric Power Company's Employee Savings Plan ("ESP"), the proxy will serve as voting instructions for the participant's shares held in those plans, as well as a proxy for shares registered in the participant's name. Shares of plan participants will be voted by the administrator for Stock Plus and the trustee for the ESP as directed by such participants in their proxies/voting instructions. If a proxy is not returned for shares held in Stock Plus, such shares will not be voted by the administrator. If a proxy is not returned for shares held in the WEC Common Stock Fund of the ESP, the trustee for such plan will vote those shares in the same proportion that all shares in the plan funds are voted.

SOLICITATION OF PROXIES. WEC will bear the cost of the solicitation of proxies. Proxies may be solicited by employees of WEC or its subsidiaries by mail, by telephone, personally or by other communications, without compensation apart from their normal salaries. It is not anticipated that any other persons will be engaged to solicit proxies or that compensation will be paid for that purpose. However, WEC may seek the services of an outside proxy solicitor in the event such services become necessary.

VOTING REQUIREMENTS AND PROCEDURES. The voting requirements and procedures described below are based upon the provisions of the Wisconsin Business Corporation Law, WEC's charter documents and any other requirements applicable to the matters to be voted upon.

Directors will be elected by a plurality of the votes cast by the shares entitled to vote at the Annual Meeting, as long as a quorum is present. "Plurality" means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen in the election. Therefore, any shares not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors.

With respect to appointment of the independent public accountant, if a quorum is present, the affirmative vote of a majority of the votes cast will be required. Abstentions and shares which are the subject of broker non-votes will count toward establishing a quorum. Abstentions and broker non-votes will have no effect on the outcome of the voting.

The voted proxies will be tabulated by Boston EquiServe, which will also serve as inspector of election.

                             CORPORATE GOVERNANCE
CORPORATE GOVERNANCE GUIDELINES. The Board periodically reviews trends in corporate governance to ensure that it is providing effective governance over the affairs of the Corporation. In 1996, the Board directed its Nominating and Board Affairs Committee to review best practices in corporate governance. The committee benchmarked seven companies from various industries, chosen for their complexity, financial performance, governance procedures and practices, and reputation. Board members also completed a survey designed to determine their opinions about and how to address specific governance issues. These exercises provided the Board with an opportunity to identify and examine its goals and responsibilities and, if necessary, adopt new policies and practices consistent with these responsibilities. The result was the development of Wisconsin Energy's formal Corporate Governance Guidelines--a framework from which the Board conducts its business. The Guidelines are intended to be a living document that will change from time to time as business conditions dictate. In support of the Board's goal of open communication, the Guidelines are provided below in their entirety.

1. ROLE OF THE BOARD. The primary responsibility of the Board is to provide effective governance over the affairs of the Corporation for the benefit of its stockholders and other constituencies. In addition, the Board selects the Corporation's Chief Executive Officer, acts as an advisor and counselor and evaluates the Chief Executive Officer's performance.

2. INDEPENDENCE OF THE BOARD. To be independent, the Board should consist of a significant majority of outside, independent directors, with a minimum of two and a maximum of three inside, employee directors. The Board's standard of independence is defined as the standard used by the New York Stock Exchange in determining independence of directors on Audit Committees.

3. SIZE OF THE BOARD. The appropriate size of the Board is seven to twelve members. This range may be exceeded from time to time, if appropriate, to accommodate the addition of an outstanding director candidate.

4. SELECTION OF DIRECTORS. The Board recommends to stockholders qualified individuals who have the skills to successfully perform the role of a Company director. The Nominating and Board Affairs Committee, with input from the Chairman of the Board and the Chief Executive Officer, screens director candidates, including those recommended by stockholders. The criteria for reviewing candidates include characteristics such as: proven integrity, mature and independent judgment, vision and imagination, ability to objectively appraise problems, ability to evaluate strategic options and risks, sound business experience and acumen, relevant technological, political, economic or social/cultural expertise, social consciousness, achievement of prominence in career, familiarity with national and international issues affecting the Company's businesses, absence of conflicts of interest, ability to work well with others and contribution to the Board's desired diversity and balance.

5. DIRECTOR ORIENTATION. New directors will participate in an orientation program, including visits to Company facilities and discussions with key executives.

6. BOARD LEADERSHIP. The Board retains the right to exercise its discretion in combining or separating the offices of Chairman of the Board and Chief Executive Officer. This determination is made depending on what is best for the Company in light of all circumstances. The Board does not believe there is a need to formally designate a "lead" director as such leadership evolves naturally and may vary depending on the issue under consideration.

7. DIRECTORS' RETIREMENT AND TENURE POLICY. The Board believes that it is in the best interest of the Company that (a) independent directors resign after the annual meeting in the year in which the director attains the age of 70,
(b) no employee director serve as a director after ceasing to be an employee, unless requested to do so by the Nominating and Board Affairs Committee and
(c) directors who change employment or major responsibilities submit their resignation from the Board for consideration by the Nominating and Board Affairs Committee. The Nominating and Board Affairs Committee has discretion as to whether such offer will be accepted.

8. TERM LIMITS. The Board does not believe it appropriate or necessary to limit the number of terms a director may serve. However, the Nominating and Board Affairs Committee will apply its director candidate selection criteria, including a director's past contributions to the Board, prior to recommending a director for reelection to another term.

9. DIRECTOR COMPENSATION. To link directors' compensation to performance and to more effectively align the Board's interests with the interests of stockholders, the Board believes between 50 percent and 100 percent of the directors' annual retainer should be payable in some form of Company stock. The current practice of the Board is payment of one-half of the annual retainer in Company common stock.

10. SHARE OWNERSHIP OF DIRECTORS. The Board believes that directors should be stockholders and have a financial stake in the Company. While the Board does not believe it appropriate to specify the level of share ownership an individual director should hold, it is anticipated that each director will develop a meaningful ownership position in the Company over time, depending upon individual circumstances.

11. AFFILIATIONS OF DIRECTORS. It is the responsibility of each director to advise the Corporate Secretary of any affiliation with public or privately held commercial enterprises that may create a potential conflict of interest, potential embarrassment to the Company or possible inconsistency with Company policies or values.

12. NUMBER OF BOARD MEETINGS. The number of scheduled Board meetings will vary with circumstances; however, a minimum of four meetings are held annually. Special meetings are called as necessary. It is the responsibility of the directors to attend the meetings.

13. BOARD AGENDAS. Board agendas are set by the Chairman of the Board and the Chief Executive Officer, with input from directors.

14. CONDUCT OF MEETINGS. The Board believes it appropriate that its meetings be conducted in a manner that ensures open communication, objective and constructive participation and timely resolution of issues.

15. EXECUTIVE SESSIONS. The independent directors meet at least once a year in executive session to discuss the Chief Executive Officer's compensation and evaluate the CEO's performance as well as other related matters. The independent directors also meet in executive session with the Chairman of the Board on an as needed basis.

16. LOCATION OF MEETINGS. To provide directors with first-hand knowledge to make strategic decisions and for their continuing education about the environment in which the Company operates and competes, meetings are occasionally held at locations other than the corporate headquarters.

17. COMMUNICATIONS. The Board encourages open communication with stockholders and other constituencies.

18. EVALUATION OF THE CHIEF EXECUTIVE OFFICER. The Compensation Committee annually evaluates the performance of the Chief Executive Officer. As part of this evaluation, the independent directors complete a written evaluation of the Chief Executive Officer's performance. Results of this evaluation are communicated to the Chief Executive Officer by the chair of the Compensation Committee.

19. ANNUAL ASSESSMENT OF BOARD PERFORMANCE. The Nominating and Board Affairs Committee conducts an annual assessment of the Board's effectiveness as a whole.

20. BOARD COMMITTEES. The Board is organized so that a significant portion of its business is conducted by its committees. The present committee structure consists of Audit, Compensation, Executive, Nominating and Board Affairs and Nuclear Oversight committees. In general, committees of the Board are utilized to focus on issues that may require more in-depth scrutiny. All significant findings of a committee are presented to the full Board for discussion and review.

21. COMMITTEE CHARTERS. The Board approves a charter for each committee. The duties of each committee are annually reviewed by each committee and any recommended changes are presented to the full Board for consideration. Committees are empowered to act on behalf of the full Board for those areas which the Board has prescribed.

22. COMMITTEE COMPOSITION. Except for the Executive Committee, committees are comprised of independent directors. Committees may also include one or more non-directors who serve as members due to their considerable expertise in a particular field.

23. ROTATION OF COMMITTEE CHAIR AND MEMBERSHIP. Consideration is given to periodic rotation of committee membership and leadership by taking into account continuity, expertise and tenure.

24. COMMITTEE AGENDAS. Committee chairs, in consultation with committee members and appropriate members of management, determine committee agendas.

25. INTERACTION WITH SUBSIDIARY BOARDS. The Board is informed of significant developments affecting the Company's subsidiaries. The Chief Executive Officer, with the assistance of subsidiary management, is charged with the task of presenting material information to the Board in this regard.

26. CORPORATE SUPPORT. The Corporate Secretary serves as secretary to the Board and its committees and, at the request of the Chairman and Chief Executive Officer or the committee chairs, as appropriate, arranges meetings, suggests meeting agendas and facilitates the materials presented to the Board and its committees.

27. PERIODIC REVIEW OF THESE GUIDELINES. The operation of the Board of Directors is a dynamic and evolving process. As such, these Guidelines are reviewed annually by the Nominating and Board Affairs Committee. No policy can cover each and every issue that may surface, but these Guidelines set the proper tone for the operation of the Wisconsin Energy Corporation Board of Directors and assist the Board in fulfilling its obligations to stockholders and other constituencies.
EVALUATION OF THE CHIEF EXECUTIVE OFFICER (CEO). As part of the Board's corporate governance requirements to annually evaluate the performance of the Chief Executive Officer, the Compensation Committee annually requests that independent directors provide written feedback to the Compensation Committee chair. Feedback is requested on the CEO's performance relating to: leadership and vision, financial stewardship, strategy development, management development, effective communication to constituencies, effective representation of the Corporation in community and industry affairs, as well as other areas. The Compensation Committee chair shares the feedback with the CEO to review his performance for the year. The feedback is also used by the committee to determine appropriate compensation for the CEO. This annual procedure allows the Board to consistently evaluate the CEO and to more effectively communicate the Board's expectations to him. The evaluation also provides the CEO with information to enable him to more effectively focus on key business initiatives.

SELF-EVALUATION OF THE BOARD. In 1996, the Board directed the Nominating and Board Affairs Committee to develop a formal process to annually evaluate the collective performance of the Board. Assessments of the performance of individual directors are already conducted by the committee in its process to recommend director nominees to stockholders. In order to evaluate the Board's collective performance, the committee developed a written questionnaire designed to enable the Board to determine what activities, policies and procedures are working and what may need to be improved. Directors are asked to rate the performance of the Board on such things as: providing appropriate oversight over key affairs of the Corporation (including its long-range goals, financial performance and strategic plans), providing necessary and timely advice and counsel to the CEO, communicating the Board's expectations and concerns to the CEO, having in place effective processes to aid in its deliberations, monitoring of the issues and trends affecting the Corporation; and operating in a manner that ensures open communication, objective and constructive participation and timely resolution of issues.

The Nominating and Board Affairs Committee uses the results of this process as part of its annual review of the Corporate Governance Guidelines and to foster continuous improvement of the Board's activities.

COMMITTEES OF THE BOARD OF DIRECTORS. Committees play a significant role in the corporate governance practices of the Board. Members and principal duties and responsibilities of the Board's standing committees are shown below. Except for the Executive and Nuclear Oversight Committees, the committees of the Board are comprised solely of outside, independent directors. Committees may also include one or more non-directors who serve as members due to their considerable expertise in a particular field.

Members of the AUDIT COMMITTEE are Mr. Stratton (chair), Mr. Bergstrom and Mrs. Johnson. The committee oversees the financial reporting and internal controls of WEC; evaluates, reviews and approves the services of the independent public accountant; recommends to the Board the independent public accountant to be selected; and recommends and reviews special audits or studies the committee considers necessary or desirable. Both the independent public accountant and the internal auditor may meet alone with the committee and are expected to contact it on matters requiring its attention.

Members of the COMPENSATION COMMITTEE are Mr. Cornog (chair), Dr. Ahearne and Mr. Bergstrom. The committee identifies through succession planning potential executive officers of WEC and provides a competitive, performance-based executive compensation program that enables WEC to attract and retain key individuals and to motivate them to achieve WEC's short and long-term goals. The committee also provides a competitive director compensation program based on many of the same criteria.

Members of the EXECUTIVE COMMITTEE are Mr. Abdoo (chair), Mr. Grigg and the chairs of the other standing committees. The committee may exercise all of the powers vested in the Board except action regarding dividends or other distributions to stockholders, the filling of vacancies on the Board and other powers which by law may not be delegated to a committee.

Members of the NOMINATING AND BOARD AFFAIRS COMMITTEE are Mrs. Johnson (chair), Mr. Cornog and Mr. Stratton. The committee (i) establishes and reviews WEC's corporate governance guidelines to ensure the Board is effectively performing its fiduciary responsibilities to stockholders and (ii) recommends candidates to be named as nominees of the Board for election as directors. Stockholders may propose director candidates for consideration by the Nominating and Board Affairs Committee. The committee was formerly known as the Nominating Committee. In 1996, the committee was renamed to better reflect its role with corporate governance initiatives.

Members of the NUCLEAR OVERSIGHT COMMITTEE are Dr. Ahearne (chair), Mr. Cornog and Mr. Grigg. Ad hoc members of the committee include three consultants who have expertise in nuclear power plant operations: Dr. Thomas E. Murley, former director of the Nuclear Regulatory Commission's Office of Nuclear Reactor Regulation; Dr. C. Frederick Sears, formerly responsible for overseeing Northeast Utilities' nuclear and environmental functions; and Mr. Hal B. Tucker, formerly responsible for overseeing Duke Power Company's nuclear operations. The committee advises and assists the Board in its responsibilities relating to overseeing the nuclear operations of WEC and its subsidiaries. The Nuclear Oversight Committee may be requested by the Board to investigate any nuclear related activity of WEC and its subsidiaries.

MEETINGS OF THE BOARD AND ITS COMMITTEES. The Board held 8 meetings during 1996. The number of committee meetings held during 1996 were: Audit, 3; Compensation, 2; Executive, 0; Nominating and Board Affairs, 2; Nuclear Oversight, 4. Each director attended 100% of the total number of meetings of the Board and the committees on which they served.

COMPENSATION OF THE BOARD OF DIRECTORS. In order to more closely link directors' pay to performance and to further align the Board's interests with stockholders, effective January 1, 1996 the Board determined that a portion of directors' fees will be paid in WEC common stock. Directors can elect to receive the fee in common stock or defer the fee in the WEC phantom common stock account under the Directors' Deferred Compensation Plan.

During 1996, each nonemployee director received an annual retainer fee of $18,000 (one-half in WEC common stock and the other half in cash) plus an attendance fee of $1,250 for each Board or committee meeting attended. In addition, a per diem fee of $1,000 for travel on Company business is paid for each day on which a Board or committee meeting is not also held. Nonemployee directors are also paid $300 for each signed, written unanimous consent in lieu of a meeting. Nonemployee chairs of the committees of the Board received a quarterly committee chair retainer of $1,250. Employee directors receive no directors' fees.

Although certain WEC directors also serve on Wisconsin Electric's board and compensation committee, only single fees are paid for meetings held by both boards or committees on the same day. In these cases, fees are allocated between WEC and Wisconsin Electric based on services rendered.

Nonemployee directors may defer fees as long as they serve on the Board of WEC and/or its subsidiaries pursuant to the Directors' Deferred Compensation Plan. Under the plan, fees may be deferred into an account which accrues interest semiannually at the prime rate or into a WEC phantom common stock account, the value of which will appreciate or depreciate based on the market performance of WEC stock, as well as through the accumulation of any reinvested dividends. Deferral amounts are credited to accounts in the name of each participating director on the books of WEC, are unsecured and are payable only in cash following termination of the director's service to WEC and its subsidiaries. The deferred amounts will be paid out of the general corporate assets or the trust described under "Retirement Plans" in this proxy statement.

OVERVIEW OF EXECUTIVE OFFICERS' COMPENSATION. The Board believes that one of its most important functions is attracting, motivating and retaining qualified individuals in the positions that most influence WEC's ability to achieve its goals and to succeed in today's competitive utility environment. To this end, the Board has directed its Compensation Committee to provide a compensation and benefit package that will achieve this goal. The Compensation Committee report and tables that follow detail the committee's philosophy and compensation determinations for 1996.


           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY AND OBJECTIVES. The Compensation Committee, which is comprised entirely of independent non-employee directors, is responsible for making decisions regarding succession planning and executive compensation. The committee seeks to provide a competitive, performance-based executive compensation program that enables WEC to attract and retain key individuals and motivate them to achieve WEC's short and long-term goals. The committee regularly re-examines its compensation philosophy to determine if the executive compensation package is effective in helping WEC achieve its corporate objectives.

The committee believes that a substantial portion of overall executive compensation should be at risk, dependent on achievement of individual and corporate goals that are aligned with the interests of WEC's stockholders and customers. As a result, compensation for executives will vary from year to year, based upon the level of achievement of operating, financial, safety, environmental stewardship, customer satisfaction and other performance goals. Superior performance will be rewarded with above-average compensation; performance below expectations will yield below-average compensation.

The committee employs a nationally recognized compensation consultant, Towers Perrin, to advise it on matters relating to the administration and design of WEC's executive compensation program. The consultant provides the committee with information regarding competitive compensation levels, practices and trends within WEC's peer group and the industry. In addition, information on general corporate compensation practices is provided.

In determining competitive compensation for WEC's officer positions, the committee relies primarily on an analysis of compensation practices for the companies included in the industry peer group used to compare investment performance in this proxy statement ("Peer Group"). The committee relies secondarily on a broader analysis of compensation data from a survey of approximately 100 utilities conducted by the Edison Electric Institute ("EEI"), a consortium of utilities, and on a survey of compensation practices in general industry. The committee reviews both peer group specific and broader industry and general industry pay practices to be fully informed of compensation levels. The committee does not mathematically average the data from these analyses but, rather, considers them as three separate views of the external market.

ELEMENTS OF COMPENSATION. The 1996 compensation of WEC's executives primarily consisted of three elements: base salary, annual incentive compensation and long-term incentive compensation. The committee's basis for determining appropriate levels of executive compensation for 1996 for each of these elements is described below. Specific values of 1996 compensation for the Chief Executive Officer and the five other most highly-compensated officers in the WEC organization are included in the Summary Compensation Table provided in this proxy statement.

BASE SALARY. In determining appropriate executive base salaries, the committee considered factors such as individual experience, performance and potential, changes in duties and responsibilities, economic conditions in the utility service areas, the reputation of WEC's utility operations, competitiveness of utility service rates and impact of cost-control achievements. In addition, the committee reviewed executive compensation practices for comparable positions at companies within the Peer Group, as well as the broader group of utilities in the EEI database and practices in general industry. As noted above, the committee does not mathematically average the data from these analyses but, rather, considers them as three separate views of the external market. In general, base salaries are targeted at or near the 50th percentile of the average of these three groups.

ANNUAL INCENTIVE COMPENSATION. The committee administers WEC's Short-Term Performance Plan ("STPP") which provides annual cash incentive opportunities to executive officers and other key employees. The STPP is designed to promote the achievement of shareholder and customer-focused objectives of WEC and its subsidiaries while recognizing individual and team performance of participants.

Annual incentive compensation awards are targeted at approximately the 75th percentile of industry pay practices. In 1996, target incentive awards were set for participants that ranged from 15% to 55% of base salary. Each participant is eligible to receive an award if pre-established corporate performance goals are met. Awards may be increased by up to 100% of targeted amounts or reduced to zero based on individual and team performance.

Except for WEC Chief Executive Officer Abdoo and Mr. Grigg, who serves as WEC Vice President and WE President, Chief Operating Officer and Chief Nuclear Officer, performance goals for 1996 were 50% financial and 40% operational. The remaining 10% related to improving the Corporation's relationship with its customers as measured by its Customer Value Added (CVA) score. Financial goals focused on achievement of target earnings per share. Operational goals were specific to the Corporation's business processes and, among other things, related to energy marketing efforts, development of new energy services, customer satisfaction, employee training and development, environmental stewardship, safety of operations, corporate strategic planning and corporate governance initiatives. Mr. Abdoo's goals were 80% financial, 10% operational and 10% CVA; Mr. Grigg's goals were 60% financial, 30% operational and 10% CVA.

For 1996, the Corporation did very well in achieving a number of performance goals. Along with these accomplishments, however, Wisconsin Electric received penalties from regulatory agencies. A civil penalty was levied by the Nuclear Regulatory Commission related to operations at WE's Point Beach Nuclear Plant. A notice of violation of air emissions requirements at WE's Port Washington Power Plant was referred to the Wisconsin Department of Justice. This matter was resolved through payment of a forfeiture. In order that stockholders not assume responsibility for these penalties, the committee agreed that incentive awards for 1996 be reduced to cover the costs of these penalties. As a result, all STPP awards, including the award for Mr. Abdoo, were reduced by 12.2%. In addition, awards for participants who are employed in WE's Nuclear Business Unit were further reduced by 50% to more appropriately reflect nuclear performance results. Mr. Grigg, who began serving as WE's Chief Nuclear Officer in December 1996, also had his award reduced. Based on these adjustments, awards to WEC and WE executive officers under the STPP for 1996 ranged from 0% to 54.7% of base salary.

LONG-TERM INCENTIVE COMPENSATION. The committee administers WEC's 1993 Omnibus Stock Incentive Plan ("OSIP"), a long-term incentive plan designed to link the interests of executives and other key employees to long-term shareholder value. The OSIP allows WEC to grant stock options, stock appreciation rights, stock awards and performance units to participants. Equity interests in WEC common stock enable participants to share in the appreciation of the value of WEC common stock and provide an incentive for managing the continued performance and value of the Company. Long-term incentive awards are targeted at the 90th percentile of the industry grant practices.

For 1996, awards in the form of stock options and performance dividend units were granted to each of several groups of OSIP participants. Stock option and performance dividend unit grants to executive officers who received grants ranged from 3,800 to 38,000 shares and related performance dividend units.
The grant level was dependent on each participant's role in influencing the achievement of long-term performance goals.

The committee believes that an important adjunct to the long-term incentive program is significant stock ownership by participants. Accordingly, as a condition of participating in the OSIP, the committee has implemented stock ownership guidelines for participants. Guidelines for executive officers range from 100% to 300% of base salary.

CHIEF EXECUTIVE OFFICER COMPENSATION. Performance and compensation of the Chief Executive Officer are of particular importance to the committee. Mr. Abdoo's performance was evaluated by the committee and compensation was determined in accordance with the executive compensation policies described above.

As part of WEC's corporate governance initiatives, the Compensation Committee chair requested that non-employee directors provide a written evaluation of the CEO's performance. The directors' written feedback was discussed by committee members as part of its compensation determinations and has been shared with the CEO.

With respect to base salary, in recognition of the leadership provided by the Chief Executive Officer in shaping and guiding a financially strong organization that is able to provide quality services to its customers at competitive prices, as well as his role in guiding the reengineering of several business processes and related cost-control achievements of the companies, the outstanding reputation of Wisconsin Energy's utility operations in the utility industry and in consideration of competitive salary data, the committee set Mr. Abdoo's base salary at $560,000 for 1996. Mr. Abdoo's base salary approximates the 50th percentile of the data reviewed by the committee. With respect to annual incentive compensation for fiscal year 1996, the Compensation Committee awarded Mr. Abdoo the annual incentive award set forth in the "Bonus" column of the Summary Compensation Table. In this regard, the committee established his 1996 STPP target award level at 55% of base salary. The committee's evaluation of Mr. Abdoo's 1996 performance resulted in an award under the STPP of $306,472 or 54.7% of base salary. The award was based upon Mr. Abdoo's actual performance versus specific company-wide financial and operational performance goals. As noted above, Mr. Abdoo's goals were weighted 80% financial, 10% operational and 10% CVA. Mr. Abdoo's financial goals focused on achievement of target earnings per share. Operational goals were specific to achieving a high level of nuclear safety, generating new revenue from energy and non-energy related sources, staying within a prescribed budget and safety of operations. His CVA goals related to improving the Corporation's relationship with its customers.

In determining Mr. Abdoo's 1996 STPP award, the committee specifically noted several accomplishments by the CEO during 1996, including (i) his leadership toward promoting continued close control of operating expenditures which has resulted in significant reductions in costs since 1993, (ii) exceeding WEC's earnings targets, in part through earnings growth from WEC's non-utility subsidiaries and strong support from WE's gas operations, (iii) continued growth of the organization's customer base, (iv) completion of the purchase of the Milwaukee County Power Plant, (v) successful start-up of a state-of-the art Customer Call Center, (vi) implementation of a new, integrated financial system, (vii) his consistent support of equal opportunity, diversity, cross-cultural sensitivity and strong labor-management relationships within WEC,
(viii) his leadership role and continued visionary efforts to restructure the electric utility industry and (ix) his effectiveness in guiding employees to implement productivity improvements that will enable WEC to become the low-cost energy provider in the upper midwest region and in ensuring that the organization and its employees are prepared for the merger of WEC and Northern States Power Company ("NSP"). As noted above, the committee reduced Mr. Abdoo's award by 12.2% in recognition of the penalties levied by the Nuclear Regulatory Commission and the Wisconsin Department of Justice against Wisconsin Electric.

With respect to the OSIP, in keeping with the Compensation Committee's philosophy as stated above, Mr. Abdoo was awarded stock options and related dividend performance units in 1996 as set forth in the "Long-Term Compensation Awards" column of the Summary Compensation Table to specifically link a portion of his compensation to the achievement of WEC's longer term goals.
The award of dividend performance units will be paid if total shareholder return (appreciation in the value of WEC common stock plus reinvested dividends) over a four-year period ending November 26, 2000 equals or exceeds the median return earned by the Peer Group, except that there will be no payout if WEC's total shareholder return is negative over the course of such period.

The committee also applied subjective judgment in evaluating the relative importance of the factors which were the basis for determining each element of Mr. Abdoo's compensation to precisely determine his salary and awards.

COMPLIANCE WITH TAX REGULATIONS REGARDING EXECUTIVE COMPENSATION. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's chief executive officer and the other proxy-named executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The committee will continue to review these tax regulations as they apply to WEC's executive compensation program. It is the committee's intent to preserve the deductibility of executive compensation to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

Respectfully submitted to WEC's stockholders by the Compensation Committee of the Board of Directors.

Robert A. Cornog, Committee Chair
John F. Ahearne
John F. Bergstrom

                       EXECUTIVE OFFICERS' COMPENSATION

The following table summarizes certain information concerning compensation awarded to, earned by or paid to WEC's Chief Executive Officer and each of WEC's or WE's other five most highly-compensated executive officers for services in all capacities to WEC and its subsidiaries for the last three fiscal years.


SUMMARY COMPENSATION TABLE

                                                                                  Long-Term
                                                                                 Compensation
                                                                                 ------------
                                                                                    Awards
                                                  Annual   Compensation          ------------
                                             --------------------------------     Securities
                                                                 Other Annual     Underlying      All Other
Name and Principal Position           Year   Salary     Bonus    Compensation    Options/SARs    Compensation
                                               ($)       ($)         ($)           (#) (1)         ($) (2)
-----------------------------------   ----   -------   -------   ------------    ------------   -------------
RICHARD A. ABDOO
Chairman of the Board, President      1996   560,000   306,472          8,953        38,000          113,297
and Chief Executive Officer           1995   496,000   232,000          8,321        38,000           83,858
                                      1994   450,000   222,396              0        25,000           15,970
------------------------------------  ----   -------   -------   ------------   ------------   -------------
RICHARD R. GRIGG
Vice President of WEC; President,     1996   295,000    62,835          5,206        19,000           43,412
Chief Operating Officer and Chief     1995   237,500    63,788          3,084        19,000           42,125
Nuclear Officer of WE                 1994   168,333    46,667              0         6,500           11,000
------------------------------------  ----   -------   -------    ------------   ------------   -------------
FRANCIS BRZEZINSKI
Vice President of WEC; Vice           1996   225,000   108,513(3)       5,933         9,500           19,247
President-Business Development        1995   225,000    25,515         80,532(4)      7,600           17,051
of WE                                 1994   212,000    26,037              0         6,500            7,478
------------------------------------  ----   -------   -------    ------------   ------------   -------------
Kristine M. Krause                    1996   190,000    68,750              0         9,500           23,239
Vice President-Fossil Operations      1995   160,000    48,904              0         9,500           16,532
of WE                                 1994   112,500    24,013              0         6,500            3,368
------------------------------------  ----   -------   -------    ------------   ------------   -------------
DAVID K. PORTER
Senior Vice President of WE           1996   190,000    63,449              0         7,600           23,994
                                      1995   190,000    46,170              0         7,600           21,766
                                      1994   190,000    58,333              0         3,000            6,695
------------------------------------  ----   -------   -------    ------------   ------------   -------------
CALVIN H. BAKER
Treasurer and Chief Financial         1996   170,000    70,298          1,420         9,500           21,996
Officer of WEC; Vice President-       1995   145,000    35,235          1,286         7,600           16,249
Finance and Chief Financial           1994   132,000    34,737              0         3,000            4,331
Officer of WE
------------------------------------  ----   -------   -------    ------------   ------------   -------------

    (1) Grants of options were in combination with contingent dividend awards, as described in the table entitled "Long-Term Incentive Plans-- Awards in Last Fiscal Year". No stock appreciation rights ("SARs") were awarded during any of the fiscal years indicated.

    (2) All Other Compensation for 1996 for Messrs. Abdoo, Grigg, Brzezinski, Ms. Krause, Messrs. Porter and Baker, respectively, includes: (i) employer matching of contributions by each named executive into the Employee Savings Plan (ESP) in the amount of $4,750 for each named executive officer, (ii) "make whole" payments under the Executive Deferred Compensation Plan with respect to matching in the ESP on deferred salary or salary received but not otherwise eligible for matching in the amounts of $13,450, $4,512, $2,529, $3,325, $1,425 and $775, respectively, and
    (iii) the full dollar value of life insurance premiums paid by the Company in the amounts of $95,097, $34,150, $11,968, $15,164, $17,819 and $16,471,
    respectively, under a split-dollar life insurance program.

    (3) Mr. Brzezinski's 1996 award is higher than in previous years because of accomplishments by WEC's non-utility subsidiaries; the award includes $17,238 relating to performance in connection with development of land known as the Westridge project.

    (4) Includes $41,893 for club memberships; the balance is for related tax gross-up payments.


OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                       |  Grant Date
                                   Individual Grants (1)               |    Value
                     --------------------------------------------------|-------------
                                    Percent of
                      Number of       Total
                      Securities   Options/SARs   Exercise
                      Underlying    Granted to    or Base                 Grant Date
                     Options/SARs  Employees in    Price     Expiration     Present
     Name             Granted(#)    Fiscal Year    ($/Sh)       Date      Value($)(2)
------------------   ------------  ------------   --------   -----------  -----------
Richard A. Abdoo          38,000       18.0%       26.81      11/26/2006    119,407
Richard R. Grigg          19,000        9.0%       26.81      11/26/2006     59,704
Francis Brzezinski         9,500        4.5%       26.81      11/26/2006     29,852
Kristine M. Krause         9,500        4.5%       26.81      11/26/2006     29,852
David K. Porter            7,600        3.6%       26.81      11/26/2006     23,881
Calvin H. Baker            9,500        4.5%       26.81      11/26/2006     29,852

     (1) Consists of incentive and non-qualified stock options to purchase shares of WEC common stock granted pursuant to the OSIP on November 27, 1996. These options were granted with an equal number of contingent dividend awards (as described in the table entitled "Long-Term Incentive Plans--Awards in Last Fiscal Year"), have exercise prices equal to the fair market value of the WEC shares on the date of grant and first become exercisable on November 27, 2000, at which time they become fully exercisable. Upon a "change in control" of WEC, as defined in the OSIP, or upon retirement, permanent total disability or death of the option holder, these options shall become immediately exercisable. The proposed merger with NSP will not be considered a change in control of WEC for purposes of the OSIP. These options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment. In the discretion of the Compensation Committee, the exercise price may be paid by delivery of already-owned shares and tax withholding obligations related to exercise may be satisfied by withholding shares otherwise deliverable upon exercise, subject to certain conditions. Subject to the limitations of the OSIP, the Compensation Committee has the power with the participant's consent to modify or waive the restrictions on vesting of these options, to amend these options and to grant extensions or to accelerate these options.

     (2) The Black-Scholes option pricing model was used to determine the options' present value as of the date of the grant. The assumptions used in the Black-Scholes equation are: market price of stock: $26.81; exercise price of option: $26.81; stock volatility: 14.41%; annualized risk-free interest rate: 6.28%; exercise at the end of 10-year option term; and dividend yield: 5.28%. WEC's use of this model should not be construed as an endorsement of its accuracy. Whether the model's assumptions will prove to be accurate cannot be known at the date of grant. The ultimate value of the options, if any, will depend upon the future value of the WEC common stock, which cannot be forecast with reasonable accuracy, and the optionee's investment decisions.

No stock options other than those granted pursuant to the OSIP were outstanding in the last fiscal year. The earliest date outstanding options previously granted under the OSIP become exercisable is December 15, 1997. Consequently, no options were exercisable in 1996. The following table sets forth the number of options which were not exercisable and the value of such options based upon the difference between the exercise price and the market price of the underlying shares as of December 31, 1996.


AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION/SAR VALUES

                    Number of Securities Underlying     Value of Unexercised In-the-Money
                       Unexercised Options/SARs                   Options/SARs
                         at Fiscal Year-End                    at Fiscal Year-End
                                 (#)                                  ($)
                    -------------------------------     ---------------------------------
Name                 Exercisable     Unexercisable        Exercisable      Unexercisable
------------------  -------------   ---------------     ---------------   ---------------
Richard A. Abdoo           0           123,500                  0             3,906
Richard R. Grigg           0            51,000                  0             1,581
Francis Brzezinski         0            30,100                  0               992
Kristine M. Krause         0            26,750                  0               992
David K. Porter            0            24,700                  0               657
Calvin H. Baker            0            23,100                  0               775

The following table further describes the long-term incentive awards made during 1996:


LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR
                                                        Estimated Future
                                                          Payouts Under
                                        Performance         Non-Stock
                        Number of         or Other      Price-Based Plans
                      Shares, Units     Period Until   -------------------
                         or Other        Maturation         Target
      Name             Rights(#)(1)      or Payout       ($ or #) (2)
------------------    -------------    -------------   -------------------
Richard A. Abdoo          38,000          11/26/2000        $245,277
Richard R. Grigg          19,000          11/26/2000        $122,638
Francis Brzezinski         9,500          11/26/2000         $61,319
Kristine M. Krause         9,500          11/26/2000         $61,319
David K. Porter            7,600          11/26/2000         $49,055
Calvin H. Baker            9,500          11/26/2000         $61,319

     (1) Consists of performance units awarded under the OSIP in combination with stock options (as described in the table entitled "Option/SAR Grants in Last Fiscal Year" above). These performance units, entirely in the form of contingent dividends, will be paid if total shareholder return
     (appreciation in the value of WEC common stock plus reinvested dividends) over a four-year period ending November 26, 2000 equals or exceeds the median return earned by the companies included in the Peer Group Index in the "Performance Graph" section of this proxy statement, except that there will be no payout if WEC's total shareholder return is negative over the course of such period. If payable, each participant shall receive an amount equal to the actual dividends paid on WEC common stock for the period of November 27, 1996 through November 26, 2000 multiplied by the number of performance units awarded to such participant. Upon a

                                      16

     "change in control" of WEC, as defined in the OSIP, this benefit shall immediately vest with all performance goals deemed fully achieved. As described in footnote 1 to the table entitled "Option/SAR Grants in Last
     Fiscal Year," WEC's proposed merger with NSP does not constitute a change in control under the OSIP with respect to any outstanding contingent dividends granted to the above executive officers.

     (2) Assumes, for purposes of illustration only, 4% per year compound annual dividend increase based on the current quarterly dividend rate.


SEVERANCE POLICY. In connection with the Agreement and Plan of Merger between the Company and Northern States Power Company (approved by the Company's stockholders on September 13, 1995) the Board adopted a Senior Executive
Severance Policy ("Severance Policy"). The Severance Policy was adopted to encourage certain executive officers and other key employees, whose expertise has been critical to WEC's success, to remain with WEC during the WEC/NSP merger transition process. The Severance Policy provides for payment of severance to participants whose employment is terminated under certain circumstances (e.g., terminations by WEC that are other than for cause, disability or retirement; terminations resulting from certain sales of a business by WEC; and terminations resulting from reductions in participants' salaries, responsibilities or benefits) at any time before (i) the second anniversary of the effective time of the merger with NSP if the transaction is consummated or (ii) April 28, 2000 if the transaction with NSP is not consummated.

The severance benefits under the Severance Policy consist of: (i) three years' salary and annual incentive compensation; (ii) payment of the actuarial equivalent of the additional retirement benefits the participant would have earned if he or she had remained employed for three more years; (iii) continued medical, dental and life insurance coverage for three years; (iv) outplacement services or the use of office space and support; and (v) financial planning counseling.


                               RETIREMENT PLANS

In 1996, WE maintained a defined benefit pension plan of the cash balance type for most employees, including WEC executive officers. The plan bases a participant's defined benefit pension on the value of a hypothetical account balance. For individuals participating in the plan as of December 31, 1995, a starting account balance was created equal to the present value of the benefit accrued as of December 31, 1994, under the plan benefit formula prior to the change to a cash balance approach. That formula provided a retirement income based on years of credited service and final average compensation for the 36 highest consecutive months, without any deduction for Social Security or other offset, with a Social Security integrated benefit formula based on percentages of final average compensation for up to 30 years of credited service and additional (lower) percentages of compensation in excess of 30 years, up to a maximum of 10 years. In addition, individuals participating in the plan as of December 31, 1995 received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and 1994 base pay.

The present value of the accrued benefit as of December 31, 1994, plus the transition credit were also credited with interest at a stated rate. For 1996 and thereafter, a participant receives annual credits to the account equal to 5% of base pay (including certain incentive payments, pre-tax deferrals and

                                      17

other items), plus an interest credit on all prior accruals equal to 4% plus
75% of the annual time-weighted trust investment return for the year in excess of 4%.

The life annuity payable under the plan is determined by converting the hypothetical account balance credits into annuity form. Individuals who were participants in the plan on December 31, 1995 are in no event to receive any less than what would have been provided under the prior formula, had it continued, if they terminate on or before January 1, 2011, and do not elect to commence benefits before the earlier of age 55 and completion of 10 years' service, or age 65.

All of the individuals listed in the Summary Compensation Table are "grandfathered" under the prior plan benefit formula. Since their estimated benefits under that formula are higher than under the cash balance plan formula, utilizing current assumptions, their benefits would currently be determined by the prior plan benefit formula. The following table shows estimated annual benefits payable in life annuity form on normal retirement for persons in various compensation and years of service classifications during 1996, based on the grandfathered continuation of the prior plan formula
(including supplemental amounts providing additional benefits described below in the "Other Retirement Benefits" section):


PENSION PLAN TABLE

                                   Years of Service
              ----------------------------------------------------------
Remuneration     15        20        25        30        35        40
------------  --------  --------  --------  --------  --------  --------
  $  50,000   $ 10,960  $ 14,614  $ 18,267  $ 21,920  $ 24,028  $ 26,136
    100,000     23,897    31,862    39,828    47,794    52,339    56,885
    150,000     36,835    49,114    61,392    73,670    80,653    87,636
    200,000     49,772    66,362    82,953    99,544   108,964   118,385
    250,000     62,708    83,611   104,514   125,417   137,275   149,132
    300,000     75,647   100,862   126,078   151,294   165,589   179,885
    400,000    101,522   135,362   169,203   203,044   222,214   241,385
    500,000    127,397   169,862   212,328   254,794   278,839   302,885
    600,000    153,272   204,362   255,453   306,544   335,464   364,385
    700,000    179,147   238,862   298,578   358,294   392,089   425,885
    800,000    205,022   273,362   341,703   410,044   448,714   487,385
    900,000    230,897   307,862   384,828   461,794   505,339   548,885
  1,000,000    256,772   342,362   427,953   513,544   561,964   610,385
  1,100,000    282,647   376,862   471,078   565,294   618,589   671,885

The compensation for the individuals listed in the Summary Compensation Table in the columns labeled "Salary" and "Bonus" is virtually equivalent to the compensation considered for purposes of the retirement plans and the various supplemental plans. Messrs. Abdoo, Grigg, Brzezinski, Ms. Krause, Messrs.
Porter and Baker currently have 21, 26, 7, 18, 27 and 5 credited years of service, respectively.

OTHER RETIREMENT BENEFITS. Designated elected officers of WEC and WE participate in the Supplemental Executive Retirement Plan ("SERP"). The SERP provides monthly supplemental pension benefits to participants, which will be paid out of unsecured corporate assets, or the grantor trust described below, as follows: (a) an amount equal to the difference between the actual pension benefit payable under the pension plan and what such pension benefit would be if calculated without regard to any limitation imposed by the Internal Revenue

                                      18

Code on pension benefits or covered compensation; (b) an amount calculated so as to provide participants with a supplemental lifetime annuity, estimated to amount to between 8% and 10% of final average compensation depending on which pension payment option is selected; and (c) an amount for certain participants equal to the difference between the actual pension benefit payable under the pension retirement plan and what the pension benefit would be if calculated under the prior benefit formula in effect on December 31, 1988. Except for a "change in control" of WEC, as defined in the SERP, no payments are made until after the participant's retirement or death.

WEC and WE have entered into agreements with Mr. Abdoo and Mr. Baker, respectively, who cannot accumulate by normal retirement age the maximum number of years of credited service under the pension plan formula in effect immediately before the change to the cash balance formula. According to Mr.
Abdoo's agreement, Mr. Abdoo at retirement will receive supplemental retirement payments which will make his total retirement benefits at age 58 or older substantially the same as those payable to employees who are age 60 or older, who are in the same compensation bracket and who became plan participants at the age of 25. According to Mr. Baker's agreement, Mr. Baker at retirement will receive supplemental retirement payments which will make his total retirement benefits at age 60 or older substantially the same as those payable to employees who are in the same compensation bracket and who became plan participants at the age of 25.

The WEC Amended Non-Qualified Trust, a grantor trust, has been established to fund the SERP, the Executive Deferred Compensation Plan and Mr. Abdoo's and
Mr. Baker's agreements. The plans and agreements provide for optional lump sum payments and, in the instance of a change in control, mandatory lump sum payouts without regard to whether the executive's employment has terminated.
In each case, the interest rate benchmark formula for calculating the lump sum amount is the five-year U. S. Treasury Note yield as of the last business day of the month prior to date of payment.

The SERP, the Executive Deferred Compensation Plan, the Directors' Deferred
Compensation Plan, the Amended Non-Qualified Trust and Mr. Abdoo's and Mr.
Baker's agreements have each been amended to provide that WEC's proposed merger with NSP will not constitute a change in control under such plans, trust and agreements.


         STOCK OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The following table lists the beneficial ownership of WEC common stock
(including phantom common stock) of each director, nominee and the executive officers listed in the Summary Compensation Table as of February 11, 1997.
Included are shares owned by each individual's spouse, minor children or any other relative sharing the same residence, as well as shares held in a fiduciary capacity or held in WEC's Stock Plus and Wisconsin Electric's ESP.

                           Number                                 Number
                             of                                     of
     Name                  Shares(1)   Name                       Shares(1)
     --------------------  ------      -------------------------  ------
     Richard A. Abdoo      22,078      Richard R. Grigg, Jr.       3,605
     John F. Ahearne          766      Geneva B. Johnson           3,040
     Calvin H. Baker        4,309      Kristine M. Krause          4,805
     John F. Bergstrom      5,522      David K. Porter            10,175
     Francis Brzezinski     3,260      Frederick P. Stratton, Jr.  6,949
     Robert A. Cornog       3,514

                                      19

     All above named directors and officers and other executive officers as a
     group (13 persons)                                           77,442 (2)

     (1) Share units held in the WEC phantom common stock account under WEC's
     Directors' Deferred Compensation Plan or Executive Deferred Compensation
     Plan are:  Mr. Abdoo (5,334), Mr. Baker (1,157), Mr. Bergstrom (2,522),
     Mr. Brzezinski (1,053), Mr. Cornog (858), Mr. Grigg (263), Mrs. Johnson
     (633), Ms. Krause (173), Mr. Porter (229), and Mr. Stratton (1,249).
     Share units are intended to reflect the performance of WEC common stock and are payable in cash.

     (2) Amount is less than 1% of total WEC common stock outstanding.

Each person has sole voting and investment power as to all shares listed for such person (other than phantom shares) except that the following persons have shared voting and/or investment power as to the indicated number of shares so listed: Mr. Baker (400), Mr. Brzezinski (108), Mr. Stratton (3,300), Ms.
Krause (1,333) and all above-named directors and officers and other executive officers as a group (5,169).

Information on beneficially owned shares is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this proxy statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.


                              PERFORMANCE GRAPH

The following chart shows a comparison of the cumulative total return, including reinvested dividends, over five years had $100 been invested at the close of business on December 31, 1991 in each of WEC common stock, the Standard & Poor's ("S&P") 500 Index and a Peer Group Index. Peer return is weighted by market capitalization at the beginning of each period for which a return is indicated.

The Peer Group companies generally have significant electric utility operations with revenues, net income, total assets and market capitalization comparable to WEC. The companies in the Index are: Baltimore Gas & Electric
Company, Boston Edison Company, CINergy Corp., DPL Inc., DQE Inc., Florida
Progress Corporation, New England Electric System, NIPSCO Industries, Inc.,
Northern States Power Company, Pinnacle West Capital Corporation, Potomac
Electric Power Company, Public Service Company of Colorado, San Diego Gas &
Electric Company, SCANA Corporation, TECO Energy, Inc., Union Electric
Company, WPS Resources Corporation and WPL Holdings, Inc.  Beginning with year
1994, The Cincinnati Gas & Electric Company was replaced as a member of WEC's
Peer Group Index by CINergy Corp., the company that succeeded it in 1994 through a merger with another corporation which was not part of the Peer Group
Index.  WEC is not in the Peer Group Index.

Additional, more detailed information about earnings is included in the Appendix to this proxy statement.








                                      20


                       [PERFORMANCE GRAPH APPEARS HERE]

                          FIVE-YEAR CUMULATIVE TOTAL RETURN

                           Value of Investment at Year-End

               12/31/91  12/31/92  12/31/93  12/31/94  12/31/95  12/31/96
-------------- --------  --------  --------  --------  --------  ---------
| WEC            $100      $106      $116      $115      $143      $133  |
| Peer Group     $100      $109      $124      $115      $154      $159  |
| S&P 500 Index  $100      $108      $118      $120      $165      $203  |
-------------------------------------------------------------------------


                              1998 ANNUAL MEETING

PROPOSED WEC/NSP MERGER. Under WEC's merger agreement with NSP, which was approved by the stockholders of both corporations on September 13, 1995, WEC will be renamed Primergy Corporation ("Primergy"). The Primergy Board of Directors at the effective time of the merger will consist of twelve persons, six of whom shall be designated by WEC and six of whom shall be designated by NSP. Subject to obtaining all requisite regulatory approvals, the merger is presently expected to become effective in 1997, but not prior to the 1997 Annual Meeting of Stockholders. It is anticipated, however, that the WEC (Primergy) Board would be restructured in accordance with the merger agreement before the 1998 Annual Meeting of Stockholders of WEC (Primergy).

DIRECTOR CANDIDATES. Stockholders wishing to propose director candidates for consideration and recommendation by the Nominating and Board Affairs Committee for election at the 1998 Annual Meeting must submit the name(s) and qualifications of any proposed candidate(s) to WEC's Corporate Secretary not later than September 16, 1997. The Nominating and Board Affairs Committee and WEC Board have approved director candidate selection criteria which are designed to provide the Board with a diversity of experience to allow it to effectively meet the many challenges WEC faces in today's changing environment. The Bylaws state that directors shall be stockholders of WEC.

STOCKHOLDER PROPOSALS. Stockholders wishing to submit written proposals for inclusion in the proxy statement for the 1998 Annual Meeting must send the proposals to WEC's Corporate Secretary so as to be received on or before November 14, 1997.

NOMINATIONS OR PROPOSALS FROM THE FLOOR. Stockholders wishing to propose any floor nominations for director or floor proposals at the 1998 Annual Meeting must provide notice and submit certain other documentation as required by WEC's Bylaws to WEC's Corporate Secretary to be received at least 70 days and not more than 100 days prior to the scheduled date of the 1998 Annual Meeting.

The address of the Corporate Secretary is 231 West Michigan Street, P. O. Box 2949, Milwaukee, Wisconsin 53201.

                           AVAILABILITY OF FORM 10-K

A COPY (WITHOUT EXHIBITS) OF WEC'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE WITHOUT CHARGE TO ANY STOCKHOLDER OF RECORD OR BENEFICIAL OWNER OF WEC COMMON STOCK BY WRITING TO THE CORPORATE SECRETARY, ANN MARIE BRADY, 231 WEST MICHIGAN STREET, MILWAUKEE, WISCONSIN 53201. IN LIEU OF PROVIDING ALL STOCKHOLDERS WITH AN ANNUAL REPORT, THE WEC CONSOLIDATED FINANCIAL STATEMENTS AND CERTAIN OTHER INFORMATION FOUND IN THE FORM 10-K IS INCLUDED IN APPENDIX A TO THIS PROXY STATEMENT.

                         Wisconsin Energy Corporation




                                  APPENDIX A


                          ANNUAL FINANCIAL STATEMENTS
                           and REVIEW of OPERATIONS

SELECTED FINANCIAL DATA

WISCONSIN ENERGY CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA
===============================================================================================
                                        (Thousands of Dollars except for per share amounts)
-----------------------------------------------------------------------------------------------
Year Ended December 31                  1996        1995        1994        1993        1992
----------------------               ----------  ----------  ----------  ----------  ----------
Net income                           $  218,135  $  234,034  $  180,868* $  190,135  $  171,239
Earnings per share of
 common stock ($)                          1.97        2.13        1.67*       1.80        1.66
Dividends per share
 of common stock ($)                     1.5075       1.455     1.39625     1.34125       1.285

Operating revenues
 Electric                            $1,393,270  $1,437,480  $1,403,562  $1,347,844  $1,298,723
 Gas                                    364,875     318,262     324,349     331,301     283,699
 Steam                                   15,675      14,742      14,281      14,090      13,093
                                     ----------  ----------  ----------  ----------  ----------
Total operating revenues             $1,773,820  $1,770,484  $1,742,192  $1,693,235  $1,595,515
                                     ==========  ==========  ==========  ==========  ==========

Total assets                         $4,810,838  $4,560,735  $4,408,259  $4,270,592  $3,788,955

Long-term debt and preferred stock-
 redemption required                 $1,416,067  $1,367,644  $1,283,686  $1,300,781  $1,289,082
-----------------------------------------------------------------------------------------------
Sales and Customers - Utility

Electric
 Megawatt-hours sold                 27,560,428  27,283,869  26,911,363  25,685,436  24,747,581
 Customers (End of year)                968,735     955,616     944,855     932,285     919,466

Gas
 Therms delivered (Thousands)           936,894     886,729     811,219     809,348     772,036
 Customers (End of year)                367,275     357,030     347,080     336,571     327,247

Steam
 Pounds sold (Millions)                   2,705       2,532       2,395       2,376       2,284
 Customers (End of year)                    465         473         471         459         472
===============================================================================================


CONSOLIDATED QUARTERLY FINANCIAL DATA

===============================================================================================
                                        (Thousands of Dollars except for per share amounts)
-----------------------------------------------------------------------------------------------
                                                        March                     June
Three Months Ended                                 1996        1995          1996        1995
------------------                              ---------   ---------     ---------   ---------

Total operating revenues                        $ 495,457   $ 471,122     $ 401,686   $ 405,093
Operating income                                   85,145      84,572        68,382      72,848
Net income                                         62,804      62,534        45,554      51,595
Earnings per share of common stock ($)               0.57        0.57          0.41        0.47
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
                                                      September                  December
Three Months Ended                                 1996        1995          1996        1995
------------------                              ---------   ---------     ---------   ---------

Total operating revenues                        $ 398,801   $ 426,413     $ 477,876   $ 467,856
Operating income                                   76,693      80,704        75,624      90,897
Net income                                         53,430      58,436        56,347      61,469
Earnings per share of common stock ($)               0.48        0.53          0.51        0.56
===============================================================================================
Quarterly results of operations are not directly comparable because of seasonal and other factors.  See
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
*  Includes nonrecurring $73.9 million charge in 1994 ($45 million net of tax or $.42 per share)
   related to Wisconsin Electric Power Company's Revitalization program.

                                      A-1

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS

Wisconsin Energy Corporation ("WEC" or the "Company") is a holding company whose principal subsidiary is Wisconsin Electric Power Company ("WE"), an electric, gas and steam utility. As of December 31, 1996, approximately 94% of WEC's consolidated total assets were attributable to WE. The following discussion and analysis of financial condition and results of operations includes both WEC and WE unless otherwise stated.

Wisconsin Electric Revitalization

To better position the Company in a changing energy marketplace, WE implemented a revitalization program ("Revitalization") in 1994 to increase efficiencies and improve customer service by reengineering and restructuring the organization. The new structure consolidated many business functions and simplified work processes. See "Note K - Benefits Other Than Pensions" in the NOTES TO FINANCIAL STATEMENTS for additional information.

Mergers

Wisconsin Natural Gas Company: On January 1 1996, WEC merged its natural gas utility subsidiary, Wisconsin Natural Gas Company ("WN"), into its electric and steam utility subsidiary, WE, to form a single combined utility subsidiary. The merger, which was part of Revitalization, is expected to improve customer service and reduce operating costs. The accounting treatment for this merger was similar to that which would result from a pooling of interests. Where applicable, references to WE include WN's gas operations prior to the merger.

Northern States Power Company: As previously reported, WEC has entered into an agreement with Northern States Power Company, a Minnesota corporation ("NSP"), which provides for a strategic business combination involving the two companies in a "merger-of-equals" transaction. The future operations and financial position of the Company will be significantly affected by the proposed merger. Consummation of the proposed merger is subject to a number of conditions, including obtaining all required regulatory approvals. Additional information concerning such agreement and proposed transaction may be found below under "FACTORS AFFECTING RESULTS OF OPERATIONS - Merger Agreement with Northern States Power Company", in MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS - "DIVIDEND POLICY OF PRIMERGY" and in "Note B - Mergers" in the NOTES TO FINANCIAL STATEMENTS (including unaudited pro forma financial information).

Cautionary Factors

When used in this document, "anticipate", "believe", "estimate", "expect", "objective", "project" and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from those that are described, including the items described below under "FACTORS AFFECTING RESULTS OF OPERATIONS" and below under "CAUTIONARY FACTORS".

RESULTS OF OPERATIONS

The following discussion and analysis of the RESULTS OF OPERATIONS does not consider the impact of the proposed merger with NSP. See "FACTORS AFFECTING

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS - Merger Agreement with Northern States Power Company" for information concerning the proposed merger. See "Note L - Information By Segments of Business" in the NOTES TO FINANCIAL STATEMENTS for additional information related to WEC's and WE's RESULTS OF OPERATIONS.

Earnings

1996 Compared to 1995: During 1996, WEC's consolidated net income and earnings per share of common stock were $218.1 million and $1.97 per share compared to $234.0 million and $2.13 per share during 1995. WE's Net Income decreased to $210.1 million in 1996 from approximately $239.5 million in 1995. As described below, WEC's and WE's earnings decreased primarily because 1996 retail electric and gas rate decreases more than offset the favorable impact of increases in electric sales and gas deliveries and decreases in certain Operating Expenses.

1995 Compared to 1994: Earnings per share of WEC's common stock in 1995 were $2.13 compared with $1.67 per share in 1994, an increase of 27.5%. WEC's Net Income increased by approximately $53.2 million and WE's Net Income increased $58.9 million in 1995 compared to 1994. WEC's and WE's earnings during 1994 reflect a nonrecurring charge of approximately $73.9 million ($45 million net of tax, or 42 cents per share) associated with WE's Revitalization program.

The 1994 nonrecurring charge primarily included the costs of early retirement and severance packages which were elements of Revitalization. The Company has recovered the 1994 nonrecurring charge in avoided labor costs that would have been charged to Other Operations and Maintenance expense during 1994 and 1995.

Excluding the Revitalization charge, WEC's 1995 earnings and earnings per share of common stock were 3.6% and 1.9% greater than 1994 earnings and earnings per share, respectively. WE's 1995 earnings were 6.2% greater than 1994 earnings excluding the Revitalization charge. The increase in WEC's and WE's 1995 earnings primarily reflects higher electric sales and gas deliveries and a decrease in Other Operation and Maintenance expenses.

Electric Revenues, Gross Margins and Sales

The table below summarizes Electric Operating Revenues, gross margins, megawatt-hour sales and average electric customers for each of the three years ended December 31, 1996.

1996 Compared to 1995: Primarily as a result of annualized electric retail rate decreases effective January 1, 1996 of approximately $33.4 million or 2.8% in Wisconsin and $1.1 million or 3.3% in Michigan, total Electric Operating Revenues decreased by 3.1% or $44.2 million during 1996 compared to 1995. Also contributing to the 1996 decrease in Electric Operating Revenues were the effects of renegotiated contracts with various wholesale customers and with the Empire and Tilden iron ore mines (the "Mines"), WE's two largest retail customers, as well as continued reductions in sales to Wisconsin Public Power Inc. SYSTEM ("WPPI") and Upper Peninsula Power Company ("UPPCo"), WE's largest municipal and utility customer, respectively. The renegotiated wholesale and mine contracts contain discounts from previous rates charged to these customers in exchange for contract extensions. A 1.0% 1996 increase in total electric kilowatt-hour sales was not sufficient to offset the impact on Electric Operating Revenues of the rate decreases, the renegotiated contracts and the reduced sales to WPPI and UPPCo.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS - (cont'd)

=========================================================================================================
                                                                   % Change                     % Change
                                                                     1995                         1994
 Electric Operations                   1996             1995        to 1996           1994       to 1995
 ------------------------------     ----------       ----------    ---------       ----------   ---------
  Electric Gross Margin ($000's):
   Operating Revenues:
     Residential                    $  494,142       $  507,416      (2.6%)        $  484,627      4.7%
     Small Commercial/Industrial       421,511          423,039      (0.4%)           406,043      4.2%
     Large Commercial/Industrial       383,047          401,794      (4.7%)           398,179      0.9%
     Other                              56,318           69,318     (18.8%)            69,258      0.1%
     Resale-Utilities                   26,372           24,811       6.3%             31,295    (20.7%)
     Other Operating Revenues           11,880           11,102       7.0%             14,160    (21.6%)
                                    ----------       ----------                    ----------
   Total Operating Revenues          1,393,270        1,437,480      (3.1%)         1,403,562      2.4%
   Fuel & Purchased Power              331,867          345,387      (3.9%)           328,485      5.2%
                                    ----------       ----------                    ----------
  Gross Margin                     $1,061,403       $1,092,093      (2.8%)        $1,075,077       1.6%
                                    ==========       ==========                    ==========
 Sales (Megawatt-hours):
   Residential                       6,998,769        7,042,691      (0.6%)         6,670,081      5.6%
   Small Commercial/Industrial       7,204,694        7,047,277       2.2%          6,699,073      5.2%
   Large Commercial/Industrial      10,785,505       10,639,782       1.4%         10,471,869      1.6%
   Other                             1,476,999        1,550,937      (4.8%)         1,603,741     (3.3%)
   Resale-Utilities                  1,094,461        1,003,182       9.1%          1,466,599    (31.6%)
                                    ----------       ----------                    ----------
   Total Electric Sales             27,560,428       27,283,869       1.0%         26,911,363      1.4%
                                    ==========       ==========                    ==========
 Average Customers:
   Residential                         867,917          857,924       1.2%            846,745      1.3%
   Small Commercial/Industrial          91,565           90,386       1.3%             88,765      1.8%
   Large Commercial/Industrial             706              679       4.0%                674      0.7%
   Other                                 1,812            1,809       0.2%              1,802      0.4%
   Resale-Utilities                         20               12      66.7%                  9     33.3%
                                    ----------       ----------                    ----------
   Total Average Customers             962,020          950,810       1.2%            937,995      1.4%
                                    ==========       ==========                    ==========
=======================================================================================================

Between the comparative periods, the gross margin on Electric Operating Revenues (Electric Operating Revenues less Fuel and Purchased Power expenses) decreased 2.8% or by approximately $30.7 million. The lower 1996 Electric Operating Revenues more than offset the lower net 1996 Fuel and Purchased Power expenses. Fuel expenses declined 2.6% in 1996 primarily due to lower average coal costs per ton consumed. Between the comparative periods, Purchased Power expense decreased 13.4% as WE substituted lower cost generation for power purchases.

Residential sales declined 0.6%, but Small Commercial/Industrial sales increased 2.2% during 1996 compared to 1995. A decrease in the average electric usage per Residential customer as a result of cooler weather during the summer of 1996 compared to the summer of 1995 was partially offset by the effect of a 1.2% increase in the average number of Residential customers during 1996. Average usage per Small Commercial/Industrial customer in 1996 was flat compared to 1995. However, a 1996 increase in the average number of Small Commercial/Industrial customers caused the increase in electric sales to this customer class.

Electric energy sales to the Mines increased by 3.2% to approximately 2,369,000 megawatt-hours in 1996 compared to 2,296,000 megawatt-hours in 1995. Excluding the Mines, sales to Large Commercial/Industrial customers increased 0.9% between the comparative periods.

The 4.8% decrease in 1996 sales to the Other customer class compared to 1995 is largely due to the reduction in sales to WPPI noted above. WPPI has been

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS - (cont'd)

reducing its purchases from WE subsequent to acquiring generating capacity and expanding use of its existing generating facilities.

Sales of electric energy to other utilities (the Resale-Utilities customer class), representing 4.0% of total 1996 electric energy sales, increased 9.1% from 1995 to 1996. This increase is attributed in part to increased availability during 1996 of WE's lowest cost generating units compared to 1995 and to greater native load demand as a result of the hot weather during the summer of 1995, allowing for higher opportunity sales by WE to other utilities in 1996. During 1996, a continued reduction in purchases of electricity by UPPCo somewhat offset the increase in resale sales to other utilities during 1996. WE expects UPPCo to significantly reduce its purchases of electric energy from WE when a 65 megawatt ("MW") agreement with WE expires at the end of 1997.

1995 Compared to 1994: Despite an annualized $16.2 million or 1.3% Wisconsin retail electric fuel adjustment rate decrease that became effective on August 4, 1994, total Electric Operating Revenues increased by 2.4% or by $33.9 million from 1994 to 1995 due to increased 1995 electric sales.

The gross margin on Electric Operating Revenues increased by 1.6% or $17.0 million in 1995 compared to 1994. The gross margin grew because the increased electric sales were primarily to Residential and Small Commercial/Industrial customers who contribute higher margins to earnings than other customer classes. During 1995, Fuel expense increased 6.2% or by approximately $17.7 million in 1995 compared to 1994 as a result of higher electric sales. Purchased Power expense declined 1.9% or by approximately $0.8 million in 1995 compared to 1994 as a result of decreased marginal generating costs in 1995 at three of WE's fossil plants and the newly installed peaking capacity at Paris Generating Station ("Paris"). Lower generating costs at the fossil plants were due to decreased per unit fuel costs and the benefits of Revitalization, allowing WE to substitute lower cost generation for power purchases. The addition of Paris, a natural gas fired peaking unit, in 1995 allowed WE to eliminate firm power purchase contracts that included fixed demand charges. Unscheduled or longer than expected outages in 1995 at two of WE's most efficient power plants, however, offset most of the decrease in Purchased Power expense as WE purchased nonfirm replacement power on the spot market.

Total electric sales increased by 1.4% in 1995 compared to 1994. Electric sales were positively impacted by substantially warmer summer weather conditions during 1995, resulting in increased use of electricity for air conditioning and other cooling purposes. As measured by cooling degree days, the 1995 cooling season (June through August) was 27.7% warmer than the same period in 1994. During the summer of 1995, WE experienced eight days of electric peak demands greater than the previous record which had been set in June 1994. The increase in electric sales also reflects colder winter weather during the fourth quarter of 1995 and a moderate increase in economic activity in WE's service area.

The warmer 1995 summer weather increased sales primarily to Residential and Small Commercial/Industrial customers. These customers are more sensitive to weather variations than other customer classes. The average number of customers in the Residential and Small Commercial/Industrial customer classes increased by 1.3% and 1.8%, respectively, from 1994 to 1995.

Electric energy sales to the Mines decreased by 0.5% to 2,296,000 megawatt-hours in 1995 compared to 2,308,000 megawatt-hours in 1994. Excluding the Mines, sales to Large Commercial/Industrial customers increased 2.2%.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS - (cont'd)

The 3.3% reduction in sales to the Other customer class in 1995 compared to 1994 is largely the result of reductions in sales to WPPI discussed above. WPPI's sales reductions during 1995 did not have a significant effect on earnings.

Sale of electric energy to the Resale-Utilities customer class declined 31.6% in 1995 compared to 1994. This decline can in part be attributed to unplanned or longer than expected outages at two of WE's least cost generating facilities during 1995 and to increased retail customer load as a result of the warmer summer of 1995 weather, both of which reduced the opportunity to sell electric energy to other utilities. Also, as noted above, UPPCo reduced the amount of energy that it purchased from WE in 1995. The 1995 sales reductions by UPPCo did not have a significant effect on 1995 earnings.

Gas Revenues, Gross Margins and Therm Deliveries

The table below summarizes Gas Operating Revenues, gross margins, therm deliveries and average gas customers for each of the three years ended December 31, 1996.

1996 Compared to 1995: Despite an annualized $8.3 million or 2.6% Wisconsin retail gas rate decrease effective January 1, 1996, total Gas Operating Revenues increased 14.6% or by $46.6 million and the gross margin on Gas Operating Revenues (Gas Operating Revenues less Cost of Gas Sold) increased 0.9% or by $1.1 million during 1996 compared to 1995. A 5.7% increase in total therm deliveries during 1996 more than offset the impact of the rate decrease on Gas Operating Revenues and on gross margin.

Gross margin was higher in 1996 because the increased therm deliveries were primarily to Residential and Commercial customers, who contribute higher margins to earnings than other customer classes. The change in Cost of Gas Sold increased 24.1% or by approximately $45.5 million in 1996 compared to 1995 due to a higher 1996 per unit cost of purchased gas and to a higher volume of gas purchases in 1996. WE arranges for its own gas supply contracts with terms of various lengths. Changes in the cost of natural gas purchased at market prices are included in customer rates through the purchased gas adjustment mechanism and do not affect gross margin.

Total natural gas therm deliveries increased 5.7% or by 50,165,000 therms in 1996 compared to 1995. Of this increase in therm deliveries, Residential and Commercial/Industrial sales increased by 26,850,000 therms and 17,811,000 therms, respectively, in 1996. These increases are attributed in part to colder weather and in part to increased customers in these two customer classes during 1996 compared to 1995. As measured by heating degree days, 1996 was 9.3% colder than 1995 and 6.0% colder than normal. During 1996, the average number of Residential and Commercial/Industrial customers increased by 2.7% and 2.4%, respectively, compared to 1995.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS - (cont'd)

 ==========================================================================================================
                                                                     % Change                      % Change
                                                                       1995                          1994
 Gas Operations                         1996             1995         to 1996           1994        to 1995
 ------------------------------      ----------       ----------     ---------       ----------    ---------
 Gas Gross Margin ($000's):
   Operating Revenues:
     Residential                     $  218,811       $  194,226       12.7%         $  200,824      (3.3%)
     Commercial/Industrial              108,100           94,482       14.4%            102,496      (7.8%)
     Interruptible                       11,531            7,712       49.5%             12,605     (38.8%)
     Transported Customer Owned Gas      11,006           12,161       (9.5%)            11,453       6.2%
     Other - Interdepartmental            3,775            5,834      (35.3%)             2,907     100.7%
     Other Operating Revenues            11,652            3,847      202.9%             (5,936)   (164.8%)
                                     ----------       ----------                     ----------
   Total Operating Revenues             364,875          318,262       14.6%            324,349      (1.9%)
   Cost of Gas Sold                     234,254          188,764       24.1%            199,511      (5.4%)
                                     ----------       ----------                     ----------
   Gross Margin                      $  130,621       $  129,498        0.9%         $  124,838       3.7%
                                     ==========       ==========                     ==========
 Therms Delivered (000's):
   Residential                          371,990          345,140        7.8%            323,913       6.6%
   Commercial/Industrial                225,169          207,358        8.6%            199,206       4.1%
   Interruptible                         35,869           29,397       22.0%             36,916     (20.4%)
   Transported Customer Owned Gas       268,163          261,361        2.6%            235,850      10.8%
   Other - Interdepartmental             35,703           43,473      (17.9%)            15,334     183.5%
                                     ----------       ----------                     ----------
   Total Gas Delivered                  936,894          886,729        5.7%            811,219       9.3%
                                     ==========       ==========                     ==========
 Average Customers:
   Residential                          330,153          321,643        2.7%            311,288       3.3%
   Commercial/Industrial                 29,930           29,228        2.4%             28,439       2.8%
   Interruptible                            196              203       (3.5%)               198       2.5%
   Transportation                           230              209       10.1%                202       3.5%
   Other - Interdepartmental                  8                8        0.0%                  7      14.3%
                                     ----------       ----------                     ----------
   Total Average Customers              360,517          351,291        2.6%            340,134       3.3%
                                     ==========       ==========                     ==========
 ==========================================================================================================

Other-Interdepartmental therm deliveries decreased 17.9% or by 7,770,000 therms during 1996 compared to 1995. These therm deliveries to WE electric generating facilities, primarily the natural gas fired peaking units at the Paris and Concord Generating Stations ("Concord"), are at rates approved by the Public Service Commission of Wisconsin ("PSCW"). Therm deliveries to these customers decreased in 1996 as a result of the cooler 1996 summer weather discussed above in "Electric Revenues, Gross Margins and Sales".

1995 Compared to 1994: Despite an increase in 1995 total gas deliveries, total Gas Operating Revenues decreased 1.9% or by approximately $6.1 million in 1995 compared to 1994 as a result of a reduction in the cost of gas, which is recovered in Gas Operating Revenues through the purchased gas adjustment clause. The gross margin on Gas Operating Revenues (Gas Operating Revenues less Cost of Gas Sold) increased 3.7% or by approximately $4.7 million in 1995 compared to 1994. The gross margin was higher because of increased therm sales to Residential and Commercial customers who contribute higher margins to earnings than other customer classes. A decrease in the average per unit cost of purchased gas during 1995 more than offset the affect of the increase in therm deliveries such that Cost of Gas Sold decreased 5.4% or by $10.7 million compared to 1994.

Total natural gas therms delivered increased 9.3% or by 75,510,000 therms between the comparative periods. Colder weather during the fourth quarter of 1995 compared to the fourth quarter of 1994 contributed to net increased deliveries for 1995. As measured by heating degree days, the fourth quarter of 1995 was 43.1% colder than the same period in 1994. The colder weather in

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS - (cont'd)

the fourth quarter of 1995 especially increased sales to Residential and Commercial customers. These customers are more sensitive to weather variations as a result of heating requirements than other customer classes. Also, the average number of Residential and Commercial/Industrial customers increased by 3.3% and 2.8%, respectively, in 1995 compared to 1994.

During 1995, Other-Interdepartmental therm deliveries increased 183.5% or by 28,139,000 therms compared to 1994. WE attributes this increase to increased electric generation peaking requirements of Concord and Paris, especially given the warmer weather conditions during the summer of 1995 noted above. All of the gas fired generating units at Concord and Paris were in operation by the end of the second quarter of 1995 while only the generating units at Concord were in operation by the end of the second quarter of 1994.

Operating Expenses

1996 Compared to 1995: Other Operation Expenses decreased 0.9% or by $3.7 million during 1996 compared to 1995, primarily due to lower capitalized conservation, property insurance and pension and benefit expenses, partially offset by increased uncollectible expenses. Maintenance expense decreased 8.3% or by approximately $9.4 million in 1996 compared to 1995, primarily as a result of a decrease in costs associated with maintenance of WE's fossil power plants. WE attributes the decrease in maintenance to an extended outage at WE's Pleasant Prairie Power Plant in 1995 as well as to continued efforts to reduce operating and maintenance costs. Depreciation expense increased 10.3% or by $18.9 million between the same comparative periods primarily due to increased nuclear decommissioning expenses and to a lesser extent to higher depreciable plant balances in 1996.

During 1996, Operating Taxes Other Than Income Taxes increased 4.1% or by $3.1 million compared to 1995 due to tax adjustments related to prior periods. Total operating income taxes decreased 10.2% or by $14.4 million in 1996 compared to 1995 as a result of lower taxable income.

1995 Compared to 1994: Excluding Depreciation expense, operating income taxes and the nonrecurring 1994 Revitalization charge, total Operating Expenses decreased 0.9% in 1995 compared to 1994, reflecting a reduction of 3.1% or approximately $16 million in Other Operation and Maintenance expenses primarily attributable to payroll-related savings and efficiencies gained through WE's Revitalization program. Such reductions were partially offset by higher costs related to increased generation, the availability of Paris and unscheduled or longer than expected outages at WE power plants.

In 1995 compared to 1994, total operating income taxes increased 41.4% or by $41 million due to lower taxable income in 1994 caused by the nonrecurring Revitalization charge. Deferred Income Taxes-Net increased $22 million or 88.7% primarily due to tax matters related to the timing of payments made in connection with WE's Revitalization program.
Other Items

Excluding the annual $10.9 million impact of a 1996 change in accounting for capitalized conservation expenditures at WE, Miscellaneous - Net Other Income and Deductions increased $14.9 million in 1996 compared to 1995. The change in accounting more than offset a 1996 increase in non-utility Miscellaneous-Net Other Income and Deductions of $13.4 million compared to 1995. This $13.4 million increase was primarily due to fair market valuation adjustments of

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS - (cont'd)

non-utility investments and the gain recorded on sales of non-utility property and investments. Miscellaneous-Net Other Income and Deductions decreased $9.8 million in 1995 compared to 1994, due in part to fair market valuation adjustments of non-utility investments.

Other Interest Charges decreased by approximately $5.0 million in 1996 compared to 1995 due to decreased average outstanding short-term debt balances during 1996, primarily at WE. Other Interest Charges increased by $4.8 million in 1995 compared to 1994 as a result of increased average short-term debt balances, primarily at WE, in 1995 compared to 1994.


FACTORS AFFECTING RESULTS OF OPERATIONS

Merger Agreement with Northern States Power Company

On April 28, 1995, Wisconsin Energy Corporation ("WEC") and Northern States Power Company, a Minnesota corporation ("NSP"), entered into an Agreement and Plan of Merger, which was amended and restated as of July 26, 1995 ("Merger Agreement"). The Merger Agreement provides for a strategic business combination involving WEC and NSP in a "merger-of-equals" transaction ("Transaction"). As a result, WEC will become a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), and will change its name to Primergy Corporation ("Primergy"). Primergy will be the parent company of WEC's utility subsidiary, Wisconsin Electric Power Company ("WE", which will be renamed Wisconsin Energy Company), of NSP (which, for regulatory reasons, will reincorporate in Wisconsin ("New NSP")), and of the other subsidiaries of WEC and NSP.

The Transaction is intended to be tax-free for income tax purposes and to be accounted for as a "pooling of interests". On September 13, 1995, the stockholders of WEC and NSP voted to approve the proposed Transaction. Under the provisions of the Merger Agreement, each outstanding share of NSP common stock will be converted into 1.626 shares of Primergy common stock and each outstanding share of WEC common stock will remain outstanding as a share of Primergy common stock.

The Merger Agreement is subject to various conditions, including approval of various regulatory agencies. The goal of WEC and NSP was to complete the Transaction by January 1, 1997. However, as discussed below, all necessary regulatory approvals were not obtained by the end of 1996 and, as a result, the Transaction was not completed in 1996. WEC and NSP continue to pursue regulatory approvals, without unacceptable conditions, to facilitate completion of the Transaction as soon as possible in 1997.

Upon consummation of the Transaction, cost savings are estimated to be approximately $2 billion over a 10-year period, net of transaction costs (including fees for financial advisors, attorneys, accountants, consultants, filings and printing) and costs to achieve the savings of approximately $30 million and $122 million, respectively. The allocation between WEC and NSP and their customers of the estimated cost savings resulting from the Transaction, net of costs incurred to achieve such estimated cost savings, is subject to regulatory review and approval.

WEC and NSP have proposed that, upon consummation of the Transaction, retail electric rates be reduced by approximately 1.5% and frozen at that level for

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS - (cont'd)

four years in the jurisdictions in which they operate. WEC and NSP have also proposed a four year freeze in their wholesale electric rates. In December 1995, WEC and NSP entered into a settlement agreement with certain Wisconsin municipal intervenors that ended the latters' participation in the Federal Energy Regulatory Commission ("FERC") and state merger proceedings. The settlement agreement, which provides for certain rate reductions on power sales and transmission services, was approved by the FERC in June 1996. For retail gas customers, WE and NSP-WI have proposed that Wisconsin Energy Company implement a $4.2 million reduction in retail gas rates on an annualized basis and a four year rate freeze for customers in Wisconsin and Michigan. NSP has proposed a two year gas retail rate freeze in its Minnesota jurisdiction and a modest gas retail rate reduction and four year gas retail rate freeze in its North Dakota jurisdiction.

Regulatory authorities may also require the restructuring of electric transmission system operations or administration. As noted below, WEC and NSP have proposed an Independent System Operator ("ISO") of their electric transmission systems in testimony filed with the FERC and the Public Service Commission of Wisconsin ("PSCW") during merger application hearings. WEC and NSP currently cannot predict what, if any, restructuring of the transmission system will be required. In addition, Wisconsin State law limits the total assets of non-utility affiliates of Primergy, which could affect the amount of non-regulated operations.

Securities and Exchange Commission: In April 1996, WEC and NSP submitted the initial filing with the Securities and Exchange Commission ("SEC") to facilitate registration of Primergy under the PUHCA. Although WEC and NSP are working to avoid divestitures, the SEC could require, as a condition of its approval of the Transaction, that Primergy divest of certain of its gas utility and/or non-regulated operations within a reasonable time after the Transaction is consummated. In a few cases, the SEC has allowed the retention of such properties or deferred the question of divestiture for a substantial period of time. In those cases in which divestiture has taken place, the SEC has usually allowed enough time to complete the divestiture so as to allow the applicant to avoid a "fire sale" of the divested assets. WEC and NSP believe that strong policy reasons and prior SEC decisions exist which support their retaining their existing gas utility properties and non-utility ventures, or, alternatively, which support deferring the question of divestiture for a substantial period of time. Accordingly, WEC and NSP requested in their April 1996 merger application with the SEC that WEC and NSP be allowed to retain WEC's and NSP's existing gas utility properties and non-utility ventures.

Federal Energy Regulatory Commission: The FERC held hearings on the merger application in June 1996. Subject to WEC and NSP meeting eight conditions, the administrative law judge ("ALJ") in the merger proceeding issued an initial decision in August 1996 recommending approval of the Transaction. The ALJ's initial decision included recommendations for a working ISO and specifically rejected the need for divestiture of any generation or transmission facilities as a requirement for ensuring open and equal access to the transmission system. In October 1996, WEC and NSP filed with the FERC a Unilateral Settlement Offer of the Primergy Merger Applicants ("Settlement Offer") setting forth a proposed ISO for Primergy. The Settlement Offer contains all of the elements appropriate to an ISO and addresses all issues and concerns related to transmission "market power".

In mid-December 1996, the FERC revised and streamlined its 30-year-old policy for evaluating public utility mergers, with the changes designed to expedite

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS - (cont'd)

the processing of merger applications. The new policy primarily focuses on three factors in reviewing mergers: the effect on competition, rates, and state and federal regulation. For pending mergers, such as that between WEC and NSP, the policy will be applied on a case-by-case basis. WEC and NSP believe the proposed Transaction is consistent with the FERC's revised merger policy and are hopeful that the FERC will simultaneously rule on the Settlement Offer and the pending merger application in the first quarter of 1997.

Public Service Commission of Wisconsin: In October 1996, the PSCW commenced hearings on the merger application, which were completed in November 1996.

In late December 1996, two Wisconsin legislators asked the PSCW to delay decisions on all pending utility mergers until the Wisconsin Legislature had an opportunity to consider a bill revising the state's utility merger law, which the two legislators indicated they would introduce. In early January 1997, the PSCW voted unanimously not to delay its decision. However, later in January 1997, a Dane County Circuit Court judge ordered the PSCW to delay its decision on the application, pending the results of an investigation regarding alleged prohibited conversations between one of the commissioners and WEC officials. The judge further ordered the PSCW to investigate the allegations. While WEC cannot predict specifically when the PSCW will resolve the allegations and proceed with deliberations concerning the merger application, the Company is hopeful that such investigation might be completed by the end of the first quarter of 1997.

Minnesota Public Utilities Commission: In June 1996, the Minnesota Public Utilities Commission ("MPUC") issued an order which established the procedural framework for the MPUC's consideration of the merger. The issues of merger-related savings, electric rate freeze characteristics, NSP's pre-merger revenue requirements, Primergy's ability to control the transmission interface between the Mid-Continent Area Power Pool and the Wisconsin and upper Michigan area, and the impact of control of this interface on Minnesota utilities were set for contested case hearings.

The MPUC completed evidentiary hearings on the merger application in December 1996. In January and February 1997, ALJs in the merger application proceedings issued their findings and recommendations about the Minnesota merger application. Among other items, they found that the projected merger-related cost savings were reasonable, recommended a four-year rate freeze, with very limited exceptions for rate changes and concluded that the merger would not provide Primergy with the ability or incentive to negatively impact competition. The MPUC will consider the ALJs' recommendations along with other information when they deliberate and decide the case. WEC and NSP are hopeful that the MPUC will rule on the pending merger application in the first quarter of 1997.

Michigan Public Service Commission: In April 1996, the Michigan Public Service Commission ("MPSC") approved the merger application through a settlement agreement containing terms consistent with the merger application.

North Dakota Public Service Commission: In June 1996, the North Dakota Public Service Commission approved the merger application.

Other Federal Agencies: In the fall of 1995, WEC and NSP filed applications with the Nuclear Regulatory Commission ("NRC") for license amendments related to the Merger Agreement. The matter is pending. In 1995, WEC and NSP

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS - (cont'd)

received a ruling from the United States Internal Revenue Service indicating that the proposed successive merger transactions included in the Merger Agreement would not prevent treatment of the Transaction as a tax-free reorganization under applicable tax law if each transaction independently so qualified. In December 1996, WEC and NSP filed required notifications with the Federal Trade Commission and the United States Department of Justice ("U.S. DOJ") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. In January 1997, the U.S. DOJ served a second request for information and documents. WEC and NSP anticipate responding to the second request in March 1997.

Merger Conditions: Under the Merger Agreement, completion of the Transaction is subject to several conditions, including but not limited to the prior receipt of all necessary regulatory approvals without the imposition of materially adverse terms. In addition, both WEC and NSP have the right to terminate the Merger Agreement if the Transaction has not been completed by April 30, 1997, except where on such date all necessary statutory approvals and third party consents have not been obtained but all other conditions to closing have been fulfilled or are capable of being fulfilled. Then the termination date shall be extended to October 31, 1997. WEC continues to work with NSP to complete the Transaction and believes that fulfillment of the various conditions to the Transaction within the time frame of the Merger Agreement is achievable.

Additional information with respect to the Merger Agreement and the proposed Transaction, including pro forma combined condensed financial information, may be found in "Note B - Mergers" in the NOTES TO FINANCIAL STATEMENTS.

Nuclear Matters

Point Beach Nuclear Plant: WE operates two 500 megawatt electric generating units at Point Beach Nuclear Plant ("Point Beach"). During 1996, Point Beach accounted for 25.4% of WE's net electric generation. The current operating licenses for the two units at Point Beach expire in 2010 and 2013 for Units 1 and 2, respectively.

As a result of degradation of tubes within the Unit 2 steam generators at Point Beach, WE completed replacement of the steam generators in January 1997. The unit had been operating at 90% of its capacity during the operating cycle prior to the Unit 2 fall refueling and steam generator replacement outage, which began in October 1996. Subject to approval by the NRC, WE expects to restart Unit 2 during the second quarter of 1997. Unit 1 is currently expected to begin an extended refueling outage in early May 1997 that could extend into September 1997. However, WE continues to evaluate generating unit outage schedule scenarios to optimize the availability of supply resources which may impact the schedule of the Unit 1 outage. See "FACTORS AFFECTING RESULTS OF OPERATIONS - Rates and Regulatory Information" below for information about a related emergency fuel rate increase filing with the PSCW in February 1997.
WE completed construction of an Independent Spent Fuel Storage Installation ("ISFSI") in 1995 for dry storage of spent fuel from Point Beach. The ISFSI was necessary because the spent fuel pool inside the plant is nearly full. Two storage casks have been loaded with spent fuel and transferred to the ISFSI. As a result of a hydrogen gas ignition during loading of a third cask in May 1996, cask loading has been halted until actions are implemented to prevent recurrence of such an event and until the NRC has reviewed and accepted these actions. WE hopes to resume loading of the casks in April 1997.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS - (cont'd)

In December 1996, WE paid the NRC $325,000 in civil penalties for performance deficiencies and violations of NRC requirements in various plant activities. In January 1997, the NRC informed WE of additional potential violations observed during a special inspection that could result in further civil penalties. Also, the NRC sent a letter on January 27, 1997 notifying WE of a declining trend in performance at Point Beach based upon these inspections and other ongoing regulatory interactions. The NRC issues trend letters to provide early notification of declining performance and to allow a utility, under the watchfulness of the NRC, to take early corrective actions. The NRC acknowledged in the letter that WE has made improvements in the identification and resolution of specific problems.

See "Note F - Nuclear Operations" in the NOTES TO FINANCIAL STATEMENTS for further information related to Point Beach, the Unit 2 steam generator replacement, the ISFSI and NRC matters. See "LIQUIDITY AND CAPITAL RESOURCES - Investing Activities" below for additional information about the Unit 2 steam generator replacement project.

Spent Fuel Storage and Disposal: As noted in the preceding section, WE constructed the ISFSI because its spent fuel pool within Point Beach is nearly full. Without NRC agreement that WE may resume loading of storage casks, the pool for spent fuel will be full by 1998. With NRC agreement to resume loading spent fuel, WE will load up to a total of 12 casks, providing sufficient storage capacity for spent fuel until the year 2000. WE plans to file an application with the PSCW later in 1997 for approval to load by the year 2000 further storage casks in addition to the 12 that were previously approved.

The temporary dry storage facilities at Point Beach are being used until the United States Department of Energy ("DOE") takes ownership of and permanently removes the spent fuel under a contract mandated by the Nuclear Waste Policy Act of 1982 ("Waste Act"). In July 1996, the United States Court of Appeals for the District of Columbia circuit ruled that the DOE has an unconditional obligation under the Waste Act to begin accepting spent fuel by January 31, 1998. However, in December 1996, the DOE notified owners of commercial nuclear plants that it will not be able to meet its statutory obligation. The DOE has indicated that it does not expect a permanent spent fuel repository to be available until at least 2010. On January 31, 1997, numerous electric utilities filed a petition in the Court of Appeals for review of the DOE's failure to meet its statutory obligation and requested, among other things, authority to withhold payments to the DOE for the permanent disposal program until it begins accepting their spent fuel. While WE was not a party to the petition, the PSCW has joined other public utility commissions and states in a similar petition filed on the same day. At this time, WE is unable to predict when the DOE will actually begin accepting spent fuel. Until such time, WE expects to continue to rely on temporary dry storage of its spent nuclear fuel. As another potential temporary storage option, WE is participating with a consortium of electric utilities to establish a private facility for interim storage of spent nuclear fuel. However, the availability of this private facility is uncertain at this time.
Industry Restructuring and Competition

The electric industry continues a trend towards restructuring and increased competition, driven by a combination of market forces, regulatory and legislative initiatives and technological changes. To date, competitive pressures have been most prominent in the wholesale power market, but are

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS - (cont'd)

expected to continue to develop in the electric retail markets. Currently proposed federal legislation targets electric retail customer choice by the years 2000 through 2003. Present regulatory restructuring initiatives in various midwestern states target electric retail customer choice by the years 2000 through 2005. While the Company cannot predict the ultimate timing or impact of a restructured electric industry, WE has been advocating restructuring of the electric utility industry and believes that as a low-cost energy provider, it is well positioned to benefit from such changes. Among others, the following electric and gas industry restructuring initiatives are underway in regulatory jurisdictions where WE currently does business.

PSCW Electric Utility Industry Investigation: The PSCW has conducted an investigation into the electric utility industry in Wisconsin, particularly its institutional structure and regulatory regime, in order to evaluate what changes would be beneficial for Wisconsin. In December 1995, the PSCW decided the general direction of utility regulation in Wisconsin. This proposed restructuring of the industry would permit all consumers to choose their electricity provider by the year 2001 and it would establish a competitive generation business. The transmission and distribution functions would remain regulated. In a February 1996 report to the Wisconsin Legislature, the PSCW identified a 32 step workplan that it would follow for electric utility restructuring in Wisconsin. During 1996, the PSCW began activities on twelve of these steps including:

* Required utilities to file plans to functionally segment the business into generation, transmission, distribution and customer service operations. Comments were filed on the plans and a technical conference will be held in early 1997.

* Requested utilities and other interested parties to file comments on the adoption of affiliated interest standards to prevent unfair competition and cross-subsidization between affiliated businesses. The PSCW staff will prepare an initial proposal for comment in early 1997 to be followed by hearings and rulemaking proceedings.

* Evaluated whether a public benefits policy advisory board should be created to carry out policies to continue programs, such as conservation and low-income energy assistance which are best handled by a government agency as competition is introduced into the industry. Meetings were held throughout 1996 to discuss recommendations for action. These recommendations formed a report that will serve as the basis for public meetings in early 1997. The PSCW is expected to make decisions in March 1997 which will most likely require significant legislation.

* Evaluated what quality of service standards and mechanisms for measuring and monitoring service quality should be established. Utilities and other interested parties were requested to comment on ways to generally improve service rules before moving to a restructured industry. A rulemaking hearing is planned for early 1997. The PSCW is expected to issue an order on service quality for legislative review after the hearings.

* Examined the introduction of an ISO in the state of Wisconsin that effectively separates control and operation of the transmission system from the ownership of generation. At the request of the PSCW, WE, along with four other utilities (including NSP) submitted a joint proposal in May 1996 for an ISO that would have the responsibility for ensuring transmission service in the state will be conducted fairly and equitably

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS - (cont'd)

    for all parties. Three other proposals were also filed. In September 1996, the PSCW issued an order setting forth principles for an acceptable ISO ("ISO Order"). Among the principles are that the ISO would operate the transmission system, be governed by a Board of Directors not subject to control by transmission owners and be the principal transmission planner. The PSCW indicated that the preferred method of transfer of authority to the ISO is a contract with a minimum length of five years. The PSCW has indicated that it will consider the principles contained in its ISO Order as deliberations are held on the Primergy merger application. As part of the PSCW merger proceeding, WEC and NSP proposed an ISO consistent with the ISO proposal filed with the FERC in the Settlement Offer discussed above. See "FACTORS AFFECTING RESULTS OF OPERATIONS - Merger Agreement with Northern States Power Company" above for further information about the proposed merger.

MPSC Electric Utility Industry Investigation: In December 1996, the staff of the MPSC issued a proposal to restructure that state's electric utility industry. If adopted, the plan would allow all consumers to be able to choose their electric supplier by the year 2004. The proposal supports development of a lower Michigan ISO using FERC principles to ensure non-discriminatory access and continued reliability. The Michigan ISO could later be involved with a regional ISO if determined to provide substantive benefit to Michigan customers. Based upon comments received in January 1997, the MPSC has requested further input on several implementation issues and will hold additional public hearings in March and April 1997.

Midwest ISO: WE is one of 24 utilities who are participating in the formation of a Midwest ISO which would be responsible for ensuring nondiscriminatory open transmission service access and the planning and security of the combined bulk transmission systems of the utilities. These utilities are all transmission facility owners within the East Central Area Reliability Council ("ECAR") or the Mid-America Interconnected Network ("MAIN"). In its Wisconsin statewide ISO Order, the PSCW did not specifically address how the Wisconsin ISO might be merged into the regional Midwest ISO once it was formed. Plans for the Midwest ISO are expected to be filed with the FERC in late 1997 and would be implemented in stages after acceptance by the FERC.

FERC Open Access Transmission Ruling: As a result of the Energy Policy Act of 1992, the FERC issued in April 1996 two orders relating to open access transmission service, stranded costs, standards of conduct and open access same-time information systems. The ruling is intended to create a more competitive wholesale electric power market.

The first order, Order No. 888, requires public utilities owning, controlling or operating transmission lines to file non-discriminatory open access tariffs that offer others the same transmission service provided to themselves and requires the use of the tariffs for their own wholesale energy sales and purchases. Order No. 888 also provides for the full recovery of "stranded costs" that were prudently incurred to serve power customers and that could go unrecovered if wholesale customers use open access to move to another electric energy supplier. In July 1996, WE submitted to the FERC a transmission tariff in connection with Order No. 888. WE's filing includes terms and conditions of network transmission service and point-to-point transmission service, including ancillary services. The rate related aspects of the tariff were accepted by the FERC in a June 1996 settlement agreement regarding WE's preexisting transmission service tariffs. All other aspects of the tariff followed the FERC pro-forma tariff and were accepted by the FERC.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS - (cont'd)

The second order, Order No. 889, works to ensure that transmission owners and their affiliates do not have an unfair competitive advantage in using transmission to sell power. Order No. 889 establishes standards of conduct and requires that a public utility's merchant function rely on the same electronic information network that its transmission customers rely on to obtain information about its transmission system when buying or selling power.

WE has advocated open access to transmission facilities as a necessary step in the competitive restructuring of the electric utility industry and does not believe that the ruling by the FERC will have a detrimental effect on its financial position or results of operations. The open access transmission orders became effective in mid-1996.

In its open access transmission ruling, the FERC encouraged utilities to consider ISOs such as the Wisconsin statewide and Midwest ISOs noted above as a tool to meet the demands of a competitive market for electric energy.

Wholesale Competition: Wholesale sales of electric energy accounted for 5.0%, 5.6% and 6.2% of WE's total Electric Operating Revenues in 1996, 1995 and 1994, respectively. WE attributes the decrease over this three year period in part to the increasingly competitive market for electric wholesale customers. In response to competition, WE renegotiated long-term power sales contracts with all of its municipal and rural electric cooperative wholesale customers during 1995 and 1996. The renegotiated contracts contain discounts from previous rates charged to these customers in exchange for contract extensions. Two wholesale customers, representing 24 MW, chose to obtain their power supplies from other suppliers, with their contracts phasing out between 1997 and 1998. As a result of the renegotiated and lost contracts, WE anticipates that electric wholesale revenues will continue to decrease slightly in 1997 and 1998. WE expects to continue to provide transmission service to the customers who did not renew their contracts.

PSCW Natural Gas Utility Industry Investigation: The PSCW continued a generic investigation of the natural gas industry in Wisconsin and addressed the extent to which traditional regulation should be replaced with a different approach. In response to a November 1996 PSCW order, WE will file a revised gas cost recovery mechanism ("GCRM") by July 1, 1997. In accordance with that order, GCRMs must either be an incentive type or modified dollar-for-dollar type, both of which will include after-the-fact prudence reviews by the PSCW. After WE files and receives PSCW approval for the new GCRM, WE will be able to assess the level of risk. The Company does not expect that a major portion of gas costs that are currently passed through to customers will be subject to risk under any GCRM that will be filed later this year.

The PSCW has also issued Standards of Conduct applicable to opportunity sales. Opportunity sales are described as the sales of underutilized capacity and supply entitlements that become periodically available because of the variable daily and seasonal needs of customers. These Standards of Conduct are intended to ensure that all interested market participants have an opportunity to purchase released capacity and supply and that the releasing utility receives the highest price for the sale, given the specific circumstances. Additional restrictions become applicable if a gas utility has a marketing affiliate.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS - (cont'd)

Electric Sales and Gas Deliveries Outlook

Assuming moderate growth in the economy of its service territory and normal weather, WE presently anticipates total electric kilowatt-hour sales to grow at a compound annual rate of approximately 2.1% over the five-year period ending December 31, 2001. WE forecasts total therm deliveries of natural gas to grow at a compound annual rate of approximately 1.9% over the same five-year period. These forecasts are subject to a number of variables, including among others the economy, weather and the restructuring of the electric and gas utility industries, which may affect the actual growth in sales. These estimates do not reflect the operations of NSP, which will become a part of Primergy after consummation of the Transaction. See "FACTORS AFFECTING RESULTS OF OPERATIONS - Merger Agreement with Northern States Power Company" above.

New Gas Service Proposal: On February 14, 1997, WE filed revised plans with the PSCW to expand natural gas service to more than 4,800 potential customers in northeastern Wisconsin. The project will involve the installation of more than 350 miles of new gas main and is one of the largest proposed new franchise territory expansion efforts in recent Wisconsin history. Wisconsin Public Service Corporation ("WPS"), an unaffiliated investor-owned utility in Green Bay, Wisconsin, filed a competing application to serve a portion of the area for which WE originally filed. WE and WPS have reached an agreement that resolves which company will serve in areas that both companies initially filed to serve. A number of approvals must be granted before the project can continue, including receiving approval from the PSCW. The Wisconsin Propane Gas Association has intervened in the case and has requested that the PSCW hold a hearing. The hearing is scheduled for April 1997. Once all approvals are received, WE expects to begin contacting potential customers in the second half of 1997.

Effects of Inflation

With expectations of low-to-moderate inflation, the Company does not believe the impact of inflation will have a material effect on its future results of operations.

Effects of Weather

By the nature of its utility business segments, WEC's and WE's earnings are sensitive to weather variations from period to period. Variations in winter weather affect heating load for both the gas and electric utility. Variations in summer weather affect cooling load for the electric utility as well as therm-deliveries to gas fired electric generating customers. The table below summarizes weather in WE's service territory as measured by degree days for each of the three years ended December 31, 1996.


 ============================================================================
                                               % Change              % Change
                                                 1995                  1994
 Degree Days                 1996      1995     to 1996      1994     to 1995
 ----------------------     ------    ------   --------     ------   --------
 Heating (7,049 Normal)      7,469     6,833      9.3%      6,431       6.3%
 Cooling (668 Normal)          608       952    (36.1%)       877       8.6%
 ============================================================================

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS - (cont'd)

Rates and Regulatory Matters

The table below summarizes the projected annual revenue impact of recent rate changes authorized by regulatory commissions for the electric, natural gas and steam utilities of the Company based on the sales projections utilized by those commissions in setting rates. The PSCW regulates Wisconsin retail electric, steam and natural gas rates, while the FERC regulates wholesale power and electric transmission and gas transportation service rates. The MPSC regulates retail electric rates in Michigan.

The PSCW has discontinued the practice of conducting annual rate case proceedings, replacing it with a new schedule which calls for future rate cases to be conducted once every two years. In support of its goal to become the lowest-cost energy provider in the region and in light of the operating cost reductions expected from Revitalization discussed above, WE did not seek an increase in rates for 1994 or 1995. Discussion of rate changes for the 1997 and 1996 test years follow the table.

==============================================================================
                                   Revenue           Percent
                                   Increase         Change in        Effective
Service                           (Decrease)          Rates            Date
-------------------------        ------------       ---------        ---------
                                  (Millions)           (%)

 Retail electric, WI               $  (7.4)           (0.6)           02/18/97
 Retail gas                           (6.4)           (2.0)           02/18/97
 Steam heating                         0.1              .5            02/18/97
 Retail electric, WI                 (33.4)           (2.8)           01/01/96
 Retail electric, MI                  (1.1)           (3.3)           01/01/96
 Retail gas                           (8.3)           (2.6)           01/01/96
 Steam heating                        (0.8)           (5.1)           01/01/96
 Fuel electric, WI                   (16.2)*          (1.3)           08/04/94
==============================================================================
 *  The 8/4/94 fuel credit was eliminated 1/1/96 by PSCW Order.


Under the Wisconsin retail electric fuel cost adjustment procedure, retail electric rates may be adjusted, on a prospective basis, if cumulative fuel and purchased power costs, when compared to the costs projected in the retail electric rate proceeding, deviate from a prescribed range and are expected to continue to be above or below that range. In February 1997, WE filed with the PSCW for an emergency rate increase requesting recovery of $29 million of the $37 million of projected 1997 fuel increases above the 1997 annual base fuel cost authorized by the PSCW. In December 1995, the MPSC approved the suspension of the Power Supply Cost Recovery Clause (fuel adjustment procedure) for a five-year period for Michigan retail electric customers. In the case of natural gas costs, differences between the test year estimate and the actual cost of purchased gas are accounted for through a purchased gas adjustment clause.

1997 Test Year: In an order dated February 13, 1997, the PSCW directed WE to implement rate decreases for Wisconsin retail electric and gas customers of $7.4 million or 0.6% and $6.4 million or 2.0%, respectively, on an annualized basis, and a steam rate increase of $0.1 million or 0.5% on an annualized basis. The order is effective February 18, 1997 and is based on a regulatory return on common equity of 11.8%, up from 11.3% authorized since January 1,

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS - (cont'd)

1996. The PSCW had determined that it required a special full review of WE's rates for the 1997 test year in connection with consideration of the application for approval of the proposed merger of WEC and NSP.

1996 Test Year: In a letter order dated September 11, 1995, the PSCW directed WE to implement rate decreases for Wisconsin retail electric, gas and steam customers of $33.4 million or 2.8%, $8.3 million or 2.6% and $0.8 million or 5.1%, respectively, on an annualized basis effective January 1, 1996. The order is based on a regulatory return on common equity of 11.3%, down from 12.3% authorized since 1993. Also effective January 1, 1996, the MPSC authorized WE to implement a rate decrease for Michigan non-mine retail electric customers of $1.1 million or 3.3% on an annualized basis.

Neither the 1997 nor 1996 Test Year changes reflect the proposed retail electric and gas rate reductions and freezes nor the wholesale rate reductions and freezes related to the proposed merger with NSP. See "FACTORS AFFECTING RESULTS OF OPERATIONS - Merger Agreement with Northern States Power Company" above for a separate discussion of rate actions related to the proposed Transaction.

Regulatory Accounting: WEC's principal subsidiary, WE, operates under electric utility rates which are subject to the approval of the PSCW, MPSC and FERC, and natural gas and steam utility rates that are subject to the approval of the PSCW (see "Rates and Regulatory Matters" above). Such rates are designed to recover the cost of service and provide a reasonable return to investors. Developing competitive pressures in the utility industry may result in future utility rates which are based upon factors other than the traditional original cost of investment. In such a situation, continued deferral of certain regulatory asset and liability amounts on the utility's books may no longer be appropriate as allowed under Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation. At this time, WEC is unable to predict whether any adjustments to regulatory assets and liabilities will occur in the future. See "Note A - Summary of Significant Accounting Policies" in the NOTES TO FINANCIAL STATEMENTS for additional information.

New Accounting Pronouncements

In 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets ("FAS 121") and Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("FAS 123"). FAS 121 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. FAS 123 establishes reporting standards and an optional accounting method for stock-based employee compensation plans. The Company adopted both standards prospectively in 1996. Adoption did not have a material effect on the Company's net income or financial position.

In February 1996, FASB released for comment an exposure draft of a Proposed Statement of Financial Accounting Standards, Accounting for Certain Liabilities Related to Closure or Removal of Long-Lived Assets ("Proposed FAS"). The Proposed FAS, if issued, would require WE to recognize as a liability the present value of the estimated future total costs associated with closure or removal of certain long-lived assets and to correspondingly capitalize those costs. The capitalized costs would be depreciated to expense over the useful life of the asset. The proposed statement would become

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS - (cont'd)

effective in 1998. This Proposed FAS would apply to decommissioning costs for Point Beach and would result in WE recording a decommissioning liability and corresponding asset as required by the pronouncement. Currently, nuclear decommissioning costs are accrued as depreciation expense over the expected service lives of the two units at Point Beach based on an external sinking fund method. Any changes in depreciation expense due to differing assumptions between the Proposed FAS and those currently required by the PSCW are not expected to be material and would most likely be deferrable and recoverable in rates. For additional information on the costs of decommissioning Point Beach, see "Note F - Nuclear Operations" in the NOTES TO FINANCIAL STATEMENTS.

Environmental Matters

Clean Air Act: The 1990 Amendments to the Clean Air Act mandate significant nation-wide reductions in SO2 and NOx emissions to address acid rain and ground level ozone control requirements.

WE has completed the installation of continuous emission monitors at all of its facilities and installed low NOx burners on all boilers at its Oak Creek and Valley Power Plants. These actions, along with the burning of low sulfur coal meet the requirements that became effective January 1, 1995. To date, approximately $47.6 million has been spent on compliance with the 1990 amendments to the Clean Air Act.

WE elected to voluntarily bring the Valley and Port Washington Power Plants under jurisdiction of the NOx requirements of the Clean Air Act amendments of 1990, five years earlier than mandated. This was possible because these units already meet the current NOx emissions standards.

WE projects a surplus of SO2 emission allowances during Phase I and a small shortfall during Phase II, which begins in the year 2000. WE is seeking additional allowances available as a result of energy conservation programs. As an integral component of its least-cost plan, WE is active in SO2 allowance trading. Revenue from the sale of allowances is being used to offset future potential rate increases.

Additional fuel switching and the installation of NOx controls at various power plants will be required to meet the second phase of reduction requirements that become effective January 1, 2000. These costs, along with additional operating expenses, are not expected to exceed $38.0 million based on today's costs.

Manufactured Gas Plant Sites: WE is reviewing and addressing environmental conditions at a number of former manufactured gas plant sites. See "Note M - Commitments and Contingencies" in the NOTES TO FINANCIAL STATEMENTS for additional information.

Ash Landfill Sites: WE aggressively seeks environmentally acceptable, beneficial uses for its combustion byproducts. However, ash materials have been, and to some degree, continue to be disposed in company-owned, licensed landfills. Some early designed and constructed landfills may allow the release of low levels of constituents resulting in the need for various levels of remediation. Where WE has become aware of these conditions, efforts have been expended to define the nature and extent of any release, and work has been performed to address these conditions. These costs are included in the environmental operating and maintenance costs of WE.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS - (cont'd)

LS Power Generation Facility

In 1993, a competitive bidding process conducted by the PSCW resulted in the selection of a proposal submitted by an unaffiliated independent power producer, LSP-Whitewater L.P. ("LS Power"), to construct a generation facility to meet a portion of WE's anticipated increase in system supply needs. WE subsequently signed a long-term agreement to purchase electricity from the proposed facility. The agreement is contingent upon the facility being completed and placed into operation. Plant construction is currently on schedule to meet the planned start-up date of June 1, 1997. See "Note M - Commitments and Contingencies" in the NOTES TO FINANCIAL STATEMENTS for additional information about WE's long-term power purchase agreement with LS Power.


LIQUIDITY AND CAPITAL RESOURCES

Except where specifically noted, the following discussion and analysis of LIQUIDITY AND CAPITAL RESOURCES does not consider the impact of the proposed merger with NSP. See "FACTORS AFFECTING RESULTS OF OPERATIONS - Merger Agreement with Northern States Power Company" above for information about the proposed merger.

Investing Activities

WEC invested a net total of $1.106 billion in its businesses during the three years ended December 31, 1996. Investments during this three-year period included approximately $957 million for construction of new or improved facilities of which $840 million was for utility projects and approximately $117 million was for non-utility projects. Additional investments during the three years ended December 31, 1996 included approximately $76 million for acquisition of nuclear fuel, $47 million for the eventual decommissioning of WE's Point Beach Nuclear Plant and net capitalized conservation expenditures of $18 million. WEC's non-utility subsidiaries received net proceeds of $31 million during this three-year period on the disposition of various investments as part of Other Investing Activities.

Point Beach Unit 2 Steam Generators: In October 1992, WE filed an application with the PSCW for replacement of the Point Beach Unit 2 steam generators, which will allow for the unit's operation until the expiration of its operating license in 2013. In an Interim Order in February 1995, the PSCW deferred the decision on steam generator replacement until after the refueling outage in September 1995. However, the PSCW directed WE to make suitable arrangements with the fabricator of the new steam generators to allow the fabrication, delivery and replacement to proceed promptly if authorized by the PSCW. The reasonable costs of such arrangements to maintain a place in line with the fabricator would be afforded rate recovery. In May 1996, WE received a written order from the PSCW approving replacement of the steam generators at an estimated cost of $96 million. Replacement of the Unit 2 steam generators was completed in January 1997. Capital expenditures of $41.5 million and $24.6 million were made in 1996 and 1995, respectively, for replacement of the Unit 2 steam generators.

Milwaukee County Power Plant: The 11 MW Milwaukee County Power Plant supplies electricity, steam and chilled water to the hospitals and other member institutions of the Milwaukee Regional Medical Center, as well as to other large customers located on land known as the Milwaukee County Grounds. In

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS - (cont'd)

December 1995, WE acquired the electric generation and distribution facilities in the first phase of the acquisition. The capital cost for the electric facilities was $7 million. These facilities and the new customers associated with them were integrated into WE's current electric utility operations. In December 1996, WEC acquired the steam and chilled water production and distribution facilities to complete the second phase of the purchase. Two outstanding contingencies were met prior to closing the purchase. The PSCW approved the purchase of the steam facilities, and the five largest customers signed steam and chilled water service agreements which obligate them to purchase their present and future heating and cooling requirements from WEC for a period of ten years. The capital cost for the steam facilities was approximately $21 million. WE has integrated these facilities and the associated customers into its current steam utility operations. The capital cost for the chilled water facilities was approximately $19 million. A separate subsidiary of WEC will operate the chilled water facilities as a non-regulated business.

Paris Generating Station: During 1995, WE placed in service four units, or approximately 300 megawatts of capacity, at its Paris Generating Station. This natural gas-fired combustion turbine facility, located near Union Grove, Wisconsin, is designed to meet peak demand requirements. Capital expenditures of $6 million, $10 million and $54 million were made during 1996, 1995 and 1994, respectively. The capital costs of the Paris facility totalled approximately $102 million.

Concord Generating Station: During 1994, WE placed in service the last two units, or approximately 150 megawatts of capacity, at its Concord Generating Station. This four unit 300 megawatt natural gas-fired combustion turbine facility, located near Watertown, Wisconsin, is designed to meet peak demand requirements. The first two units were completed in 1993. Capital expenditures of $3 million and $6 million were made during 1995 and 1994, respectively, for construction of this facility. The capital costs of the Concord facility totalled approximately $100 million.

Port Washington Power Plant Renovation: Additionally during 1994, WE completed the $107 million renovation project at its Port Washington Power Plant. The renovation work, which began in September 1991, included the installation of additional emission control equipment. Capital expenditures totaling $12 million were made during 1994 for this project.

Kimberly Cogeneration Facility: Prior to the 1993 selection of the LS Power generation facility by the PSCW discussed above in "FACTORS AFFECTING RESULTS OF OPERATIONS - LS Power Generation Facility", WE had proposed to construct its own 220 megawatt cogeneration facility in Kimberly, Wisconsin, which was intended to provide process steam to Repap Wisconsin, Inc. ("Repap") starting in mid-1994. In its order, the PSCW selected the WE project as the second place conditional project if the LS Power project did not proceed. At December 31, 1996, a net investment of approximately $65.6 million remains in Other Deferred Charges and Other Assets for the Kimberly Cogeneration Facility equipment (the "Equipment"). This balance represents costs associated with the procurement of three combustion turbines, one steam turbine and three heat recovery boilers that were acquired in order to achieve the in-service dates as agreed to in a steam service contract with Repap. See "Note M - Commitments and Contingencies" in the NOTES TO FINANCIAL STATEMENTS for further information concerning disposition of the Equipment.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS - (cont'd)

Non-Utility Investments: WEC's non-utility assets amounted to approximately $304 million at December 31, 1996. WEC currently anticipates making additional non-utility investments from time to time. For additional information, see "Capital Requirements 1997-2001" below and "Note L - Information by Segments of Business" in WEC's NOTES TO FINANCIAL STATEMENTS.

Minergy Glass Aggregate Plant: Minergy Corp. ("Minergy"), a non-utility WEC subsidiary, plans to place into operation a $45 million facility in Neenah, Wisconsin that would recycle paper sludge from area paper mills into two usable products: glass aggregate and steam. The glass aggregate will be sold into existing construction and aggregate markets and the steam will be sold to a local paper mill. The plant will result in substantial environmental and economic benefits to the area by providing an alternative to landfilling paper sludge. Minergy commenced construction in July 1996, with commercial operation scheduled for April 1998. The project is expected to be financed during construction through short-term borrowings. Capital expenditures totaling $14 million were made during 1996 for this facility.

Cash Provided by Operating and Financing Activities

During the three years ended December 31, 1996, cash provided by operating activities totaled $1.308 billion at WEC and $1.310 billion at WE. During this period, internal sources of funds, after the payment of dividends, provided 75% of WEC's and 82% of WE's capital requirements.

Financing activities during the three-year period ended December 31, 1996 included the issuance of approximately $506 million of long-term debt by WEC of which $480 million was issued by WE. The proceeds of these new debt issues were used to retire or refinance higher coupon debt in the amount of $223 million, to reduce net short-term borrowings in the amount of $138 million and for other general corporate purposes. WEC added $126 million of common equity from the issuance of new shares through the Company's stock plans and purchased or redeemed $5 million of preferred stock. No preferred stock was issued during this period. Dividends on WEC's common stock were $167 million, approximately $160 million and approximately $151 million during 1996, 1995 and 1994, respectively. WE paid dividends to WEC of approximately $168 million, $160 million and $151 million during 1996, 1995 and 1994, respectively, and received a total of $60 million in capital contributions from WEC during this three-year period.

In December 1996, WE and Wisvest Corporation issued promissory notes in the amount of $12.05 and $10.95 million, respectively, due 2006. The notes were issued as part of the transaction to acquire the steam and chilled water facilities from Milwaukee County. The notes have been discounted to reflect the difference between the effective interest rate of 6.36% and the stated rate of 1.93%.

In November 1996, WE issued $200 million of 6 5/8% unsecured debentures due 2006. In December 1995, WE issued $100 million of unsecured One Hundred Year 6 7/8% Debentures due 2095. Proceeds of both issues were added to WE's general funds and were applied to the repayment of short-term borrowings.
In August 1995, WE called for optional redemption $98.35 million aggregate principal amount of fixed rate tax exempt bonds issued by three political jurisdictions on WE's behalf that were secured by issues of WE's First Mortgage Bonds with terms corresponding to the tax exempt bonds called for redemption. During September and October 1995, the three political jurisdictions issued $98.35 million aggregate principal amount of new tax

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS - (cont'd)

exempt bonds on behalf of WE, collateralized by unsecured variable rate promissory notes issued by WE, maturing between March 1, 2006 and September 1, 2030, with terms corresponding to the respective issues of the refunding tax exempt bonds. The proceeds were used to finance the optional redemptions.
The WE First Mortgage Bonds, which collateralized the redeemed tax exempt bonds, have been canceled.

The Merger Agreement, entered into by WEC and NSP, provides for restrictions on certain transactions by both the Company and NSP, including the issuance of debt and equity securities. Should circumstances arise to make such transactions necessary, NSP would need to agree to consent to any such change in the Merger Agreement.

See "Note A - Summary of Significant Accounting Policies" in WEC's NOTES TO FINANCIAL STATEMENTS for a discussion of various limitations on the ability of WE to transfer funds to WEC.

Capital Structure

WEC's and WE's capitalization at December 31 were:

==============================================================================
                                                WEC                  WE
                                         ----------------     ----------------
                                          1996      1995       1996      1995
                                         ------    ------     ------    ------
    Common Equity                         53.3%     53.8%      51.6%     52.1%
    Preferred Stock                        0.8       0.9        0.9       1.0
    Long-Term Debt
     (including current maturities)       44.0      40.8       46.1      42.3
    Short-Term Debt                        1.9       4.5        1.4       4.6
                                         ------    ------     ------    ------
                                         100.0%    100.0%     100.0%    100.0%

==============================================================================

Compared to the utility industry in general, the Company has maintained a relatively high ratio of common equity to total capitalization and low debt and preferred stock ratios. This conservative capital structure, along with strong bond ratings and internal cash generation has provided, and should continue to provide, the Company with access to the capital markets when necessary to finance the anticipated growth in the Company's utility business. WE currently has senior secured debt ratings of AA+ by Standard & Poor's Corporation ("S&P"), Duff & Phelps Inc. and Fitch Investors Service Inc. ("Fitch") and Aa2 by Moody's Investors Service ("Moody's"). WE currently has unsecured debt ratings of AA by S&P and Duff & Phelps, Inc. and Aa3 by Moody's.

Following announcement of the Transaction, in May 1995 S&P reported that it was placing on CreditWatch with negative implications its AA+ senior secured debt and AA+ preferred stock ratings of WE and its AA senior unsecured debt rating of Wisconsin Michigan Investment Corporation, a non-utility subsidiary of WEC. S&P stated that if the Transaction is completed, the likely credit rating for the senior secured debt of WE is expected to be AA or AA-. As part of its rating process, S&P intends to review the financial and operating plans of the merged utilities. Also in May 1995, citing WE's continued operation as a separate utility subsidiary after the Transaction, its strength within its

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS - (cont'd)

rating category and its strong capital structure, Moody's confirmed its Aa2 first mortgage bond rating of WE. On December 5, 1995, Fitch changed WE's credit trend from "stable" to "declining" based upon its analysis of cash flow trends versus its standards for an AA+ rating.

At year-end 1996, WEC had $185 million of unused lines of bank credit and approximately $11 million of cash and cash equivalents, and WE had $99 million of unused lines of bank credit and approximately $2 million of cash and cash equivalents.

Capital Requirements 1997-2001

Construction Expenditures: The Company's construction expenditures for the period 1997-2001 are estimated to be $1.2 billion. Of this amount, approximately $992 million represents utility construction expenditures. 1997 utility construction expenditures are estimated to be $250 million, and include, in addition to the recurring additions and improvements to WE's distribution and transmission systems, anticipated expenditures associated with the installation of more than 350 miles of new gas main which will expand natural gas service to more than 4,800 potential customers, expenditures for the construction of approximately 250 miles of new distribution system to improve the reliability of WE's rural electric distribution system, expenditures for upgrades to environmental equipment at several of WE's fossil fueled power plants and expenditures related to upgrading computer systems to improve productivity and customer service.

Retirement of Long-term Debt Securities: The Company's capital requirements for maturing long-term debt and sinking funds total $173 million in 1997 and $179 million for the period 1998-2001. Included in the above amounts are WE's requirements of $167 million and $159 million, respectively. See "Note H - Long-Term Debt" in the NOTES TO FINANCIAL STATEMENTS for additional information.

Decommissioning Trust Payments: WE's estimated payments to the Nuclear Decommissioning Trust Fund ("Fund") for 1997 are $33 million. For the period 1998-2001, the combined estimated payments are $154 million. Payments to the Fund represent both the amount of annual contribution to external trust funds and the income earned on the external trust funds. WE expects to contribute $11 million to the Fund annually. See "Note F - Nuclear Operations" in the NOTES TO FINANCIAL STATEMENTS for additional information.

PSCW Advance Plans: In December 1995, the PSCW approved WE's Advance Plan 7 filing originally filed in January 1994. In addition to specifying the expectations of conservation and load management programs, the plan indicates the need for additional peaking and intermediate load capacity during the 20-year planning period. WE does not anticipate needing additional base load generation until after 2010.

In the Advance Plan process, the regulated electric utilities in Wisconsin file, for planning purposes, long-term forecasts of future resource requirements along with plans to meet those requirements, including planned implementation of energy management and conservation programs (demand-side savings). As a result of the PSCW's industry restructuring initiatives described above in "FACTORS AFFECTING RESULTS OF OPERATIONS - Industry Restructuring and Competition", future Advance Plans will be streamlined to focus primarily on the need and timing for new generation additions and transmission facilities. WE is required to file Advance Plan 8 in January 1998.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS - (cont'd)

Capital Resources

The Company expects internal sources of funds from operations to provide approximately 73% of the capital requirements for 1997. The remaining cash requirements for 1997 are expected to be met through short-term borrowings and/or the issuance of intermediate or long-term debt. Beyond 1997, capital requirements will be met principally through internally generated funds supplemented, when required, by debt and equity financing. The specific form, amount and timing of securities which may be issued have not yet been determined and will depend, to a large extent, on market conditions and other factors.

On September 1, 1996, WEC resumed issuing new shares of common stock through the Company's stock plans. Between January 1, 1996 and August 31, 1996, WEC purchased shares required for the plans on the open market. From September 1996 through December 1996, WEC issued 859,458 new shares of common stock through the Company's stock plans and received proceeds of approximately $23 million.


CAUTIONARY FACTORS

This report and other documents or oral presentations contain or may contain forward-looking statements made by or on behalf of WEC or WE. Such statements are based upon management's current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. When used in written documents or oral presentations, the words "anticipate", "believe", "estimate", "expect", "objective", "project" and similar expressions are intended to identify forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with such statements, factors that could cause WEC's or WE's actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:

Operating, Financial and Industry Factors

* Factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unscheduled generation outages, maintenance or repairs; unanticipated changes in fossil fuel, nuclear fuel or gas supply costs or availability due to higher demand, shortages, transportation problems or other developments; nuclear or environmental incidents; resolution of spent nuclear fuel storage and disposal and steam generator replacement issues; electric transmission or gas pipeline system constraints; unanticipated organizational structure or key personnel changes; collective bargaining agreements with union employees or work stoppages; inflation rates; or demographic and economic factors affecting utility service territories or operating environment.

* The rapidly changing and increasingly competitive electric and gas utility environment as market-based forces replace strict industry regulation and other competitors enter the electric and gas markets resulting in increased wholesale and retail competition.

* Customer business conditions including demand for their products or services and supply of labor and materials used in creating their products and services.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS - (cont'd)

* Regulatory factors such as unanticipated changes in rate-setting policies or procedures; unanticipated changes in regulatory accounting policies and practices; industry restructuring initiatives; transmission system operation and/or administration initiatives; recovery of costs of previous investments made under traditional regulation; required approvals for new construction; NRC operating regulatory changes related to Point Beach; or the siting approval process for new generating and transmission facilities.

* The cost and other effects of legal and administrative proceedings, settlements, and investigations, claims and changes in those matters.

* Factors affecting the availability or cost of capital such as changes in interest rates; market perceptions of the utility industry, the Company or any of its subsidiaries; or security ratings.

* Federal, state or local legislative factors such as changes in tax laws or rates; changes in trade, monetary and fiscal policies, laws and regulations; electric and gas industry restructuring initiatives; or changes in environmental laws and regulations.

* Certain restrictions imposed by various financing arrangements and regulatory requirements on the ability of WE to transfer funds to WEC in the form of cash dividends, loans or advances.

* Authoritative generally accepted accounting principle or policy changes from such standard setting bodies as the FASB and the SEC.

* Unanticipated technological developments that result in competitive disadvantages and create the potential for impairment of existing assets.

*   Changes in social attitudes regarding the utility and power industries.

* Possible risks associated with non-utility diversification such as competition; operating risks; dependence upon certain suppliers and customers; or environmental and energy regulations.

* Other business or investment considerations that may be disclosed from time to time in WEC's or WE's SEC filings or in other publicly disseminated written documents.

Business Combination Factors

* Consummation of the Transaction with NSP to form Primergy and Wisconsin Energy Company, which will have a significant effect on the future operations and financial position of WEC and WE, respectively. Specific factors include:

* The ability to consummate the Transaction on substantially the basis contemplated.

* The ability to obtain the requisite approvals by all applicable regulatory authorities without the imposition of materially adverse terms.

* The ability to generate the cost savings to Primergy that WEC and NSP believe will be generated by the synergies resulting from the Transaction. This depends upon the degree to which the assumptions upon which the

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS - (cont'd)

    analyses employed to develop estimates of potential cost savings as a result of the Transaction will approximate actual experience. Such assumptions involve judgements with respect to, among other things, future national and regional economic conditions, national and regional competitive conditions, inflation rates, regulatory treatment, weather conditions, financial market conditions, business decisions and other uncertainties. All of these factors are difficult to predict and many are beyond the control of WEC and NSP. While it is believed that such assumptions are reasonable, there can be no assurance that they will approximate actual experience or that the estimated cost savings will be realized.

* The allocation of the benefits of cost savings between shareholders and customers, which will depend, among other things, upon the results of regulatory proceedings in various jurisdictions.

*   The rate structure of Primergy's utility subsidiaries.

* Additional regulation to which Primergy will be subject as a registered public utility holding company under PUHCA, in contrast to the more limited impact of PUHCA upon WEC and NSP as exempt holding companies, and other different or additional federal and state regulatory requirements or restrictions to which Primergy and its subsidiaries may be subject as a result of the Transaction (including conditions which may be imposed in connection with obtaining the regulatory approvals necessary to consummate the Transaction such as the possible requirement to divest gas utility properties and possibly certain non-utility ventures).

* Factors affecting the dividend policy of Primergy including results of operations and financial condition of Primergy and its subsidiaries and such other business considerations as the Primergy Board of Directors considers relevant.

WEC and WE undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FINANCIAL STATEMENTS



                                      WISCONSIN ENERGY CORPORATION

                                     CONSOLIDATED INCOME STATEMENT

                                         Year Ended December 31

                                               1996                1995                1994
                                            ----------          ----------          ----------
                                                          (Thousands of Dollars)
Operating Revenues
  Electric                                  $1,393,270          $1,437,480          $1,403,562
  Gas                                          364,875             318,262             324,349
  Steam                                         15,675              14,742              14,281
                                            ----------          ----------          ----------
       Total Operating Revenues              1,773,820           1,770,484           1,742,192

Operating Expenses
  Fuel (Note F)                                295,651             303,553             285,862
  Purchased power                               36,216              41,834              42,623
  Cost of gas sold                             234,254             188,764             199,511
  Other operation expenses                     391,520             395,242             399,011
  Maintenance                                  103,046             112,400             124,602
  Revitalization (Note K)                         -                   -                 73,900
  Depreciation (Note C)                        202,796             183,876             177,614
  Taxes other than income taxes                 77,866              74,765              76,035
  Federal income tax (Note D)                  105,656             119,939             104,725
  State income tax (Note D)                     24,976              28,405              24,756
  Deferred income taxes - net (Note D)          (1,575)             (2,833)            (25,095)
  Investment tax credit - net (Note D)          (2,430)             (4,482)             (4,625)
                                            ----------          ----------          ----------
       Total Operating Expenses              1,467,976           1,441,463           1,478,919

Operating Income                               305,844             329,021             263,273

Other Income and Deductions
  Interest income                               18,177              17,143              17,484
  Allowance for other funds used during
    construction (Note E)                        3,036               3,650               4,985
  Miscellaneous - net                           (2,468)             (6,497)              3,318
  Federal income tax (Note D)                    1,939               2,882               2,118
  State income tax (Note D)                       (642)               (357)               (940)
                                            ----------          ----------          ----------
       Total Other Income and Deductions        20,042              16,821              26,965

Income Before Interest Charges
  and Preferred Dividend                       325,886             345,842             290,238

Interest Charges
  Long-term debt                               103,045             101,806             103,897
  Other interest                                 9,032              14,002               9,206
  Allowance for borrowed funds used
    during construction (Note E)                (5,529)             (5,203)             (5,084)
                                            ----------          ----------          ----------
       Total Interest Charges                  106,548             110,605             108,019

Preferred Dividend Requirement
  of Subsidiary                                  1,203               1,203               1,351
                                            ----------          ----------          ----------
Net Income                                  $  218,135          $  234,034          $  180,868
                                            ==========          ==========          ==========

Average Number of Shares of
  Common Stock Outstanding (Thousands)         110,983             109,850             108,025
                                            ==========          ==========          ==========

Earnings Per Share of Common Stock               $1.97               $2.13               $1.67
                                            ==========          ==========          ==========

The notes are an integral part of the financial statements.

                                          A-29



                         WISCONSIN ENERGY CORPORATION

                          CONSOLIDATED BALANCE SHEET
                                  December 31

                                    ASSETS
                                                      1996            1995
                                                   ----------      ----------
                                                      (Thousands of Dollars)
Utility Plant
  Electric                                         $4,725,832      $4,531,404
  Gas                                                 503,041         489,739
  Steam                                                60,480          40,078
                                                    ----------     ----------
                                                    5,289,353       5,061,221
    Accumulated provision for depreciation         (2,441,950)     (2,288,080)
                                                    ----------      ----------
                                                    2,847,403       2,773,141
  Construction work in progress                       135,040          78,153
  Nuclear fuel - net (Note F)                          75,476          59,260
                                                    ----------      ----------
       Net Utility Plant                            3,057,919       2,910,554

Other Property and Investments
  Nuclear decommissioning trust fund (Note F)         322,085         275,125
  Conservation investments (Note A)                    92,705         115,523
  Non-utility property - net                          173,525         115,392
  Other                                               127,908         131,918
                                                   ----------      ----------
       Total Other Property and Investments           716,223         637,958

Current Assets
  Cash and cash equivalents                            10,748          23,626
  Accounts receivable, net of allowance for
    doubtful accounts - $13,264 and $13,400           151,473         150,149
  Accrued utility revenues                            155,838         140,201
  Fossil fuel (at average cost)                       113,516          83,366
  Materials and supplies (at average cost)             70,900          70,347
  Prepayments                                          59,624          58,739
  Other                                                 3,759           5,091
                                                   ----------      ----------
       Total Current Assets                           565,858         531,519

Deferred Charges and Other Assets
  Accumulated deferred income taxes (Note D)          153,806         140,844
  Deferred regulatory assets (Note A)                 193,756         193,757
  Other                                               123,276         146,103
                                                   ----------      ----------
       Total Deferred Charges and Other Assets        470,838         480,704
                                                   ----------      ----------
       Total Assets                                $4,810,838      $4,560,735
                                                   ==========      ==========

The notes are an integral part of the financial statements.

                                     A-30


                         WISCONSIN ENERGY CORPORATION

                          CONSOLIDATED BALANCE SHEET
                                 December 31

                        CAPITALIZATION and LIABILITIES
                                                      1996           1995
                                                   ----------     ----------
                                                      (Thousands of Dollars)
Capitalization (See Capitalization Statement)
  Common stock equity                              $1,945,344      $1,871,265
  Preferred stock                                      30,450          30,451
  Long-term debt (Note H)                           1,416,067       1,367,644
                                                   ----------      ----------
       Total Capitalization                         3,391,861       3,269,360

Current Liabilities
  Long-term debt due currently (Note H)               190,204          51,854
  Notes payable (Note I)                               69,265         156,919
  Accounts payable                                    148,429         108,508
  Payroll and vacation accrued                         24,007          26,699
  Taxes accrued - income and other                     37,362          20,072
  Interest accrued                                     22,828          21,863
  Other                                                34,923          50,191
                                                   ----------      ----------
       Total Current Liabilities                      527,018         436,106

Deferred Credits and Other Liabilities
  Accumulated deferred income taxes (Note D)          511,399         483,410
  Accumulated deferred investment tax credits          87,798          89,672
  Deferred regulatory liabilities (Note A)            175,943         167,483
  Other                                               116,819         114,704
                                                   ----------      ----------
       Total Deferred Credits and Other
         Liabilities                                  891,959         855,269

Commitments and Contingencies (Note M)
                                                   ----------      ----------
Total Capitalization and Liabilities               $4,810,838      $4,560,735
                                                   ==========      ==========


The notes are an integral part of the financial statements.










                                     A-31


                                       WISCONSIN ENERGY CORPORATION

                                   CONSOLIDATED STATEMENT OF CASH FLOWS

                                          Year Ended December 31
                                                       1996             1995             1994
                                                     --------         --------         --------
                                                               (Thousands of Dollars)
Operating Activities
  Net income                                         $218,135         $234,034         $180,868
  Reconciliation to cash
    Depreciation                                      202,796          183,876          177,614
    Nuclear fuel expense - amortization                21,887           22,324           21,437
    Conservation expense - amortization                22,498           21,870           20,910
    Debt premium, discount & expense - amortization     9,809           12,690           14,405
    Revitalization - net                                 (942)          (5,404)          43,860
    Deferred income taxes - net                        (1,575)          (2,833)         (25,095)
    Investment tax credit - net                        (2,430)          (4,482)          (4,625)
    Allowance for other funds used
      during construction                              (3,036)          (3,650)          (4,985)
    Change in - Accounts receivable                    (1,324)         (35,492)          11,912
                Inventories                           (30,703)           5,233           11,455
                Accounts payable                       39,921           16,713          (21,343)
                Other current assets                  (15,190)          (7,652)          (9,897)
                Other current liabilities                 295           20,769            9,509
    Other                                               4,658          (31,104)          (9,715)
                                                     --------         --------         --------
Cash Provided by Operating Activities                 464,799          426,892          416,310


Investing Activities
  Construction expenditures                          (389,194)        (271,688)        (295,769)
  Allowance for borrowed funds used
    during construction                                (5,529)          (5,203)          (5,084)
  Nuclear fuel                                        (26,053)         (23,454)         (26,351)
  Nuclear decommissioning trust                       (26,309)         (10,861)         (10,138)
  Conservation investments - net                          319            2,130          (20,823)
  Other                                                15,347             (581)          (6,519)
                                                     --------         --------         --------
Cash Used in Investing Activities                    (431,419)        (309,657)        (364,684)

Financing Activities
  Sale of - Common stock                               23,180           52,353           50,494
            Long-term debt                            238,809          234,453           32,474
  Retirement of - Preferred stock                          (1)            -              (5,250)
                  Long-term debt                      (53,356)        (134,567)         (35,434)
  Change in short-term debt                           (87,654)         (95,136)          44,769
  Dividends on stock - common                        (167,236)        (159,688)        (150,708)
                                                     --------         --------         --------
Cash Used in Financing Activities                     (46,258)        (102,585)         (63,655)
                                                     --------         --------         --------

Change in Cash and Cash Equivalents                  $(12,878)        $ 14,650         $(12,029)
                                                     ========         ========         ========


Supplemental Information
 Cash Paid For
    Interest (net of amount capitalized)             $ 94,964         $ 99,924         $ 94,324
    Income taxes                                      103,916          146,979          145,883

The notes are an integral part of the financial statements.










                                          A-32



                                       WISCONSIN ENERGY CORPORATION

                                  CONSOLIDATED CAPITALIZATION STATEMENT

                                                December 31
                                                                                         1996            1995
                                                                                      ----------      ----------
                                                                                        (Thousands of Dollars)
December 31

Common Stock Equity (See Common Stock Equity Statement)
  Common stock - $.01 par value; authorized 325,000,000;
    outstanding - 111,678,795 and 110,819,337 shares                                  $    1,117      $    1,108
  Other paid in capital                                                                  700,080         676,909
  Retained earnings                                                                    1,244,147       1,193,248
                                                                                      ----------      ----------
       Total Common Stock Equity                                                       1,945,344       1,871,265

Preferred Stock - Wisconsin Electric Power Company, Cumulative
  Six Per Cent. Preferred Stock - $100 par value;
    authorized 45,000 shares; outstanding - 44,498 and 44,508 shares                       4,450           4,451
  Serial preferred stock - $100 par value; authorized 2,286,500 shares;
    outstanding - 3.60% Series - 260,000 shares                                           26,000          26,000
                                                                                      ----------      ----------
       Total Preferred Stock (Note G)                                                     30,450          30,451

Long-Term Debt
  First mortgage bonds

  Series   Due       1996      1995        Series   Due       1996      1995
  ------   ----    --------  --------      ------   ----    --------  --------
  Wisconsin Electric Power Company
  4-1/2%   1996    $   -     $ 30,000      7-1/8%   2016     100,000   100,000
  5-7/8%   1997     130,000   130,000      6.85 %   2021       9,000     9,000
  6-5/8%   1997      10,000    10,000      7-3/4%   2023     100,000   100,000
  5-1/8%   1998      60,000    60,000      7.05 %   2024      60,000    60,000
  6-1/2%   1999      40,000    40,000      9-1/8%   2024       3,443     3,443
  6-5/8%   1999      51,000    51,000      8-3/8%   2026     100,000   100,000
  7-1/4%   2004     140,000   140,000      7.70 %   2027     200,000   200,000
                                                             --------  --------
                                                                                       1,003,443       1,033,443

Debentures (unsecured)
  Wisconsin Electric Power Company - 6-1/8% Series due 1997                               25,000          25,000
                                     6-5/8% Series due 2006                              200,000            -
                                     9.47 % Series due 2006                                7,000           7,000
                                     8-1/4% Series due 2022                               25,000          25,000
                                     6-7/8% Series due 2095                              100,000         100,000

Notes (secured)
  Wisvest Corporation - Due 2006 (Note H)                                                 10,948            -

Notes (unsecured)
  Wisconsin Electric Power Company - Variable rate due 2006                                1,000           1,000
                                     Variable rate due 2015                               17,350          17,350
                                     Variable rate due 2016                               67,000          67,000
                                     Variable rate due 2030                               80,000          80,000
                                     Due 2006 (Note H)                                    12,052            -
  Wisconsin Michigan Investment Corporation - 6.83% due 1997                               5,000           5,000
                                              5.80% due 1998                               7,000           7,000
                                              6.49% due 2000                               7,000           7,000
                                              6.66% due 2003                              10,600          10,600
                                              6.85% due 2005                              10,000          10,000
  WMF Corp. - 9.1% due 2001                                                                2,875           3,310
Obligations under capital lease - Wisconsin Electric Power Company (Note F)               42,962          43,924
Unamortized discount - net                                                               (27,959)        (23,129)
Long-term debt due currently                                                            (190,204)        (51,854)
                                                                                      ----------      ----------
       Total Long-Term Debt (Note H)                                                   1,416,067       1,367,644
                                                                                      ----------      ----------
       Total Capitalization                                                           $3,391,861      $3,269,360
                                                                                      ==========      ==========

The notes are an integral part of the financial statements.


                                          A-33


                                       WISCONSIN ENERGY CORPORATION

                                CONSOLIDATED COMMON STOCK EQUITY STATEMENT



--------------------------------------------------   ----------------------------------------------------------
                                      Common Stock    Common Stock     Other Paid     Retained
                                         Shares      $.01 Par Value    In Capital     Earnings        Total
--------------------------------------------------   ----------------------------------------------------------
                                                                       (Thousands of Dollars)
Balance - December 31, 1993            106,958,167           $1,069      $574,077    $1,088,766      $1,663,912

Net income                                                                              180,868         180,868
Common stock cash dividends
  $1.39625 per share                                                                   (150,708)       (150,708)
Sale of common stock                     1,981,602               20        50,491           (17)         50,494
--------------------------------------------------   ----------------------------------------------------------
Balance - December 31, 1994            108,939,769            1,089       624,568     1,118,909       1,744,566

Net income                                                                              234,034         234,034
Common stock cash dividends
  $1.455 per share                                                                     (159,688)       (159,688)
Sale of common stock                     1,879,568               19        52,341            (7)         52,353
--------------------------------------------------   ----------------------------------------------------------
Balance - December 31, 1995            110,819,337            1,108       676,909     1,193,248       1,871,265

Net Income                                                                              218,135         218,135
Common stock cash dividends
  $1.5075 per share                                                                    (167,236)       (167,236)
Sale of common stock                       859,458                9        23,171                        23,180
--------------------------------------------------   ----------------------------------------------------------
Balance - December 31, 1996            111,678,795           $1,117      $700,080    $1,244,147      $1,945,344
==================================================   ==========================================================


The notes are an integral part of the financial statements.





































                                          A-34

                         WISCONSIN ENERGY CORPORATION

                         NOTES TO FINANCIAL STATEMENTS


A - Summary of Significant Accounting Policies

General: The consolidated financial statements include the accounts of Wisconsin Energy Corporation ("WEC" or the "Company"); its utility subsidiary, Wisconsin Electric Power Company ("WE"); and its non-utility subsidiaries, Wisconsin Michigan Investment Corporation; Badger Service Company; Wispark Corporation; Wisvest Corporation; Witech Corporation; Minergy Corp.; Custometrics, LLC; and other non-utility companies.

The accounting records of the Company's utility subsidiary are kept as prescribed by the Federal Energy Regulatory Commission ("FERC"), modified for requirements of the Public Service Commission of Wisconsin ("PSCW").

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenues: Utility revenues are recognized on the accrual basis and include estimated amounts for service rendered but not billed.

Fuel:  The cost of fuel is expensed in the period consumed.

Property: Property is recorded at cost. Additions to and significant replacements of utility property are charged to utility plant at cost; minor items are charged to maintenance expense. Cost includes material, labor and allowance for funds used during construction (see Note E). The cost of depreciable utility property, together with removal cost less salvage, is charged to accumulated provision for depreciation when property is retired.

Regulatory Assets and Liabilities: Pursuant to Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation, WE capitalizes, as regulatory assets, incurred costs which are expected to be recovered in future utility rates. WE also records, as regulatory liabilities, the current recovery in utility rates of costs which are expected to be paid in the future.

The following deferred regulatory assets and liabilities are reflected in the Consolidated Balance Sheet.

=================================================================
                                                 December 31
                                               1996       1995
                                             --------   --------
                                    (Thousands of Dollars)
Deferred Regulatory Assets
   Deferred income taxes                     $154,532   $155,944
   Department of Energy
       assessments                             29,022     31,638
   Other                                       10,202      6,175
                                             --------   --------
       Total Deferred
            Regulatory Assets                $193,756   $193,757
                                             ========   ========

Deferred Regulatory Liabilities
   Deferred income taxes                     $155,720   $163,676
   Tax and interest refunds                    14,080       -
   Other                                        6,143      3,807
                                             --------   --------
       Total Deferred
         Regulatory Liabilities              $175,943   $167,483
                                             ========   ========
=================================================================


WE directs a variety of demand-side management programs to help foster energy conservation by its customers. As authorized by the PSCW, WE capitalized certain conservation program costs prior to 1995. Utility rates approved by the PSCW provide for a current return on these conservation investments. As of December 31, 1996 and 1995, there were $92.7 million and $115.5 million of conservation investments, respectively, on the Consolidated Balance Sheet in Other Property and Investments. Through 1995, conservation investments were charged to operating expense over a ten-year amortization period. Beginning in 1996, the capitalized conservation balance is charged to operating expense on a straight line basis over a five-year amortization period.

Statement of Cash Flows: Cash and cash equivalents include marketable debt securities acquired three months or less from maturity.

Restrictions: Various financing arrangements and regulatory requirements impose certain restrictions on the ability of WEC's utility subsidiary to transfer funds to WEC in the form of cash dividends, loans or advances. Under Wisconsin law, WE is prohibited from loaning funds, either directly or indirectly, to WEC. The Company does not believe that such restrictions will affect its operations.


B - Mergers

Wisconsin Natural Gas Company: On January 1, 1996, the Company merged its natural gas utility subsidiary, Wisconsin Natural Gas Company ("WN") into WE. The accounting treatment for this merger was similar to that which would result from a pooling of interests. Where applicable, references herein to WE include WN prior to their merger.

Northern States Power Company: On April 28, 1995, WEC and Northern States Power Company, a Minnesota corporation ("NSP"), entered into an Agreement and Plan of Merger, which was amended and restated as of July 26, 1995 ("Merger Agreement"). The Merger Agreement provides for a strategic business combination involving WEC and NSP in a "merger-of-equals" transaction ("Transaction"). As a result, WEC will become a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended, and will change its name to Primergy Corporation ("Primergy"). Primergy will be the parent company of WE (which will be renamed Wisconsin Energy Company), of NSP (which, for regulatory reasons, will reincorporate in Wisconsin ("New NSP")), and of the other subsidiaries of WEC and NSP.

In connection with the Transaction, Northern States Power Company, a Wisconsin corporation ("NSP-WI"), currently a subsidiary of NSP, will be merged into Wisconsin Energy Company. Prior to the merger of NSP-WI into Wisconsin Energy Company, New NSP will acquire from NSP-WI certain gas utility assets in LaCrosse and Hudson, Wisconsin with a net historical cost at December 31, 1996 of $25.7 million. The Transaction is intended to be tax-free for income tax purposes and to be accounted for as a pooling of interests. On September 13, 1995, stockholders of WEC and NSP voted to approve the Transaction.

The Merger Agreement is subject to various conditions, including the approval of various regulatory agencies. Two of four state regulatory commissions, the Michigan Public Service Commission and the North Dakota Public Service Commission, approved the Transaction during 1996. Also during 1996, the PSCW, the Minnesota Public Utilities Commission ("MPUC") and the FERC concluded hearings on the Transaction. WEC and NSP are hopeful that the PSCW, the MPUC and the FERC will rule on the Transaction in the first quarter of 1997. The PSCW, which was scheduled to rule on the Transaction in January 1997, has delayed a decision pending the results of an investigation of alleged prohibited conversations between one of the PSCW commissioners and WEC officials. WEC is unable to predict with certainty when the PSCW will rule on the Transaction, but is hopeful that the investigation will be completed by the end of the first quarter of 1997. Remaining regulatory applications and filings have either been submitted or approved. The goal of WEC and NSP was to complete the Transaction by January 1, 1997. However, because all necessary regulatory approvals were not obtained by the end of 1996, the Transaction was not completed in 1996. WEC and NSP continue to pursue regulatory approvals, without unacceptable conditions, to facilitate completion of the Transaction as soon as possible in 1997.

Filings with regulatory agencies in the states where WEC and NSP provide utility services and in which such filings are required include a request for deferred accounting treatment and rate recovery of costs incurred associated with the Transaction. As of December 31, 1996, WEC has deferred approximately $26.7 million related to the Transaction as a component of Deferred Charges and Other Assets-Other, including $11.3 million of transaction costs and $15.4 million of costs to achieve the merger.

The following summarized Primergy unaudited pro forma financial information combines historical balance sheet and income statement information of WEC and NSP to give effect to the Transaction and should be read in conjunction with the historical consolidated financial statements and related notes thereto of WEC and NSP. A $154 million pro forma adjustment has been made to conform the presentation of noncurrent deferred income taxes in the summarized unaudited pro forma combined balance sheet information as a net liability. The allocation between WEC and NSP and their customers of the estimated cost savings resulting from the Transaction, net of costs incurred to achieve such savings, will be subject to regulatory review and approval. None of the estimated cost savings, the costs to achieve such savings, nor transaction costs are reflected in the unaudited pro forma financial information. All other financial statement presentation and accounting policy differences are immaterial and have not been adjusted in the unaudited pro forma financial information. The unaudited pro forma combined earnings per common share reflect pro forma adjustments to average NSP common shares outstanding in accordance with the provisions of the Merger Agreement, whereby each outstanding share of NSP common stock will be converted into 1.626 shares of Primergy common stock. In the Transaction, each outstanding share of WEC common stock will remain outstanding as a share of Primergy common stock.

The unaudited pro forma balance sheet information gives effect to the Transaction as if it had occurred at December 31, 1996. The unaudited pro forma income statement information gives effect to the Transaction as if it had occurred at January 1, 1996. The following information is not necessarily indicative of the financial position or operating results that would have occurred had the Transaction been consummated on the date or at the beginning of the period for which the Transaction is being given effect nor is it necessarily indicative of future operating results or financial position.

 =============================================================================
     Primergy Corporation:                                         Unaudited
                                      WEC             NSP          Pro Forma
                                 (As Reported)   (As Reported)     Combined
                                 -------------   -------------   -------------
                                      (Millions, except per share amounts)
   As of December 31, 1996:
     Utility plant-net               $   3,058       $   4,338       $   7,396
     Current assets                        566             797           1,363
     Other assets *                      1,187           1,502           2,535
                                   -----------     -----------     -----------
        Total Assets                 $   4,811       $   6,637       $  11,294
                                   ===========     ===========     ===========


     Common stockholder's equity     $   1,946       $   2,136       $   4,082
     Preferred stock and premium            30             240             270
     Long-term debt                      1,416           1,593           3,009
                                   -----------     -----------     -----------
        Total Capitalization             3,392           3,969           7,361
     Current liabilities                   527           1,236           1,763
     Other liabilities *                   892           1,432           2,170
                                   -----------     -----------     -----------
        Total Equity & Liabilities   $   4,811       $   6,637       $  11,294
                                   ===========     ===========     ===========


   For the Year Ended
   December 31, 1996:
     Utility Operating Revenues      $   1,774       $   2,654       $   4,428
     Utility Operating Income        $     306       $     366       $     672
     Net Income, after Preferred
       Dividend Requirements         $     218       $     262       $     480
     Earnings per Common Share:
       As Reported                   $    1.97       $    3.82             -
       Primergy Shares                     -               -         $    2.16
 =============================================================================
     * Includes a $154 million pro forma adjustment to conform the presentation of noncurrent deferred taxes as a net liability.

C - Depreciation

Depreciation expense is accrued at straight line rates over the estimated useful lives of the assets. These rates are certified by the PSCW and include estimates for salvage and removal costs. Depreciation as a percent of average depreciable utility plant was 4.1% in 1996, 3.8% in 1995 and 3.9% in 1994. Nuclear plant decommissioning is accrued as depreciation expense (see Note F).


D - Income Taxes

Comprehensive interperiod income tax allocation is used for federal and state temporary differences. The federal investment tax credit is accounted for on the deferred basis and is reflected in income ratably over the life of the related property.

The following table is a summary of income tax expense and a reconciliation of total income tax expense with the tax expected at the federal statutory rate.


 =============================================================================
                                          1996         1995         1994
                                        --------     --------     --------
                                              (Thousands of Dollars)

  Current tax expense                   $129,335     $145,819     $128,303
  Investment tax credit-net               (2,430)      (4,482)      (4,625)
  Deferred tax expense                    (1,575)      (2,833)     (25,095)
                                        --------     --------     --------
     Total Tax Expense                  $125,330     $138,504     $ 98,583
                                        ========     ========     ========
  Income Before Income Taxes
    and Preferred Dividend              $344,668     $373,741     $280,802
                                        ========     ========     ========
  Expected tax at federal
    statutory rate                      $120,634     $130,809     $ 98,281
  State income tax net of
    federal tax benefit                   17,671       18,934       14,382
  Investment tax credit
    restored                              (4,509)      (4,482)      (4,625)
  Other (no item over
    5% of expected tax)                   (8,466)      (6,757)      (9,455)
                                        --------     --------     --------
     Total Tax Expense                  $125,330     $138,504     $ 98,583
                                        ========     ========     ========
 =============================================================================

Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("FAS 109"), requires the recording of deferred assets and liabilities to recognize the expected future tax consequences of events that have been reflected in the Company's financial statements or tax returns and the adjustment of deferred tax balances to reflect tax rate changes. Following is a summary of deferred income taxes under FAS 109.

 =============================================================================
                                                      December 31
                                               1996                 1995
                                             --------             --------
                                                 (Thousands of Dollars)
  Deferred Income Tax Assets
    Decommissioning trust                    $ 41,066             $ 43,759
    Construction advances                      45,906               43,052
    Other                                      66,834               54,033
                                             --------             --------
     Total Deferred Income Tax Assets        $153,806             $140,844
                                             ========             ========
  Deferred Income Tax Liabilities
    Property related                         $484,199             $449,244
    Conservation investments                   16,827               25,775
    Other                                      10,373                8,391
                                             --------             --------
     Total Deferred Income Tax Liabilities   $511,399             $483,410
                                             ========             ========
 =============================================================================

As detailed in Note A, WE has also recorded deferred regulatory assets and liabilities representing the future expected impact of deferred taxes on utility revenues.


E - Allowance for Funds Used During Construction ("AFUDC")

AFUDC is included in utility plant accounts and represents the cost of borrowed funds used during plant construction and a return on stockholders' capital used for construction purposes. Allowance for borrowed funds also includes interest capitalized on qualifying assets of non-utility subsidiaries. On the income statement, the cost of borrowed funds (before income taxes) is a reduction of interest expense and the return on stockholders' capital is an item of noncash other income.

As approved by the PSCW, AFUDC was capitalized on 50% of construction work in progress ("CWIP") at a rate of 10.17% during 1996. Prior to 1996, utility rates approved by the PSCW provided for a current return on investment for selected long-term projects included in CWIP. AFUDC was capitalized on the remaining CWIP at a rate of 10.83% in 1995 and 1994.


F - Nuclear Operations

Point Beach Nuclear Plant: WE operates two 500 megawatt electric generating units at its Point Beach Nuclear Plant ("Point Beach"). During 1996, Point Beach accounted for 25.4% of WE's net electric generation. The current operating licenses for the two units at Point Beach expire in 2010 and 2013 for Units 1 and 2, respectively.

In May 1996, WE received a written order from the PSCW ("PSCW Order") approving replacement of the Unit 2 steam generators and reaffirming its prior decision approving WE's construction and operation of an Independent Spent Fuel Storage Installation ("ISFSI") for dry storage of spent fuel at Point Beach. In July 1996, the PSCW denied a petition for rehearing filed by intervenors in the proceeding.

Failure by the PSCW to approve the steam generator replacement and reaffirm authorization for the ISFSI would have jeopardized the continued operation of Point Beach. The Unit 2 replacement steam generators were necessary due to the degradation of tubes within the steam generators and will permit operation of Unit 2 at least until its current operating license expires. The steam generator replacement was completed in January 1997. Subject to approval by the Nuclear Regulatory Commission ("NRC"), WE expects to restart Unit 2 in the second quarter of 1997. The ISFSI provides interim dry storage of spent fuel from Point Beach until the Department of Energy ("DOE") takes ownership of and removes spent fuel under an existing contract mandated by the Nuclear Waste Policy Act of 1982. The ISFSI is necessary because the spent fuel pool inside the plant is nearly full. Construction of the ISFSI was completed in 1995.

In August 1996, a group of intervenors in the PSCW Order proceedings filed in Dane County Circuit Court a petition for judicial review of the PSCW Order. The petition seeks reversal of the PSCW Order and a remand to the PSCW directing it to deny WE's request for authorization to replace the steam generators and to construct the ISFSI, or in the alternative, to correct the alleged errors in the PSCW Order. WE has intervened in the proceeding to vigorously oppose the petition. Final briefs have been filed in the proceeding, and WE is awaiting a decision by the court on the petition.

Two storage casks have been loaded with spent fuel and transferred to the ISFSI. During loading of a third cask in May 1996, hydrogen gas was ignited within the cask. Cask loading has been halted until actions are implemented by WE to prevent recurrence of such an event and until the NRC has reviewed and accepted such actions. WE hopes to receive agreement from the NRC that WE may resume loading of the casks in April 1997.

In December 1996, WE paid the NRC $325,000 in civil penalties for performance deficiencies and violations of NRC requirements in various plant activities. In January 1997, the NRC informed WE of additional potential violations observed during a special inspection that could result in further civil penalties. Also, the NRC sent a letter on January 27, 1997 notifying WE of a declining trend in performance at Point Beach based upon these inspections and other ongoing regulatory interactions. The NRC issues trend letters to provide an early notification of declining performance and to allow a utility, under the watchfulness of the NRC, to take early corrective actions. The NRC acknowledged in the letter that WE has made improvements in the identification and resolution of specific problems.

In early October 1996, the NRC requested all nuclear reactor licensees in the United States to describe the processes used to ensure the adequacy and integrity of the licensees' design bases for their plants and to ensure the plants continue to be operated and maintained in accordance with the design bases. WE responded to the NRC in February 1997.

Nuclear Fuel: WE has a nuclear fuel leasing arrangement with Wisconsin Electric Fuel Trust ("Trust"), which is treated as a capital lease. The nuclear fuel is leased for a period of 60 months or until the removal of the fuel from the reactor, if earlier. Lease payments include charges for the cost of fuel burned, financing costs and management fees. In the event WE or the Trust terminates the lease, the Trust would recover its unamortized cost of nuclear fuel from WE. Under the lease terms, WE is in effect the ultimate guarantor of the Trust's commercial paper and line of credit borrowings financing the investment in nuclear fuel.

Provided below is a summary of nuclear fuel investment at December 31 and interest expense for the respective years on the nuclear fuel lease.

 =============================================================================
                                                    1996      1995      1994
                                                  --------  --------  --------
                                                     (Thousands of Dollars)
      Nuclear Fuel
        Under capital lease                       $100,952  $ 89,840
        Accumulated provision for amortization     (61,408)  (50,532)
        In process/stock                            35,932    19,952
                                                  --------  --------
         Total Nuclear Fuel                       $ 75,476  $ 59,260
                                                  ========  ========
      Interest Expense on Nuclear Fuel Lease      $  2,332  $  2,401  $  1,896
 =============================================================================

The future minimum lease payments under the capital lease and the present value of the net minimum lease payments as of December 31, 1996 are as follows:

 =========================================================
                                   (Thousands of Dollars)

                            1997          $19,141
                            1998           15,823
                            1999            7,011
                            2000            3,356
                            2001              418
                                          -------
 Total Minimum Lease Payments              45,749
 Less: Interest                            (2,787)
                                          -------
 Present Value of Net Minimum
     Lease Payments                       $42,962
                                          =======
 =========================================================

The estimated cost of disposal of spent fuel based on a contract with the DOE is included in nuclear fuel expense.

The Energy Policy Act of 1992 establishes a Uranium Enrichment Decontamination and Decommissioning Fund ("D&D Fund") for the DOE's nuclear fuel enrichment facilities. Deposits to the D&D Fund are derived in part from special assessments to utilities. As of December 31, 1996, WE has on its books a remaining estimated liability equal to the projected special assessments of $26.8 million. A corresponding deferred regulatory asset is detailed in Note A.

Effective in 1997, the PSCW has disallowed the recovery of D&D Fund assessments in Wisconsin utility retail rates as a result of a decision by the U.S. Court of Federal Claims in "Yankee Atomic Electric Company v. The United States" ("Yankee Atomic") in which the court ruled that the payments were unlawful. WE has a similar contract with the DOE. The PSCW expects that the DOE will eventually refund the D&D Fund assessments paid by the affected utilities but has stated that it would be appropriate that WE be reimbursed if the Yankee Atomic decision is overturned or modified. The amount of the assessments related to the PSCW's rate jurisdiction is approximately 85% of the assessments or $2.6 million in 1997 and will remain as a deferred regulatory asset. Remaining allowable costs will be amortized to nuclear fuel expense and included in utility rates over the next 11 years.

Nuclear Insurance: The Price-Anderson Act ("Act") provides an aggregate limitation of $8.9 billion on public liability claims arising out of a nuclear incident. WE has $200 million of liability insurance from commercial sources. The Act also establishes an industry-wide retrospective rating plan under which nuclear reactor owners could be assessed up to $79.3 million per reactor (WE owns two), but not more than $10 million in any one year for each reactor, in the event of a nuclear incident.

An industry-wide insurance program, with an aggregate limit of $200 million, has been established to cover radiation injury claims of nuclear workers first employed after 1987. If claims in excess of the available funds develop, WE could be assessed a maximum of approximately $3.0 million per reactor.

WE has property damage, decontamination and decommissioning insurance totaling $1.5 billion for loss from damage at Point Beach with Nuclear Mutual Limited ("NML") and Nuclear Electric Insurance Limited ("NEIL"). Under the NML and NEIL policies, WE has a potential maximum retrospective premium liability per loss of $5.4 million and $7.0 million, respectively.

WE also maintains additional insurance with NEIL covering extra expenses of obtaining replacement power during a prolonged accidental outage (in excess of 21 weeks) at Point Beach. This insurance coverage provides weekly indemnities of $3.5 million per unit for outages during the first year, declining to 80% of the amounts during the second and third years. Under the policy, WE's maximum retrospective premium liability is approximately $7.8 million.

It should not be assumed that, in the event of a major nuclear incident, any insurance or statutory limitation of liability would protect WE from material adverse impact.

Nuclear Decommissioning: Subject to resolution of the Point Beach Unit 2 steam generator replacement and ISFSI matters described above, WE expects to operate the two units at Point Beach to the expiration of their current operating licenses. The estimated cost to decommission the plant in 1996 dollars is $379 million based upon a site specific decommissioning cost study completed in 1994. Assuming plant shutdown at the expiration of the current operating licenses, prompt dismantlement and annual escalation of costs at specific inflation factors established by the PSCW, it is projected that approximately $1.7 billion will be spent over a twenty-year period, beginning in 2010, to decommission the plant.

Nuclear decommissioning costs are accrued as depreciation expense over the expected service lives of the two units following an external sinking fund method. In 1996, WE has increased its funding levels based on a site specific estimate as required by the PSCW. It is expected that the annual payments to the Nuclear Decommissioning Trust Fund ("Fund") along with the earnings on the Fund will provide sufficient funds at the time of decommissioning. WE believes it is probable that any shortfall in funding would be recoverable in utility rates.

As required by Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, WE's debt and equity security investments in the Fund are classified as available for sale. Gains and losses on the Fund were determined on the basis of specific identification; net unrealized holding gains on the Fund were recorded as part of accumulated provision for depreciation.

Following is a summary of decommissioning costs and earnings charged to depreciation expense and the Fund balance included in accumulated provision for depreciation at December 31. The Fund balance is stated at fair value.

==============================================================================
                                                1996      1995      1994
                                              --------  --------  --------
                                                 (Thousands of Dollars)

  Decommissioning costs                       $ 15,418  $  3,456  $  3,456
  Earnings                                      10,891     7,405     6,682
                                              --------  --------  --------
     Depreciation Expense                     $ 26,309  $ 10,861  $ 10,138
                                              ========  ========  ========

  Total costs accrued to date                 $261,729  $235,420
  Unrealized gain                               60,356    39,705
                                              --------  --------
     Accumulated Provision for Depreciation   $322,085  $275,125
                                              ========  ========
==============================================================================


G - Preferred Stock

Preferred stock authorized but unissued is: WEC, $.01 par value, 15,000,000 shares and WE, cumulative, $25 par value, 5,000,000 shares.

The 3.60% Series Preferred Stock is redeemable in whole or in part at the option of WE at $101 per share plus any accrued dividends.

In 1994, WE called for redemption all of its 52,500 outstanding shares of 6.75% Series Preferred Stock at a redemption price of par.


H - Long-Term Debt

The maturities and sinking fund requirements through 2001 for the aggregate amount of long-term debt outstanding (excluding obligations under capital lease, see Note F) at December 31, 1996 are shown below.

      ====================================
                   (Thousands of Dollars)
             1997        $173,475
             1998          70,520
             1999          94,570
             2000          10,625
             2001           3,685
      ====================================

Sinking fund requirements for the years 1997 through 2001, included in the table above, are $17.9 million. Substantially all utility plant is subject to the applicable mortgage.

Long-term debt premium or discount and expense of issuance are amortized by the straight line method over the lives of the debt issues and included as interest expense. Unamortized amounts pertaining to reacquired debt are written off currently, when acquired for sinking fund purposes, or amortized in accordance with PSCW orders, when acquired for early retirement.

The fair value of the Company's long-term debt was $1.6 billion and $1.5 billion at December 31, 1996 and 1995, respectively. The fair value of WE's first mortgage bonds and debentures is estimated based upon the market value of the same or similar issues. Book value approximates fair value for the Company's unsecured notes. The fair value of WE's obligations under capital lease is the market value of the Wisconsin Electric Fuel Trust's commercial paper.

In September and October 1995, WE issued $98.35 million of unsecured variable rate promissory notes maturing between March 1, 2006 and September 1, 2030. These notes were issued as a revenue and collateral source for an equal principal amount of tax exempt Refunding Revenue Bonds issued on WE's behalf to refund $98.35 million of previously issued tax exempt bonds called for optional redemption that were secured by WE's First Mortgage Bonds.

In November 1996, WE issued $200 million of 6 5/8% unsecured debentures due 2006. In December 1995, WE issued $100 million of unsecured One Hundred Year 6 7/8% Debentures due 2095. Proceeds of both issues were added to WE's general funds and were applied to the repayment of short-term borrowings.

In December 1996, WE and Wisvest Corporation issued promissory notes in the amount of $12.05 million and $10.95 million, respectively, due 2006. The notes were issued as part of the transaction to acquire the steam and chilled water facilities from Milwaukee County. The notes have been discounted to reflect the difference between the effective interest rate of 6.36% and the stated rate of 1.93%. This discount will be amortized over the life of the notes using the effective interest method.

At December 31, 1996, the interest rate for the $67 million variable rate note due 2016 was 4.15% and the interest rate for the $98.35 million variable rate notes due 2006-2030 was 4.20%.


I - Notes Payable

Short-term notes payable balances and their corresponding weighted average interest rates at December 31 consist of:

                                  1996                        1995
                          --------------------       ----------------------
                                      Interest                     Interest
                          Balance       Rate         Balance         Rate
                          --------    --------       --------      --------
                                       (Thousands of Dollars)

Banks                     $ 34,370      6.30%        $107,110        5.80%
Commercial paper            34,895      5.59%          49,809        5.88%
                          --------    --------       --------      --------
                          $ 69,26                    $156,919
                          =======                    ========

Unused lines of credit for short-term borrowing amounted to $185.4 million at December 31, 1996. In support of various informal lines of credit from banks, WEC subsidiaries have agreed to maintain unrestricted compensating balances or to pay commitment fees; neither the compensating balances nor the commitment fees are significant.

J - Pension Plans

Prior to 1996, WE had several defined benefit noncontributory pension plans covering all eligible employees. Pension benefits were based on years of service and the employee's compensation. Effective January 1, 1996, plans covering all employees were converted to a single defined benefit noncontributory cash balance plan. Under the cash balance plan, pension benefits are determined by a combination of annual plan wages, a credit based upon the WE's annual financial performance and individual account-based interest credits. Lump sum payout at termination of employment or retirement is available. Each employee's opening account balance was based on accrued pension benefits as of December 31, 1994 and converted to a lump-sum amount determined under the prior plan's provisions. The lump-sum amount was credited for an additional transition credit based on age and years of service. The cash balance plan includes a grandfather clause, where employees who retire during the 15 years following January 1, 1996 receive the greater of pension benefits calculated under their original pension plan or under the cash balance plan.

The majority of the plans' assets are equity securities; other assets include corporate and government bonds and real estate. The plans are funded to meet the requirements of the Employee Retirement Income Security Act of 1974.

In the opinion of the Company, current pension trust assets and amounts which are expected to be paid to the trusts in the future will be adequate to meet future pension payment obligations to current and future retirees.

=============================================================================

Pension Cost calculated per FAS 87*             1996       1995       1994
----------------------------------            --------   --------   --------
                                                  (Thousands of Dollars)
Components of Net Periodic Pension Cost,
  Year Ended December 31 -
  Cost of pension benefits earned by
   employees                                  $  9,912   $  8,985   $ 10,933
  Interest cost on projected benefit
   obligation                                   41,454     41,586     38,736
  Actual (return) loss on plan assets          (85,141)  (136,243)     7,634
  Net amortization and deferral                 34,600     88,493    (52,180)
                                              --------   --------   --------
Total pension cost calculated
under FAS 87                                  $    825   $  2,821   $  5,123
                                              ========   ========   ========
Actuarial Present Value of Accumulated
  Benefit Obligation, at December 31 -
  Vested benefits-employees' right to
   receive benefit no longer contingent
   upon continued employment                  $560,801   $543,371
  Nonvested benefits-employees' right to
   receive benefit contingent upon
   continued employment                         14,741     12,651
                                              --------   --------
Total obligation                              $575,542   $556,022
                                              ========   ========
Funded Status of Plans: Pension Assets and
  Obligations at December 31 -
  Pension assets at fair market value         $687,482   $637,529
  Projected benefit obligation
   at present value                           (601,213)  (584,785)
Unrecognized transition asset                  (19,566)   (22,034)
  Unrecognized prior service cost               36,027     23,194
  Unrecognized net gain                        (96,344)   (54,780)
                                              --------   --------
Projected status of plans                     $  6,386   $   (876)
                                              ========   ========
Rates used for calculations (%) -
  Discount rate-interest rate used to
   adjust for the time value of money            7.75       7.25       8.25
  Assumed rate of increase in
   compensation levels                           4.75 to    4.75       5.0
                                                 5.0
  Expected long-term rate of return
   on pension assets                             9.0        9.0        9.0
=============================================================================

 * Statement of Financial Accounting Standards No. 87, Employers' Accounting for Pensions ("FAS 87").


K - Benefits Other Than Pensions

Postretirement Benefits: Effective in 1993, the Company adopted prospectively Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions ("FAS 106") and elected the 20 year option for amortization of the previously unrecognized accumulated postretirement benefit obligation.

WE sponsors defined benefit postretirement plans that cover both salaried and nonsalaried employees who retire at age 55 or older with at least 10 years of service. The postretirement medical plan provides coverage to retirees and their dependents. Retirees contribute to the medical plan. The group life insurance benefit is reduced upon retirement.

Employees' Benefit Trusts ("Trusts") are used to fund a major portion of postretirement benefits. The funding policy for the Trusts is to maximize tax deductibility. The majority of the Trusts' assets are mutual funds.

==============================================================================
    Postretirement Benefit Cost
     calculated per FAS 106                       1996       1995       1994
  -------------------------------------------   --------   --------   --------
                                                      (Thousands of Dollars)
    Components of Net Periodic Postretirement
    Benefit Cost, Year Ended December 31 -
      Cost of postretirement benefits
       earned by employees                       $  2,436  $  2,276 $  2,653
      Interest cost on projected
       benefit obligation                          10,456    10,458   10,148
      Actual return on plan assets                 (5,938)  (12,598)  (3,893)
      Net amortization and deferral                 6,745    13,951    5,648
                                                 --------  --------  --------
    Total postretirement benefit cost
      calculated under FAS 106                   $ 13,699  $ 14,087  $ 14,556
                                                 ========  ========  ========
    Funded Status of Plans: Postretirement
    Obligations and Assets at December 31 -
      Accumulated Postretirement Benefit
      Obligation at December 31 -
       Retirees                                  $(92,417) $(92,746)

       Fully eligible active plan participants     (9,938)  (10,304)

       Other active plan participants             (40,428)  (41,732)
                                                 --------  --------
      Total obligation                           (142,783) (144,782)

      Postretirement assets at
       fair market value                           49,424    45,086
                                                 --------  --------
      Accumulated postretirement benefit
       obligation in excess of plan assets        (93,359)  (99,696)

      Unrecognized transition obligation           78,239    83,268
      Unrecognized prior service cost              (1,038)   (1,279)
      Unrecognized net gain                       (14,583)   (6,102)
                                                  --------  --------
    Accrued Postretirement Benefit Obligation    $(30,741) $(23,809)
                                                  ========  ========

                                                  1996       1995       1994
  -------------------------------------------   --------   --------   --------

    Rates used for calculations (%) -
      Discount rate-interest rate used to
       adjust for the time value of money         7.75       7.25       8.25
      Assumed rate of increase in
       compensation levels                        4.75 to    4.75       5.0
                                                  5.0
      Expected long-term rate of return
       on postretirement assets                   9.0        9.0        9.0
      Health care cost trend rat                 10.0 declining to
                                                  5.0 in year 2002

==============================================================================

Changes in health care cost trend rates will affect the amounts reported. For example, a 1% increase in rates would increase the accumulated postretirement benefit obligation as of December 31, 1996 by $8.4 million and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year then ended by approximately $1 million.

Revitalization: In the first quarter of 1994, WE recorded a $73.9 million charge related to its revitalization program. The 1994 charge included $37.5 million for Early Retirement Incentive Packages ("ERIP") and $25 million for Severance Packages ("SP"). These plans were used to reduce employee staffing levels. ERIP provided for a monthly income supplement ("ERIP Supplement"), medical benefits and waiver of an early retirement pension reduction. The SP included a severance payment, medical/dental insurance, outplacement services, personal financial planning and tuition support. Availability of these plans to various bargaining units was based upon agreements made between WE and the bargaining units. These plans were available to most management employees but not to elected officers.

Under ERIP, 403 employees elected to retire in 1994. Under SP, 651 and 75 employees enrolled in 1994 and 1995, respectively. ERIP Supplement costs are paid from pension plan trusts and medical/dental benefits from employee benefit trusts. Remaining ERIP and SP costs were paid from general corporate funds. The ultimate timing of cash flows for ERIP Supplement costs depends upon the funding limitations of WE's pension plans. With the exception of ERIP Supplement costs, approximately $35.8 million have been paid against the revitalization liability through December 31, 1996 and no liability remains outstanding at December 31, 1996.

Omnibus Stock Incentive Plan: A stockholder-approved Omnibus Stock Incentive Plan ("Plan") enables the Company to provide a long-term incentive, through equity interests in WEC, to selected officers and key employees. The Plan provides for the granting of stock options, stock appreciation rights ("SARS"), stock awards and performance units over a period of no more than ten years. Awards under the Plan may be paid in common stock, cash or a combination thereof. Four million shares of common stock have been reserved under the Plan. The exercise price of a stock option will not be less than 100% of the common stock's fair market value on the grant date and options may not be exercised within six months of the grant date.

Effective for 1996, WEC has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("FAS 123"), and will continue to apply the intrinsic value method of accounting for awards under the Plan as required by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. If

WEC had adopted the optional FAS 123 accounting method for Plan awards as of the beginning of 1995, the effect on net income and earnings per share for 1996 and 1995 would have been immaterial.

The following is a summary of stock options issued through December 31, 1996 under the Plan.

      =========================================================================================================
                                                1996                     1995                     1994
                                        --------------------     --------------------     --------------------
                                                    Weighted                 Weighted                 Weighted
                                                    Average                  Average                  Average
                                        Number of   Exercise     Number of   Exercise     Number of   Exercise
                                         Options     Price        Options     Price        Options     Price
                                        ---------   --------     ---------   --------     ---------   --------
       Outstanding at January 1           335,500    $28.832       145,500    $27.061        64,250    $27.375
       Granted                            210,900    $26.813       190,000    $30.188        81,250    $26.813
       Forfeited                          (22,500)   $28.400          -          -             -          -
                                        ---------   --------     ---------   --------     ---------   --------
       Outstanding at December 31         523,900    $28.038       335,500    $28.832       145,500    $27.061
      =========================================================================================================

As of December 31, 1996, the 523,900 options outstanding under the Plan are exercisable at per share prices of between $26.813 and $30.188 with a weighted average remaining contractual life of 9.04 years. These options are exercisable four years after the grant date with an exercise period of ten years from the grant date. The earliest year in which any of the options can be exercised is 1997.

Each stock option includes performance units based on contingent dividends for four years from the date of grant. Payment of these dividends depends on the achievement of certain performance goals. No SARS or stock awards have been granted and no performance units have been earned to date.


L - Information By Segments of Business

WEC is a holding company with subsidiaries in utility and non-utility businesses. The Company's principal business segments include electric, gas and steam utility operations. The electric utility generates, transmits, distributes and sells electric energy in southeastern (including metropolitan Milwaukee), east central and northern Wisconsin and in the Upper Peninsula of Michigan. The gas utility purchases, distributes and sells natural gas to retail customers and transports customer-owned gas in three service areas in southeastern, east central and western Wisconsin that are largely within the electric service area. The steam utility produces, distributes and sells steam to space heating and processing customers in the Milwaukee area. Principal non-utility lines of business include real estate investment and development in the State of Wisconsin as well as venture capital investments in Wisconsin and the Upper Peninsula of Michigan. The following summarizes the business segments of the Company.

==============================================================================
Year ended December 31                       1996        1995        1994
----------------------                    ----------  ----------  ----------
                                                (Thousands of Dollars)
Electric Operations
  Operating revenues                      $1,393,270  $1,437,480  $1,403,562
  Operating income before income taxes       380,376     419,271     329,216
  Depreciation                               183,159     164,789     159,414
  Construction expenditures                  272,838     223,723     244,718

Gas Operations
  Operating revenues                         364,875     318,262     324,349
  Operating income before income taxes        47,720      47,022      30,993
  Depreciation                                18,246      17,722      16,856
  Construction expenditures                   22,851      24,851      25,481

Steam Operations
  Operating revenues                          15,675      14,742      14,281
  Operating income before income taxes         4,375       3,757       2,825
  Depreciation                                 1,391       1,365       1,344
  Construction expenditures                   21,651         206       1,213

Consolidated
  Operating revenues                       1,773,820   1,770,484   1,742,192
  Operating income before income taxes       432,471     470,050     363,034
  Depreciation                               202,796     183,876     177,614
  Construction expenditures
    (including non-utility)                  389,194     271,688     295,769

Other Information
  Non-utility Net Income
    Real estate activities                $    8,820  $    3,583  $    2,768
    Venture capital and other                   (797)     (9,013)     (2,303)

At December 31
--------------
Net Identifiable Assets *
  Electric                                $3,646,997  $3,449,822  $3,411,512
  Gas                                        400,582     376,536     357,242
  Steam                                       46,499      25,214      25,315
  Non-utility
   Real estate activities                    200,603     175,746     148,401
   Venture capital and other                  89,358      55,661      56,215
                                          ----------  ----------  ----------
Total Identifiable Assets                  4,384,039   4,082,979   3,998,685
  Other Corporate Assets **                  426,799     477,756     409,574
                                          ----------  ----------  ----------
Total Consolidated Assets                 $4,810,838  $4,560,735  $4,408,259
                                          ==========  ==========  ==========
==============================================================================
 *  Prior years restated to reflect change in presentation.
 ** Primarily includes other property and investments, materials and supplies and deferred charges and other assets.

M - Commitments and Contingencies

Purchase Power Commitment: To meet a portion of WE's anticipated increase in future system energy supply needs, WE has entered into a 25 year power purchase contract with an unaffiliated independent power producer, LSP-Whitewater L.P. ("LS Power"). The contract is contingent upon the generating facility achieving commercial operation. Plant construction is currently on schedule to meet the planned start-up date of June 1, 1997. The contract includes no minimum take provisions for energy. WE's estimated discounted unconditional obligations under the terms of the contract at December 31, 1996 are:

                   ========================================
                            (Thousands of Dollars)

                     1997                         $17,000
                     1998                          30,000
                     1999                          31,000
                     2000                          32,000
                     2001                          33,000
                     Later Years                  815,000
                                                 --------
                     Total Minimum Obligations    958,000
                     Less: Interest              (569,000)
                                                 --------
                     Total at Present Value      $389,000
                                                 ========
                   ========================================


Kimberly Cogeneration Facility: In 1993, a competitive bidding process conducted by the PSCW resulted in selection of a proposal submitted by LS Power to construct the generating facility discussed in Purchase Power Commitment above. Prior to the 1993 selection of the LS Power generating facility by the PSCW, WE had proposed to construct its own 220 megawatt cogeneration facility in Kimberly, Wisconsin, which was intended to provide process steam to Repap Wisconsin, Inc. ("Repap") starting in mid-1994. In its order, the PSCW selected the WE project as the second place conditional project if the LS Power project did not proceed. At December 31, 1996, a net investment of approximately $65.6 million remains in Other Deferred Charges and Other Assets for the Kimberly Cogeneration Facility equipment (the "Equipment"). This balance represents costs associated with the procurement of three combustion turbines, one steam turbine and three heat recovery boilers that were acquired in order to achieve the in-service dates as agreed to in a steam service contract with Repap.

The Company is continuing to review other options for use or sale of the Equipment, which is a technology of natural gas-fired combined cycle generation equipment that is marketed worldwide. The Company is investigating opportunities to sell the Equipment or to use it in another power project and is currently negotiating a power project involving the Equipment. At this time, the Company does not believe that disposition of the Equipment will have a material adverse effect on its financial condition. However, there is a possibility that WE may need to recognize an impairment of the Equipment in the future should the project noted above not occur and should no other viable sales opportunities and/or power projects involving the Equipment be identified.

Manufactured Gas Plant Sites: WE continues a voluntary program to investigate the remediation of a number of former manufactured gas plant ("MGP") sites. Approximately $1.7 million has been expended through December 31, 1996 for such activities. Future remediation costs to be incurred through the year 2001 have been estimated to be $12 million, but the actual costs are uncertain pending the result of further site specific investigation and the selection of site specific remediation. In its February 13, 1997 rate order, the PSCW amplified its position on the recovery of MGP remediation costs. It reiterated its position that such costs should be deferred and amortized and recovered, without carrying costs, in future rate cases. Since the timing and recovery of MGP remediation costs will be affected by the biennial rate case cycle and WE's proposed merger related rate freeze, the timing and magnitude of remediation expenditures, and their recovery during the period to 2001, may be affected.

Plans for the construction and financing of future additions to utility plant can be found elsewhere in this report in MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - "LIQUIDITY AND CAPITAL RESOURCES - Capital Requirements 1997-2001."

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and
  the Stockholders of Wisconsin Energy Corporation

In our opinion, the consolidated financial statements appearing on pages A-29 through A-53 of this report present fairly, in all material respects, the financial position of Wisconsin Energy Corporation and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.






/s/Price Waterhouse LLP
-----------------------
PRICE WATERHOUSE LLP


Milwaukee, Wisconsin
January 29, 1997

MARKET FOR COMMON EQUITY AND RELATED
STOCKHOLDER MATTERS

COMMON STOCK LISTING AND TRADING

Wisconsin Energy Corporation ("WEC") common stock is listed on the New York Stock Exchange. The ticker symbol is WEC. Daily trading prices and volume can be found in the "NYSE Composite" section of most major newspapers, usually abbreviated as WiscEn or WiscEngy.


NUMBER OF COMMON STOCKHOLDERS

As of year-end 1996, based on the number of Wisconsin Energy Corporation stockholder accounts, there were 97,215 registered stockholders.


DIVIDENDS AND COMMON STOCK PRICES

Dividend Policy of WEC

Dividends on WEC common stock, as declared by the Board of Directors, are normally paid on or about the first day of March, June, September and December.

RANGE OF WEC COMMON STOCK PRICES AND DIVIDENDS

  ============================================================================
                          1996              |               1995
  ------------------------------------------|---------------------------------
   Quarter      High      Low     Dividend  |     High      Low     Dividend
  ------------------------------------------|---------------------------------
   First      $32       $27-1/4    $ .3675  |   $28-1/4   $25-1/2    $ .3525
   Second      28-7/8    26          .38    |    29        26-3/4      .3675
   Third       29-1/8    26-3/8      .38    |    28-1/2    26-1/8      .3675
   Fourth      28-3/8    26-1/8      .38    |    30-7/8    28          .3675
  ------------------------------------------|---------------------------------
   Year       $32       $26        $1.5075  |   $30-7/8   $25-1/2    $1.4550
  ============================================================================

WE Common Stock Dividends

The amount of cash dividends declared on Wisconsin Electric Power Company's ("WE") Common Stock during the two most recent fiscal years are set forth below. Dividends were paid to WE's sole common stockholder, WEC.

  ============================================================================
                                  Quarter               Total Dividend *
  ----------------------------------------------------------------------------
             1996                    1                   $ 40,455,444
                                     2                   $ 42,478,000
                                     3                   $ 42,478,000
                                     4                   $ 42,478,000
  ----------------------------------------------------------------------------
             1995                    1                   $ 38,208,667
                                     2                   $ 40,455,444
                                     3                   $ 40,455,444
                                     4                   $ 40,455,444
  ============================================================================
  * Includes dividends paid by Wisconsin Natural Gas Company in 1995.

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

DIVIDEND POLICY OF PRIMERGY

In accordance with the provisions of the Merger Agreement between WEC and Northern States Power Company ("NSP") to form Primergy Corporation ("Primergy"), each share of WEC common stock will become 1.0 share of Primergy common stock and each share of NSP common stock will be converted into 1.626 shares (the "Ratio") of Primergy common stock upon consummation of the Transaction. It is anticipated that Primergy will adopt NSP's common share dividend payment level adjusted for the Ratio. NSP currently pays $2.76 per share annually while WEC's annual dividend rate is currently $1.52 per share. Based on the Ratio and NSP's current dividend rate, the pro forma dividend rate for Primergy would be $1.70 per share at December 31, 1996. However, no assurance can be given that such dividend rate will be in effect or will remain unchanged, and Primergy reserves the right to increase or decrease its dividend as may be required by law or contract or as may be determined by the Primergy Board of Directors, in its discretion, to be advisable.
Declaration and timing of dividends on Primergy common stock will be a business decision to be made by the Primergy Board from time to time based upon the results of operations and financial condition of Primergy and its subsidiaries and such other business considerations as the Primergy Board considers relevant in accordance with applicable laws. Additional information concerning the proposed merger of WEC and NSP may be found in MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION - "FACTORS AFFECTING RESULTS OF OPERATIONS - Merger Agreement with Northern States Power Company" and in Note B - "Mergers" in the NOTES TO FINANCIAL STATEMENTS.


BUSINESS OF THE COMPANY

Wisconsin Energy Corporation is a holding company with subsidiaries in utility and non-utility businesses. Its principal subsidiary is Wisconsin Electric Power Company ("WE").

WE engages in the generation, transmission, distribution and sale of electric energy in an area of about 12,000 square miles in southeastern Wisconsin, the east central and northern portions of Wisconsin, and the Upper Peninsula of Michigan. The total area's estimated population is approximately 2.3 million, which includes metropolitan Milwaukee. WE also purchases natural gas, transports gas to Wisconsin through pipeline companies and distributes and sells it in a territory of about 2,800 square miles in the area west and southwest of Milwaukee, the Appleton area, and the Prairie du Chien area. WE also provides steam service for heating and manufacturing processes to about 500 customers in the Milwaukee area.

Wispark Corporation; Witech Corporation; Wisvest Corporation; Minergy Corp.; Badger Service Company; Custometrics, LLC and Wisconsin Michigan Investment Corporation are subsidiaries devoted primarily to stimulating economic growth in the Wisconsin Electric service area and to capitalizing on diversified investment opportunities for stockholders.

DIRECTORS AND OFFICERS

DIRECTORS

The information under "Proposal 1: Election of Directors" in WEC's definitive proxy statement dated March 14, 1997, attached hereto, is incorporated herein by reference.

OFFICERS

(Figures in parenthesis indicate age and years of service with WEC and/or its subsidiaries as of December 31, 1996.)


Officers of Wisconsin Energy Corporation

Richard A. Abdoo (52;21)
Chairman of the Board,
President and Chief Executive Officer

Francis Brzezinski (45;7)
Vice President

Richard R. Grigg (48;26)
Vice President

Calvin H. Baker (53;5)
Treasurer and Chief Financial Officer

Ann Marie Brady (44;8)
Corporate Secretary

Anne K. Klisurich (49;24)
Controller

Thomas H. Fehring (49;26)
Assistant Corporate Secretary

Gordon A. Willis (58;35)
Assistant Treasurer

Officers of Wisconsin Electric Power Company

Richard A. Abdoo (52;21)
Chairman of the Board
and Chief Executive Officer

Richard R. Grigg (48;26)
President, Chief Operating Officer
and Chief Nuclear Officer

David K. Porter (53;27)
Senior Vice President

Calvin H. Baker (53;5)
Vice President - Finance
and Chief Financial Officer

Ann Marie Brady (44;8)
Corporate Secretary
and Vice President - External Affairs

Francis Brzezinski (45;7)
Vice President -
Business Development

Charles T. Govin, Jr. (50;18)
Vice President - Electric and Gas Operations

Kristine M. Krause (42;18)
Vice President - Fossil Operations

Kristine A. Rappe (40;14)
Vice President - Customer Services

Anne K. Klisurich (49;24)
Controller

Gordon A. Willis (58;35)
Treasurer

Joyce Feaster (34;12)
Assistant Treasurer

Thomas H. Fehring (49;26)
Assistant Corporate Secretary

Scott A. Patulski (47;25)
Site Vice President -
Point Beach Nuclear Plant

APPENDIX B

March 14, 1997

Dear Wisconsin Energy Stockholder:

At Wisconsin Energy Corporation, performing well on the basics is necessary for success now and in the future.

What are the basics? An energy business builds success by providing low-cost energy produced in plants that are operated and maintained in an environmentally sound manner. Then, the energy must be delivered reliably and with superior customer service. Our focus is, and must always be, on our customer.

Improving each one of those fundamentals is a continuing process for any company, but especially for companies in an industry changing as fast as the electric industry.


A Challenging Year

With a long tradition of success, we are moving quickly and decisively to address certain performance issues. I am committed to sharpening our focus on areas of vital importance to our corporation -- nuclear operations, environmental performance, customer service and stockholder value.

Wisconsin Energy set high expectations for 1996. Frankly, we did not meet these expectations in every instance.

Earnings in 1996 were $1.97 per share, compared with a record $2.13 per share in 1995. On April 24, 1996, the board of directors approved an increase in the quarterly dividend, to an annualized $1.52 per share from $1.47 per share. In 1996 we increased our dividend for the 36th consecutive year and we continued our record of exceeding the industry average in terms of dividend growth for companies similar to ours. The 10-year average dividend growth rate for Wisconsin Energy was 5.6 percent, compared with 2.7 percent for the utility industry (See chart on page 4).

We continued to reduce our non-fuel operation and maintenance expense in our electric operations. The trend of declining costs is noted in the chart on page 3. Over the past three years, non-fuel operation and maintenance costs, excluding accounting for conservation expenditures, have dropped about $48 million.

The Public Service Commission of Wisconsin ordered a $42.5 million rate decrease for 1996. As a result, most of the savings in our electric operation and maintenance expenses are providing an immediate benefit to our customers rather than Wisconsin Energy stockholders.

At the same time, the performance of our gas operations remained strong, boosted in part by the economies gained by merging Wisconsin Natural with Wisconsin Electric. Operating income for gas operations grew more than $1 million in 1996.

Employees in our nuclear business unit had a challenging year. The U.S. Nuclear Regulatory Commission cited us for violations in two ways: forfeitures and a trending letter as notice of unacceptable performance. Though our 1996 performance was clearly not up to our standards, or that of the U.S. Nuclear

Regulatory Commission, we are working toward operational excellence at Point Beach. We have spent a significant amount of time evaluating and revising our work policies. One of our strengths has been the high-quality individuals who operate and maintain Point Beach. The knowledge, skills and abilities of our employees allowed us to be an industry leader in the past. We have not lost that collective intelligence or capability; we are applying our talent to achieve operational excellence measured by the best performers in the industry today.

Wispark, our real estate subsidiary, completed its most successful year, becoming one of the most active industrial building developers in the Chicago and Milwaukee areas. The facilities developed by this subsidiary are adding to our energy revenues.

Minergy, a subsidiary established to market techniques for making products from recycled materials, is building a plant in Neenah, Wis., where paper sludge from several paper companies in the area will be made into a glass aggregate product used by the construction industry. Additionally, Minergy recently acquired an interest in an existing plant in the Netherlands which allows us to expand our technology into international markets. For its efforts, Minergy won an American Academy for Environmental Engineering Award and a Governor's Waste Reduction and Recycling Award.


Investing in the Basics

During 1996, we renewed our attention to the basics of serving customers better. Many steps we took were not easy, and not every job is complete. However, we are optimistic that our actions will pay long-term benefits for you as a stockholder, as well as for our customers and employees.

Part of our investment in basics is tied directly to our employees. We are investing in our employees through expanded training to broaden their skills. Additionally, employee benefits are being revised to better meet their needs and enhance our ability to attract and retain a talented and diverse workforce.

Several achievements deserve particular mention:

* Wisconsin Electric enhanced its reputation for reliable service. The number of times per year our average customer is without service is the lowest in the industry over the past five years. In addition, we reduced the average amount of time an outage lasts when it does occur. To ensure continued reliability, we rebuilt nearly 200 more miles of our electric distribution system. In our gas operations, we are an industry leader in emergency response time.

* For the second consecutive year, Pleasant Prairie Power Plant ranked nationally among the top 10 fossil fuel plants for lowest cost per megawatt-hour. Additionally, two Oak Creek Power Plant units were ranked nationally among the top 10 for efficiency. We also acquired the Milwaukee County Power Plant in 1996, expanding our electric and steam service.

* In a first-of-its-kind collaborative approach, we brought several state and federal natural resource agencies together to reach agreement on the relicensing of eight dams in Michigan's Upper Peninsula and northeastern Wisconsin, allowing us to continue profitable operation of the hydroelectric system and protect associated land and water resources for an additional 40 years.

* Our total non-fuel operation and maintenance expenses have decreased each year from 1993's high of $550 million to $494 million in 1996. In our fossil operations, we have reduced our non-fuel operation and maintenance costs from about $7 per megawatt-hour to just over $4 per megawatt-hour.

* We consolidated six call centers into one new Customer Contact Center, which is helping improve our response times and overall service. The average call wait time dropped significantly in 1996. Our goal is to answer 80 percent of customer calls within 20 seconds.

Many of these accomplishments would not have been possible without strong labor-management cooperation and understanding. The concept of incentive-based pay moved beyond management with one of our labor unions joining the program in 1996. In addition, we formed joint union-management governance structures in each of our business units and corporate center to complement our Corporate Joint Governance Committee. They are focusing our operations on achieving positive results and meeting mutual interests. Joint union-management committees recommended a new managed-care medical option for greater flexibility and cost control, a financial planning program to help employees make better choices, and a health management program to improve employees' health while improving the company's bottom line. With the support of our union business managers, our union-management relationship is closely aligning our human resources activities with the dynamics of today's business environment.


Opportunities in the Future

Enhancing stockholder value is the objective of every corporation. At Wisconsin Energy, we believe that by providing the customer with superior value, we will, in turn, provide the stockholders with superior value.

To that end, we have merged our gas and electric business to leverage opportunities for growth. We now provide energy solutions to our customers under the Energy Plus name, and are working closely with our customers to gain long-term relationships that are beneficial to both our customers and our stockholders.

We are selectively adding capability to our electric transmission grid as well as preparing our power plants for a competitive environment. In natural gas operations, we continue unprecedented expansion. In 1996, we proposed the single largest natural gas territory expansion in company history, making application to serve 6,600 customers in 11 townships in northeastern Wisconsin by adding 450 miles of gas main. We expect the Public Service Commission of Wisconsin to issue a decision in the first half of 1997.

Wisconsin Energy's future success will be measured against a new standard -- the competition. The successful energy company of the 21st century must be lean, quick and focused on the basics of serving customers better than its competitors. We are convinced that an energy marketplace where customers can choose the company that provides their energy service is desirable and inevitable.

To prepare, we continue our efforts to complete the merger with Northern States Power Company. The merger will expand our customer base, provide efficiencies to help reduce costs and give us greater access to other sources of clean, low-cost generation. As a stockholder, you will be an owner of a more efficient company with greater earnings potential. In addition, upon approval of the merger, it is expected that dividends will increase approximately $20 million, a boost of about 12 percent.

We continue to prepare for tomorrow's electric power industry, and we are effectively addressing the challenges that surface along the way. By paying attention to the basics now, we are solidifying our position for the future and working to distinguish Wisconsin Energy as a superior choice for customers and investors.

We hope you share our commitment to basic values -- and our enthusiasm for the future's opportunities.


Sincerely,


/s/Richard A. Abdoo

Richard A. Abdoo

                           Answers to your Questions

How are the changes in the utility industry affecting the price of utility stocks?

The return to stockholders of electric utility stocks significantly lagged behind the returns of most other U.S. industries during 1996. Uncertainty and a perception of greater risk are being created by competitive pressures. Generally, the perception of increased risk is reflected by the financial markets through lower stock prices.


How does WEC's stock performance compare with the industry average?

When looking at the cumulative performance over the last five years, the total return to WEC stockholders has lagged that of the S&P 500 and of our own self-defined peer group. However, the cumulative total return to WEC stockholders was essentially the same as that of the average combination electric and natural gas utility over the same period. Total return to stockholders is a performance measurement that takes into account dividends paid and share price changes. A $100 investment in WEC common stock on 12/31/91 was worth $132.91 after five years. A similar $100 investment in an index of investor-owned combination electric and gas utilities would have been worth $135.74 at year-end 1996. We are not satisfied with average performance -- our goal is to do far better in the future.


What is the outlook for 1997 and beyond?

Our financial strength remains fundamentally sound. We have low rates, a low-cost structure and a strong balance sheet. Our bond ratings, AA+ and Aa2, continue to be among the best in the industry. We believe we have positioned the company to succeed well in a competitive energy marketplace. With our low-cost structure, we believe we can significantly increase our market share after the marketplace opens to greater competition.

For the short-term, we are still facing the challenges presented by the Public Service Commission of Wisconsin imposed rate decreases, as well as the difficulties we have experienced at Point Beach Nuclear Plant. As a result, we expect 1997 to be every bit as challenging as 1996 proved to be.


Will dividends increase?

The company has increased its dividend in each of the last 36 years. At this time, we anticipate another dividend increase during 1997. In addition, the merger with Northern States Power Company is anticipated to result in a further increase in the dividend for WEC stockholders. Primergy anticipates adopting the Northern States Power Company dividend, which is currently $1.70 per share after adjusting for the exchange ratio.


When do you anticipate the merger will be completed?

Although it's difficult at this time to predict when we will receive final approval, we hope to complete the merger by mid-1997. We believe the legitimate concerns of all parties have been addressed, and that the evidence of the merger's benefits are clear. We remain confident that the regulatory agencies reviewing the merger will find the benefits as compelling as we do and ultimately give their approval.

APPENDIX C

This appendix provides a narrative description of the differences between the electronic format document and the printed copy relating to the substantive graphic or image material contained in the proxy statement.


1. Under the heading "The Board of Directors and Corporate Governance", a black and white photograph of each nominee and director appears immediately to the left of the narrative of each respective nominee and director. The photographs appear on pages 1 and 2 of the printed copy.


2. Under the heading "Performance Graph", the table in the electronic format document represent datapoints for the graph labeled "Five-Year Cumulative Total Return", a paper copy of which is being filed supplementally to the Branch Chief in the Division of Corporation Finance. The performance graph appears on page 17 of the printed copy.









































                                      C-1